Exhibit 99.2

Bionomics Limited

Scheme Booklet

for a scheme of arrangement in relation to the proposed acquisition by Neuphoria Therapeutics Inc. of the ordinary shares in Bionomics Limited (ACN 075 582 740).

The Bionomics Directors unanimously recommend that you vote in favour of the Scheme, subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Bionomics Shareholders.

This is an important document and requires your urgent attention.

If you are in any doubt as to how to deal with this Scheme Booklet, please consult your legal, financial, taxation or other professional adviser. If you have any general questions relating to the Scheme, please call the Bionomics Shareholder Information Line on 1300 850 505 (within Australia) or +61 3 9415 4000 (outside Australia) on Monday to Friday between 8.30am and 5.00pm (Sydney time).

Please disregard this Scheme Booklet if you have recently sold all your Bionomics Shares (including as represented by American Depositary Shares) or no longer hold any Bionomics Shares.

Australian legal adviser to Bionomics	US legal adviser to Bionomics

Important Notices

Nature of this booklet

This Scheme Booklet is important. Bionomics Shareholders should carefully read this Scheme Booklet in its entirety before making a decision on how to vote on the Scheme.

The purpose of this Scheme Booklet is to explain the terms of the Scheme, the manner in which the Scheme will be considered and implemented (if all of the conditions to the Scheme are satisfied or (if permitted) waived) and to provide such information as is prescribed or otherwise material for Bionomics Shareholders when deciding how to vote on the Scheme. This document includes the explanatory statement required by section 412(1) of the Corporations Act in relation to the Scheme.

This Scheme Booklet is not a disclosure document required by Chapter 6D or Part 7.9 of the Corporations Act. Section 708(17) of the Corporations Act provides that an offer of securities does not require disclosure to investors if it is made under a compromise or arrangement under Part 5.1 of the Corporations Act and approved at a meeting held as a result of an order under section 411(1) or (1A) of the Corporations Act.

If you have sold all your Bionomics Shares (including as represented by American Depositary Shares), please disregard this Scheme Booklet.

RESPONSIBILITY FOR INFORMATION

Bionomics has been solely responsible for preparing the Bionomics Information. The information concerning Bionomics and the intentions, views and opinions of Bionomics and the Bionomics Directors contained in this Scheme Booklet has been prepared by Bionomics and is the responsibility of Bionomics. None of Neuphoria, its Related Bodies Corporate, or their respective directors, officers, employees or advisers have verified any of the Bionomics Information, and none of them assume any responsibility for the accuracy or completeness of any of the Bionomics Information.

Neuphoria has been solely responsible for preparing the Neuphoria Information. The information concerning Neuphoria and the intentions, views and opinions of Neuphoria contained in this Scheme Booklet, has been prepared by Neuphoria and is the responsibility of Neuphoria. None of Bionomics, its Related Bodies Corporate, or their respective directors, officers, employees or advisers have verified any of the Neuphoria Information, and none of them assume any responsibility for the accuracy or completeness of any of the Neuphoria Information.

The Independent Expert, Findex Corporate Finance (Aust) Ltd, has prepared the Independent Expert’s Report and takes responsibility for that report. None of Bionomics, Neuphoria or their respective Related Bodies Corporate, or any of their respective directors, officers, employees or advisers takes any responsibility for the Independent Expert’s Report. The Independent Expert’s Report is set out in Annexure A.

REGULATORY INFORMATION AND ROLE OF ASIC

This document includes the explanatory statement for the Scheme between Bionomics and the Scheme Participants for the purposes of section 412(1) of the Corporations Act. A copy of the Scheme is included in this Scheme Booklet as Annexure B.

A draft of this Scheme Booklet has been provided to ASIC in accordance with section 411(2) of the Corporations Act. It was then registered by ASIC under section 412(6) of the Corporations Act before being sent to Bionomics Shareholders.

ASIC has been requested to provide a statement, in accordance with section 411(17)(b) of the Corporations Act, that it has no objection to the Scheme. ASIC’s policy in relation to statements under section 411(17)(b) of the Corporations Act is that it will not provide such a statement until the Second Court Date. This is because ASIC will not be in a position to advise the Court until it has had an opportunity to observe the entire process of the Scheme.

If ASIC provides that statement, it will be produced to the Court at the Second Court Hearing. Neither ASIC nor any of its officers takes any responsibility for the contents of this Scheme Booklet.

FORWARD LOOKING STATEMENTS

This Scheme Booklet contains both historical and forward- looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements.

All forward looking statements in this Scheme Booklet reflect views only as at the date of this Scheme Booklet, and generally may be identified by the use of forward-looking words such as “believe”, “aim”, “expect”, “anticipate”, “intending”, “foreseeing”, “likely”, “should”, “planned”, “may”, “estimate”, “potential”, or other similar words. Similarly, statements that describe Bionomics, Neuphoria or the Combined Group’s objectives, plans, goals or expectations are or may be forward looking statements. The statements contained in this Scheme Booklet about the impact that the Scheme may have on the results of Bionomics and/or Neuphoria’s operations and the advantages and disadvantages anticipated to result from the Scheme are also forward-looking statements.

Bionomics Shareholders should be aware that there are risks (both known and unknown), uncertainties, assumptions and other important factors that could cause the actual conduct, results, performance or achievements of Bionomics, Neuphoria or the Combined Group to be materially different from the future conduct, results, performance or achievements expressed or implied by such statements or that could cause the future conduct, results, performance or achievements to be materially different from historical conduct, results, performance or achievements. These risks, uncertainties, assumptions and other important factors include, among other things, the risks set out in section 10 of this Scheme Booklet.

None of Bionomics, Neuphoria, or any of their respective Related Bodies Corporate, directors, officers, employees or advisers, or any person named in this Scheme Booklet with their consent, or otherwise involved in the preparation of this Scheme Booklet, give any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Scheme Booklet will actually occur.

Bionomics Shareholders are cautioned about relying on any such forward looking statements. The forward-looking statements in this Scheme Booklet reflect views held only as at the date of this Scheme Booklet. Subject to any continuing obligations under applicable law or the Listing Rules, Bionomics, Neuphoria and their respective directors and officers disclaim any obligation to update any forward-looking statements after the date of this Scheme Booklet, to reflect any change in expectations in relation to those statements or change in events, conditions or circumstances on which a statement is based.

NOT INVESTMENT ADVICE

The information contained in this Scheme Booklet does not take into account the investment objectives, financial situation or particular needs of any individual Bionomics Shareholder or any other person. Before making any investment decision in relation to the Scheme, you should consider, with or without the assistance of an independent securities or other adviser, whether that decision is appropriate in light of your particular investment needs, objectives and financial circumstances. No cooling-off period applies to the acquisition of Neuphoria Shares under the Scheme.

Past performance

You should note that past performance metrics and figures (including any data about past share price of Bionomics and Neuphoria) in this Scheme Booklet are given for illustrative purposes only and cannot be relied upon as an indicator of (and provide no guidance as to) future performance, including future share price of the Combined Group. Any such historical information is not represented as being, and is not, indicative of the view of Bionomics and Neuphoria on their future financial condition and/or performance, nor the future financial condition or performance of the Combined Group.

FOREIGN JURISDICTIONS

The release, publication or distribution of this Scheme Booklet in jurisdictions other than Australia may be restricted by law or regulation in such other jurisdictions and persons outside Australia who come into possession of this Scheme Booklet should observe any such restrictions. Any failure to comply with such restrictions may constitute a violation of applicable laws or regulations.

This Scheme Booklet has been prepared in accordance with Australian law. No action has been taken to register or qualify this Scheme Booklet or any aspect of the Scheme in any jurisdiction outside Australia.

If you are an Ineligible Overseas Shareholder, you will not be entitled to receive Neuphoria Shares. Neuphoria Shares that would otherwise be issued to you under the Scheme will be issued the Sale Agent to be sold on Nasdaq, with the sale proceeds, to be paid to you. Bionomics will pay all brokerage and related costs, levies or fees associated with the sale of Neuphoria Shares through the Sale Facility.

Based on the information available, Bionomics shareholders whose addresses are shown in the register on the Record Date as being in the following jurisdictions will be entitled to receive the Scheme Booklet and have Neuphoria Shares issued to them under the Scheme subject to any qualifications set out below in respect of that jurisdiction:

(i)	Australia;

(ii)	Canada;

(iii)	European Union (excluding Austria and France), where the Bionomics shareholder is a “qualified investor” (as defined in Article 2(e) of the EU Prospectus Regulation) or (ii) the number of other Bionomics shareholders is less than 150;

(iv)	France, where the Bionomics shareholder is a “qualified investor” (as defined in Article 2(e) of the Prospectus Regulation) and, solely with respect to the issuance of Neuphoria Shares upon completion of the Scheme, the number of other Bionomics shareholders is less than 150;

(v)	Hong Kong;

(vi)	Jersey, where the number of Bionomics shareholders is fewer than 50;

(vii)	Kazakhstan;

(viii)	Mexico, where the number of Bionomics shareholders is less than 100;

(ix)	New Zealand;

(x)	Norway, where (a) Bionomics shareholders are “professional clients” or (b) the number of non-professional clients is less than 150;

(xi)	Singapore;

(xii)	South Africa;

(xiii)	South Korea, where (a) Bionomics shareholders are “accredited investors” (as defined in the Financial Investment Services and Capitals Markets Act of Korea) or (b) the number of other Bionomics shareholders is less than 50;

(xiv)	Switzerland;

(xv)	United Kingdom;

(xvi)	United States; and

(xvii)	any other person or jurisdiction in respect of which Bionomics reasonably believes that it is not prohibited and not unduly onerous or impractical to issue Neuphoria Shares to a Bionomics shareholder with a registered address in such jurisdiction.

Nominees and custodians who hold Bionomics shares on behalf of a beneficial owner resident outside Australia, Canada, Hong Kong, Kazakhstan, New Zealand, Singapore, South Africa, Switzerland, United Kingdom and the United States may not forward this Scheme Booklet (or any accompanying document) to anyone outside these countries without the consent of Bionomics, except nominees and custodians may forward the Scheme Booklet to any beneficial shareholder in the European Union (excluding Austria) who is a “qualified investor” (as defined in Article 2(e) of the Regulation (EU) 2017/1129 of the European Parliament and the Council of the European Union). A Shareholder whose address shown in the Bionomics Share Register is in a jurisdiction outside the Eligible Jurisdictions will be deemed to be an Ineligible Overseas Shareholder for the purposes of the Scheme. Shareholders who are deemed to be Ineligible Overseas Shareholders should refer to Section 6.5 for more information.

This Scheme Booklet does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction in which, or to any person to whom, it would not be lawful to make such an offer or solicitation.

See Section 12.11 for further information on legal restrictions outside Australia on the distribution of the Scheme Booklet and participation in the Scheme.

Notice to Shareholders in the United States

The Neuphoria Shares have not been registered under the US Securities Act or the securities laws of any state or other jurisdiction of the United States. Instead, Neuphoria intends to rely on an exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10) of the US Securities Act in connection with the consummation of the Scheme and the issuance of Neuphoria Shares. Section 3(a)(10) of the US Securities Act exempts securities issued in exchange for other securities from the general requirement of registration where the terms and conditions of the issuance and exchange have been approved by a court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance at which all persons to whom the securities will be issued have the right to appear. Approval of the Scheme by the Court will be relied upon by Bionomics and Neuphoria for the purposes of qualifying for the Section 3(a)(10) exemption.

This Scheme Booklet has not been filed with, or reviewed by, the US Securities and Exchange Commission or any US state securities authority and none of them has passed upon the merits of the Scheme or the accuracy, adequacy or completeness of this Scheme Booklet. Any representation to the contrary is a criminal offence.

Bionomics Shareholders in the United States should note that the Scheme will be conducted in accordance with the laws of Australia. As a result, it may be difficult for you to enforce your rights, including any claim you may have arising under US federal securities laws, as Bionomics is incorporated in Australia and some of its officers and directors are resident in Australia. As such, you may not be able to take legal action against Bionomics or its officers and directors in Australia for violations of US securities laws and it may be difficult to compel Bionomics and its officers and directors to subject themselves to a US court’s judgement.

IMPORTANT NOTICE ASSOCIATED WITH COURT ORDER

The fact that, under subsection 411(1) of the Corporations Act, the Court has ordered that the Scheme Meeting be convened does not mean that the Court:

●	has formed any view as to the merits of the proposed Scheme or as to how Bionomics Shareholders should vote (on this matter, Bionomics Shareholders must reach their own decision); or

●	has prepared, or is responsible for the content of, the Scheme Booklet.

The order of the Court that the Scheme Meeting be convened is not, and should not be treated as, an endorsement by the Court of, or any other expression of opinion by the Court on, the Scheme.

NOTICE OF Scheme Meeting

The Notice of Scheme Meeting is set out in Annexure D.

NOTICE OF SECOND COURT HEARING

At the Second Court Hearing, the Court will consider whether to approve the Scheme following the vote at the Scheme Meeting.

Any Bionomics Shareholder may appear at the Second Court Hearing, which is expected to be held on Monday 16 December 2024 at the Supreme Court of New South Wales.

Any Bionomics Shareholder who wishes to oppose approval of the Scheme at the Second Court Hearing may do so by filing with the Court and serving on Bionomics a notice of appearance in the prescribed form together with any affidavit that the Bionomics Shareholder proposes to rely on.

The notice of appearance and affidavit must be served on Bionomics at its address for service at least three days before the Second Court Hearing. The postal address for service is 200 Greenhill Road, Eastwood SA 5063, Australia.

implied value

Scheme Participants (other than Ineligible Overseas Shareholders and Electing Small Parcel Holders) will receive their Scheme Consideration as Neuphoria Shares. Any reference to the implied value of the Scheme Consideration should not be taken as an indication that the implied value is fixed. The implied value of the Scheme Consideration will vary with the market price of Neuphoria Shares.

If you are an Ineligible Overseas Shareholder or an Electing Small Parcel Holder, this also applies to the Neuphoria Shares which will be issued to the Sale Agent and sold on Nasdaq by the Sale Agent. The amount of cash remitted to you from the net sale proceeds will depend on the market price of Neuphoria Shares at the time of sale by the Sale Agent.

TAX IMPLICATIONS OF THE Scheme

If the Scheme becomes Effective and is implemented, there will be tax consequences for Scheme Participants which may include tax being payable on any gain on disposal of Bionomics Shares unless potentially capital gains tax roll-over relief applies.

For further detail about the general US and Australian tax consequences of the Scheme, refer to section 11 of this Scheme Booklet. The tax treatment may vary depending on the nature and characteristics of each Bionomics Shareholder and their specific circumstances. Accordingly, Bionomics Shareholders should seek professional tax advice in relation to their particular circumstances.

PRIVACY

Bionomics and Neuphoria may need to collect personal information in connection with the Scheme.

The personal information may include the names, contact details and details of holdings of Bionomics Shareholders, together with contact details of individuals appointed as proxies, attorneys or corporate representatives for the Scheme Meeting. The collection of some of this information is required or authorised by the Corporations Act.

The primary purpose of the collection of personal information is to assist Bionomics and Neuphoria to conduct the Scheme Meeting and implement the Scheme.

The information may be disclosed to Bionomics, Neuphoria, and their respective Related Bodies Corporate and advisers, print and mail service providers, share registries, securities brokers and any other service provider to the extent necessary to promote and effect the Scheme.

Bionomics Shareholders who are individuals, and other individuals in respect of whom personal information is collected, have certain rights to access the personal information collected about them. Bionomics Shareholders may contact the Share Registry if they wish to exercise these rights.

If the information outlined above is not collected, Bionomics and Neuphoria may be hindered in, or prevented from, conducting the Scheme Meeting or implementing the Scheme. Bionomics Shareholders who appoint an individual as their proxy, attorney or corporate representative to vote at the Scheme Meeting should inform that individual of the matters outlined above.

RIGHT to inspect share register

Bionomics Shareholders have the right to inspect the Share Register which contains the name and address of each Bionomics Shareholder and certain other prescribed details relating to Bionomics Shareholders, without charge.

Bionomics Shareholders also have the right to request a copy of the Share Register upon payment of a fee (if any) up to a prescribed amount.

Bionomics Shareholders have these rights by virtue of section 173 of the Corporations Act.

EXTERNAL WEBSITES

Unless expressly stated otherwise, the content of Bionomics’ website and Neuphoria’s website does not form part of this Scheme Booklet and Bionomics Shareholders should not rely on any such content.

Defined terms

Capitalised terms used in this Scheme Booklet (other than in the Annexures which accompany this Scheme Booklet) are defined in the Glossary in section 13 of this Scheme Booklet or otherwise in the sections in which they are used.

Section 13 of this Scheme Booklet also sets out rules of interpretation which apply to this Scheme Booklet.

Financial amounts

All financial amounts in this Scheme Booklet are expressed in Australian currency, unless otherwise stated.

Charts and diagrams

Any diagrams, charts, graphs and tables appearing in this Scheme Booklet are illustrative only and may not be drawn to scale. Unless otherwise stated, all data contained in diagrams, charts, graphs and tables is based on information available at the date of this document.

Rounding

A number of figures, amounts, percentages, prices, estimates, calculations of value and fractions in this Scheme Booklet are subject to the effect of rounding. Accordingly, the actual calculation of figures, amounts, percentages, prices, estimates, calculations of value and fractions may differ from the figures, amounts, percentages, prices, estimates, calculations of value and fractions set out in this Scheme Booklet. Any discrepancies between totals in tables or financial information, or in calculations, graphs or charts are due to rounding.

Time

A reference to time in this Scheme Booklet is to Sydney, Australia time, unless otherwise indicated.

DATE OF THIS SCHEME BOOKLET

This Scheme Booklet is dated 8 November 2024.

Contents Page

Important Notices	2

Key dates and times	10

What you should do	11

Key reasons to vote for and against the Scheme	12

Letter from the Chair of the Bionomics Board	13

1.	Overview of the Scheme	16

2.	Frequently asked questions	22

3.	How to vote	31

4.	Considerations relevant to your vote	33

5.	Implementation of the Scheme	39

6.	Scheme Consideration	47

7.	Information about Bionomics	50

8.	Information about Neuphoria	62

9.	Overview of the Combined Group	73

10.	Risk factors	76

11.	Taxation	78

12.	Additional information	90

13.	Glossary	103

Corporate Directory	111

Schedule 1	112

Annexure A – Independent Expert’s Report	135

Annexure B – Scheme	136

Annexure C – Deed Poll	148

Annexure D – Notice of Scheme Meeting	154

Key dates and times

Event	Date
Deadline for receipt by the Share Registry of Proxy Forms, powers of attorney or appointments of corporate representatives for the Scheme Meeting (Proxy Cut-Off Date)	8.30am (Sydney time) Tuesday 10 December 2024
Time and date for determining eligibility to vote at the Scheme Meeting (Voting Entitlement Time)	5.00pm (Sydney time) Tuesday 10 December 2024
Scheme Meeting	8.30am (Sydney time) Thursday 12 December 2024
Last day to reposition Shares between the Australian principal and United States branch share registers	Friday, 13 December 2024
Election date: Last date by which the Share Registry must receive an election from Small Parcel Holders who wish to opt in to participating in the Sale Facility, or withdraw a previous election made	5.00pm on Friday, 13 December 2024
Second Court Hearing for approval of the Scheme	3.00pm Monday 16 December 2024
Close of ADS books (i.e. cessation of issuance and cancellation)	Friday 13 December 2024
Effective Date of the Scheme	Monday 16 December 2024
Record Date: Time and date for determining entitlements to the Scheme Consideration	5.00pm (Sydney time) Tuesday 17 December 2024
Scheme Implementation	Tuesday 24 December 2024
Commencement of trading of Neuphoria Shares on Nasdaq	Expected to commence promptly following the Implementation Date

All times and dates in the above timetable are references to the time and date in Sydney, Australia. All dates following the date of the Scheme Meeting are indicative only and, amongst other things, are subject to all necessary approvals from the Court and ASIC and any other relevant government agency, and any other conditions to the Scheme having been satisfied or, if applicable, waived. Any changes to the above timetable will be announced on Bionomics’ website at https://www.bionomics.com.au/.

What you should do

STEP 1: READ THIS SCHEME BOOKLET

This is an important document and requires your immediate attention. It contains information that is material to Bionomics Shareholders in making a decision on whether or not to vote in favour of the Scheme.

You should read this Scheme Booklet in its entirety, including the Independent Expert’s Report, before making a decision on how to vote in relation to the Scheme.

If you are in any doubt as to what you should do with this Scheme Booklet, please consult your legal, financial, tax or other professional adviser. If you have any general questions relating to the Scheme, please call the Bionomics Shareholder Information Line on 1300 850 505 (within Australia) or +61 3 9415 4000 (outside Australia) on Monday to Friday between 8.30am and 5.00pm (Sydney time).

STEP 2: VOTE AT THE SCHEME MEETING

If you are registered as a Bionomics Shareholder by the Share Registry at the Voting Entitlement Time, which is 5.00pm (Sydney time) on Tuesday 10 December 2024, you will be entitled to vote at the Scheme Meeting.

If you are entitled to vote at the Scheme Meeting, it is important that you vote. This is because the Scheme must be passed by a majority in number (more than 50%) of Bionomics Shareholders who are present and voting at the Scheme Meeting, by person or by proxy, and at least 75% of the votes cast at the Scheme Meeting.

The Scheme Meeting will be held at 8:30 am Sydney time on Thursday 12 December 2024 / 4:30 pm New York time on Wednesday 11 December 2024 via Bionomics’ online meeting platform at https://meetnow.global/MCKR7AV.

Further details about the Scheme Meeting are set out in the Notice of Scheme Meeting contained in Annexure D of this Scheme Booklet.

You should note that implementation of the Scheme is subject to a number of other Scheme Conditions which must be satisfied or waived (where capable of waiver) before the Scheme can be implemented. So, the Scheme may not proceed even if the Scheme is approved by Bionomics Shareholders at the Scheme Meeting. The Scheme Conditions are summarised in detail in section 5.3 of this Scheme Booklet.

Please refer to section 3 of this Scheme Booklet for a summary of voting procedures for the Scheme Meeting.

STEP 3: IF YOU ARE A SMALL PARCEL HOLDER, CONSIDER WHETHER TO OPT IN TO PARTICIPATE IN THE SALE FACILITY

If you are registered as the holder of fewer than 200,000 Bionomics Shareholder on the Record Date (and you are not an Ineligible Overseas Shareholder), you will be a Small Parcel Holder. As a Small Parcel Holder you have the option to opt in to participate in the Sale Facility, which will mean that the Neuphoria Shares to which you would otherwise be entitled to receive as a Scheme Participant will be issued to the Sale Agent and sold on your behalf. Your share of the sale proceeds of all the Neuphoria Shares in the Sale Facility will then be paid to you, and Bionomics will pay the brokerage and other costs of the Sale Facility.

If you want to opt in to participate then you will need to complete and return the Election Form. Participation is optional, and if you do not return the Election Form then you will not participate in the Sale Facility and you will receive Neuphoria Shares as the Scheme Consideration on the same basis as all other Bionomics Shareholders (assuming the Scheme becomes Effective).

The decision whether to opt in to the Sale Facility is separate to your decision as to how to vote on the Scheme. Relevant considerations for your Sale Facility election decision are set out in section 1.3.

Key reasons to vote for and against the Scheme

Reasons to vote in favour of the Scheme

✓	Directors’ unanimous recommendation[1]
✓	The Independent Expert has concluded that the Scheme is in the best interests of Bionomics Shareholders
✓	Increased alignment with prominent US pharmaceutical companies
✓	US corporate structure that should increase the company’s attractiveness to potential strategic partners or acquirers
✓	Improved marketability to US institutional investors
✓	Increased attractiveness to a broader US investor pool who previously could not invest in non-US companies
✓	Simplified corporate structure that will decrease administrative costs, including compliance and auditing costs
✓	Eliminate administrative fees payable under Bionomics’ American Depositary Receipt program
✓	Facilitate engagement with the US Food and Drug Administration and enhance regulatory pathway
Reasons why you might decide to vote in favour of the Scheme are set out in more detail in section 4 of this Scheme Booklet

Potential reasons to vote against the Scheme

✗	You may disagree with the Directors and the Independent Expert
✗	Change in legal jurisdiction and differences in shareholders’ rights between Australia and Delaware
✗	The tax consequences of the Scheme may not suit your current financial situation
✗	The future value of Neuphoria Shares may shift with investor sentiment and as such is uncertain
✗	There could be a more litigious environment under Delaware corporate law
✗	The costs of implementing the Scheme
Reasons why you might decide not to vote in favour of the Scheme are set out in more detail in section 4 of this Scheme Booklet.

[1]	Each Bionomics Director, other than Mr Peter Davies, holds Bionomics Options pursuant to the employee equity plan involving Bionomics Options issued to directors and employees of Bionomics. Bionomics Directors who hold Bionomics Options will be asked to enter into an Options Exchange Agreement with Bionomics and Neuphoria and will receive Neuphoria Options under the agreement, as would be the case with (and on identical terms as) any other holder of Bionomics Options. The terms of the Bionomics Options do not contain any vesting conditions that will be affected or triggered by the Scheme. Mr Peter Davies, who does not hold Bionomics Options, considers that, despite these arrangements, it is appropriate for the Bionomics Directors who hold Bionomics Options to make a recommendation on the Scheme Resolution given their role in the operation and management of Bionomics, and that Bionomics Shareholders would wish to know their views in relation to the Scheme Resolution. Those Bionomics Directors also consider that it is appropriate for them to make recommendations on the Scheme Resolution.

Letter from the Chair of the Bionomics Board

Dear Bionomics Shareholder,

On behalf of the Board of Bionomics, I am pleased to provide you with this Scheme Booklet that contains information that you will need to consider in relation to the proposed scheme of arrangement relating to Bionomics.

On 1 October 2024, Bionomics and Neuphoria signed a binding Scheme Implementation Agreement to re-domicile Bionomics from Australia to the United States via a proposed scheme of arrangement between Bionomics and its shareholders that will be governed by Australian law. Implementation of the Scheme is subject to approval of Bionomics’ shareholders and other regulatory and court approvals.

Overview of the Scheme

Bionomics is an Australian corporation and its ordinary shares, in the form of ADSs, have been trading in the United States since listing on the Nasdaq Global Market in December 2021. Each ADS represents 180 ordinary shares of Bionomics.

Should the Scheme be approved by Bionomics shareholders and an Australian court, shareholders of Bionomics (other than Ineligible Overseas Shareholders and Electing Small Parcel Holders, described below) will receive a proportionate number of shares of common stock in Neuphoria, a new parent company that was recently incorporated in the U.S. State of Delaware for purposes of the re-domiciliation. Neuphoria will become the successor issuer to Bionomics and the Neuphoria Shares will be listed on Nasdaq Global Market (Nasdaq), replacing the ADSs of Bionomics. Bionomics will become a wholly-owned subsidiary of Neuphoria.

As a result of the Scheme, current holders of Bionomics Shares and Bionomics ADSs (other than Ineligible Overseas Shareholders and Electing Small Parcel Holders) will own the same proportion of Neuphoria Shares following completion of the Scheme as they owned in Bionomics Shares and Bionomics ADS prior to completion of the Scheme. In other words, there will be no change in the economic interests of Bionomics Shareholders and ADS Holders (except for Ineligible Overseas Shareholders and Electing Small Parcel Holders) in Bionomics’ current assets.

In conjunction with the Scheme, Neuphoria will apply for quotation of the Neuphoria Shares on Nasdaq to succeed the Bionomics ADSs. Once the Scheme is completed, it is anticipated that the Neuphoria Shares will trade on Nasdaq under the ticker symbol “NEUP”.

The Scheme is subject to a range of conditions, including approval by Bionomics shareholders, court approval and Nasdaq approving the listing of Neuphoria. Bionomics and Neuphoria have entered into a Scheme Implementation Agreement relating to the Scheme containing common terms and conditions for a scheme such as this, including mutual representations and warranties.

The re-domiciliation is not expected to result in any material change to Bionomics’ assets, management, operations or strategy.

Ineligible Overseas Shareholders

Where Neuphoria cannot legally offer Neuphoria Shares to holders of Bionomics Shares in certain jurisdictions outside Australia (who in this document are called Ineligible Overseas Shareholders) due to local securities laws, Neuphoria will arrange for a cash payment to those shareholders instead. That cash payment will be funded by the sale of the Neuphoria Shares to which Ineligible Overseas Shareholders are otherwise entitled through the Sale Facility. Please refer to section 5.9 of this Scheme Booklet which describes the Sale Facility for Ineligible Overseas Shareholders in further detail.

Small Parcel Holders and opt-in Sale Facility

Bionomics has an unusual share register, due in part to the fact that its ADSs are quoted on Nasdaq. The Bionomics Shares underlying the ADSs (180 shares per ADS) are all held by a single Shareholder, being the Australian custodian who holds those shares for the ADS Depositary. That custodian currently holds around 95% of all issued Bionomics Shares, on behalf of approximately 500 ADS Holders. As an ADS Holder could in turn hold its ADSs for the benefit of other investors, the exact underlying number of underlying beneficial holders is not known.

The remaining 5% or so of Bionomics Shares are held by around 3,500 registered Bionomics Shareholders. Of those, approximately 3,350 shareholders hold fewer than 200,000 Bionomics Shares, which is a figure that represents a holding worth less than around A$350 (or around US$225) based on the ADS price on the Last Practicable Date (US$0.20). In this Scheme Booklet a Shareholder with fewer than 200,000 shares at the Record Date (and who is not an Ineligible Overseas Shareholder) is termed a Small Parcel Holder. While Small Parcel Holders constitute a relatively large proportion of Bionomics Shareholders by number (due to the single holding of the ADS custodian), they represent only a small proportion of total Bionomics Shares on issue (around 1.5% at the date of this Scheme Booklet).

As part of the Scheme, Small Parcel Holders will by default receive new Neuphoria Shares in exchange for their Bionomics Shares, in the same way as other Scheme Participants. To assist Small Parcel Holders who may want to realise value for their Neuphoria Shares without having to set up a brokerage account to sell US shares on Nasdaq, the Company will allow Small Parcel Holders to opt in to participate in the Sale Facility alongside Ineligible Overseas Shareholders. This would involve those Neuphoria Shares being issued to the Sale Agent, who will sell the sell the shares and distribute the sale proceeds proportionately amongst participating Small Parcel Holders and Ineligible Overseas Shareholders. Participation in the Sale Facility by Small Parcel Holders is entirely optional, but Bionomics will pay the brokerage and other costs of the Sale Agent in relation to the Sale Facility.

If you are a Small Parcel Holder, you can opt in to the Sale Facility by completing a Small Parcel Holder Election Form, which will be sent to you along with the notice of access for the Scheme Booklet and your Proxy Form. Small Parcel Holders who do not wish to participate in the Sale Facility do not have to do anything if they wish to receive Neuphoria Shares, and will automatically receive Neuphoria Shares as Scheme Consideration, as is the case for other Bionomics Shareholders.

Considerations relevant to your decision whether to opt in to the Sale Facility if you are a Small Parcel Holder are set out in section 1.3, and the Directors recommend that you carefully consider whether participation in the Sale Facility would be of benefit to you.

Independent Expert

The Bionomics Board commissioned an Independent Expert, Findex Corporate Finance (Aust) Ltd, to prepare the Independent Expert’s Report in relation to the Scheme.

The Independent Expert has concluded that the advantages of the Scheme outweigh the disadvantages and accordingly the Scheme is in the best interests of Bionomics Shareholders.

The Independent Expert has concluded that the advantages of the Scheme outweigh the disadvantages and accordingly the Scheme is in the best interests of Bionomics Shareholders.The approach taken by the Independent Expert has been to consider the advantages and disadvantages of the Scheme to determine whether the Scheme is in the best interests of Bionomics Shareholders, rather than to undertake a valuation and provide an opinion of whether the Scheme is “fair and reasonable”. This approach is consistent with ASIC Regulatory Guide 111, which provides that in the absence of a change in the underlying economic interests of shareholders or a change of control, an expert should provide an opinion as to whether the advantages of the transaction outweigh the disadvantages. Given that the nature of the transaction is a re-domiciliation transaction involving a newly incorporated head company incorporated solely for the purposes of the Scheme and it does not have any assets or liabilities, there will be no effective change in the underlying economic interests of Bionomics Shareholders in the current assets of Bionomics as a result of the Scheme (other than Ineligible Overseas Shareholders and Electing Small Parcel Holders), and because there will be continuity of the Board of Bionomics, the approach of a ‘best interests’ opinion has been taken in the Independent Expert’s Report.

A copy of the Independent Expert’s Report is contained in Annexure A of this Scheme Booklet.

Directors’ recommendation

After carefully considering the expected advantages and potential disadvantages of the Scheme and considering the Independent Expert’s report, each of Bionomics Director considers the Scheme to be in the best interests of Bionomics Shareholders and recommends that Bionomics Shareholders vote in favour of the Scheme, subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Bionomics Shareholders.2

Subject to these same qualifications, each Bionomics director intends to vote, or procure the voting of, any Bionomics Shares or Bionomics ADS in which he or she has a Relevant Interest in favour of the Scheme.

The interests of Bionomics Directors are disclosed in Section 12.1 of this Scheme Booklet. Bionomics Shareholders should have regard to these interests when considering how to vote on the Scheme Resolution.3

The Bionomics Board unanimously considers the Scheme to be in the best interests of Bionomics Shareholders having regard to anticipated benefits of the Scheme including increasing the Bionomics Group’s visibility and reputation in the pharmaceutical industry and increasing attractiveness to potential investors, simplifying the corporate structure, increasing of the investor pool and enhanced regulatory pathways through direct access to FDA resources. These benefits are summarised in more detail under the heading “Key reasons to vote for and against the scheme” above.

[2]	The interests of Bionomics Directors are disclosed in section 12.1 of this Scheme Booklet. Bionomics Shareholders should have regard to these interests when considering how to vote on the Scheme Resolution. See also disclosure of Directors’ interests in footnote 3 below.
[3]	Each Bionomics Director, other than Mr Peter Davies, holds Bionomics Options pursuant to the employee equity plan involving Bionomics Options issued to directors and employees of Bionomics. Bionomics Directors who hold Bionomics Options will be asked to enter into an Options Exchange Agreement with Bionomics and Neuphoria and will receive Neuphoria Options under the agreement, as would be the case with (and on identical terms as) any other holder of Bionomics Options. The terms of the Bionomics Options do not contain any vesting conditions that will be affected or triggered by the Scheme. Mr Peter Davies, who does not hold Bionomics Options, considers that, despite these arrangements, it is appropriate for the Bionomics Directors who hold Bionomics Options to make a recommendation on the Scheme Resolution given their role in the operation and management of Bionomics, and that Bionomics Shareholders would wish to know their views in relation to the Scheme Resolution. Those Bionomics Directors also consider that it is appropriate for them to make recommendations on the Scheme Resolution.

The Bionomics Board has also considered the disadvantages of the Scheme, including the differences in shareholders’ rights and obligations in a new jurisdiction in the United States, the Scheme potentially not suiting your personal tax and financial situation, the uncertainty of the Scheme Consideration, which depends on the price at which Neuphoria Shares trade on Nasdaq after the Implementation date, the potential for a more litigious environment under Delaware law, and transaction costs of implementing the Scheme.

Further detail on the potential advantages, disadvantages and risks relating to the Scheme can be found in sections 4.1, 4.2 and 10 respectively.

Scheme Meeting

Your vote is important. The Scheme can only be implemented if it is approved by:

●	a majority in number (more than 50%) of Bionomics Shareholders who are present and voting, in person or by proxy, at the Scheme Meeting (unless the Court otherwise orders); and

●	at least 75% of the votes cast at the Scheme Meeting,

and if it is subsequently approved by the Court.

The Scheme Meeting will be held at 8:30 am Sydney time on Thursday 12 December 2024 / 4:30 pm New York time on Wednesday 11 December 2024 via Bionomics’ online meeting platform at https://meetnow.global/MCKR7AV.

Further details about the Scheme Meeting are set out in the Notice of Scheme Meeting contained in Annexure D of this Scheme Booklet.

Should you wish to appoint a proxy to attend and vote on your behalf, please complete and sign the personalised Proxy Form accompanying this Scheme Booklet and return it to the Share Registry in one of the ways set out in the explanatory notes of the Notice of Scheme Meeting contained in Annexure D of this Scheme Booklet, by no later than 8.30am (Sydney time) on Tuesday 10 December 2024.

I strongly encourage you to carefully consider all the information set out in this Scheme Booklet when deciding whether to vote in favour of the Scheme.

If you have any general questions relating to the Scheme, please call the Bionomics Shareholder Information Line on 1300 850 505 (within Australia) or +61 3 9415 4000 (outside Australia) on Monday to Friday between 8.30am and 5.00pm (Sydney time).

On behalf of the Board of Bionomics, I would like to take this opportunity to thank you in advance for your ongoing support of Bionomics. The Bionomics Board unanimously believes that the re-domiciliation of Bionomics through the Scheme involving Neuphoria as its new holding company makes strong commercial and strategic sense and is in the best interests of Bionomics Shareholders. We encourage you to vote in favour of the Scheme and look forward to your participation in the Scheme Meeting.

Yours faithfully,

/s/ Alan Fisher
Alan Fisher
Chair of the Board of Bionomics Limited

1.	Overview of the Scheme

1.1	Background

This overview identifies key features of the Scheme and should be read in conjunction with the additional details set out in this Scheme Booklet.

On 1 October 2024, Bionomics announced that it and Neuphoria had signed a Scheme Implementation Agreement under which it is proposed that Neuphoria will acquire all Bionomics Shares by way of a scheme of arrangement between Bionomics and its shareholders. Following the implementation of the Scheme, Neuphoria will become the ultimate parent company of the Bionomics group of companies, with Bionomics becoming a wholly-owned subsidiary of Neuphoria, and Neuphoria will be listed on Nasdaq as a “successor issuer” to Bionomics.

The re-domiciliation is not expected to result in any material change to Bionomics’ assets, management, operations or strategy.

If the Scheme is approved by the Requisite Majority of Bionomics Shareholders and the Court, and all other Scheme Conditions relevant to the Scheme are satisfied or waived (as applicable), Bionomics will become a wholly-owned subsidiary of Neuphoria.

If the Scheme is not approved, then the Scheme will not proceed and Bionomics will continue as a standalone entity.

1.2	What will you receive?

(a)	Scheme Consideration

Pursuant to the Scheme:

(i)	holders of Bionomics Shares will be entitled to receive one Neuphoria Share for every 2,160 Bionomics Shares held on the Record Date;

(ii)	the ADS Depositary (who holds Bionomics Shares for the benefit of the ADS Holders through their Australian custodian) will be directly issued one Neuphoria Share for every 2,160 Bionomics Shares held on behalf of the ADS Depositary on the Record Date by their Australian custodian; and

(iii)	Neuphoria will procure that the ADS Depositary delivers (by way of exchange) such Neuphoria Shares to the ADS Holders on the basis of one Neuphoria Share for every 12 Bionomics ADSs held on the Record Date.

Current Bionomics Shareholders and ADS Holders (other than Ineligible Overseas Shareholders and Electing Small Parcel Holders) will own an equivalent proportion of issued Neuphoria Shares following completion of the Scheme.

Ineligible Overseas Shareholders will receive sale proceeds for the Neuphoria Shares to which they would otherwise be entitled through the Sale Facility and Small Parcel Holders will be entitled to opt in to the Sale Facility, as described in sections 1.2(b) and 1.2(c). Potential considerations for a Small Parcel Holder in deciding whether to opt in to the Sale Facility are outlined in section 1.3.

See section 6 of this Scheme Booklet for a more detailed explanation of the Scheme Consideration.

(b)	Ineligible Overseas Shareholders

Ineligible Overseas Shareholders will not receive Neuphoria Shares under the Scheme. Neuphoria Shares that would otherwise be issued to these Scheme Participants under the Scheme will be issued to the Sale Agent to be sold on Nasdaq, with the sale proceeds to be paid to the Ineligible Overseas Shareholder. Bionomics will pay all brokerage and related costs, levies or fees associated with the sale of Neuphoria Shares through the Sale Facility.

More details on Ineligible Overseas Shareholders are set out in section 6.5 of this Scheme Booklet.

(c)	Electing Small Parcel Holders

Small Parcel Holders who elect to opt in to the Sale Facility process (being Electing Small Parcel Holders) will not receive Neuphoria Shares under the Scheme. Neuphoria Shares that would otherwise be issued to these Scheme Participants under the Scheme will be issued instead to the Sale Agent to be sold on Nasdaq, with the sale proceeds to be paid to the Electing Small Parcel Holders. Bionomics will pay all brokerage and related costs, levies or fees associated with the sale of Neuphoria Shares through the Sale Facility. Potential considerations for a Small Parcel Holder in deciding whether to opt in to the Sale Facility are set out in section 1.3.

Each Small Parcel Holder will be entitled to elect to participate in the Sale Facility by completing the Election Form (which is being sent to Shareholders along with this Scheme Booklet) and returning it in accordance with the instructions on the Election Form so that it is received by the Share Registry by 5:00 pm (Sydney time) on Friday, 13 December 2024. An election under this clause 6.5 must be made in accordance with the terms and conditions on the Election Form.

Small Parcel Holders who have elected to participate and then wish to withdraw their election and not participate in the Sale Facility can do so by requesting a Small Parcel Holder Election Withdrawal Form from the Shareholder Information Line and completing and returning the Small Parcel Holder Election Withdrawal Form in accordance with the instructions on the form, such that it is received by the Share Registry by 5:00 pm (Sydney time) on Friday, 13 December 2024.

(d)	Exchange of Bionomics Options and Bionomics Warrants

Bionomics and Neuphoria will use reasonable endeavours to enter into an agreement with each holder of Bionomics Options and Bionomics Warrants. The effect of the exchange will be to replace current Bionomics Options and Bionomics Warrants with equivalent options and warrants in relation to Neuphoria Shares, without changing the economic terms of such securities.

Subject to the Scheme becoming Effective, Neuphoria must issue such equivalent Neuphoria Options and Neuphoria Warrants.

The key terms of the Bionomics Options, Bionomics Warrants and equivalent options and warrants to be issued by Neuphoria are summarised at section 7.6(b).

The adjustments for all Bionomics Warrants and Bionomics Options which are exchanged into Neuphoria Warrants or Neuphoria Options (respectively) will be the standard adjustment on a share consolidation, which is to reduce the number of warrants or options by a factor of 2,160 (in the case of options over shares) or 12 (in the case of warrants over ADSs), and to increase the exercise price of the warrant or option in the inverse of that same ratio. The same rounding rules that apply to fractional shares in the Scheme will apply to the Neuphoria Options and Neuphoria Warrants issued.

The terms of the Bionomics Options and Bionomics Warrants do not contain any vesting conditions that would be affected or triggered by the Scheme. Any Directors of Bionomics who hold Bionomics Options will be asked to enter into an Options Exchange Agreement with Bionomics and Neuphoria and will receive Neuphoria Options under the agreement, as would be the case with (and on identical terms as) any other holder of Bionomics Options. No Director of Bionomics holds any Bionomics Warrants.

If any Bionomics Option Holders or Bionomics Warrant Holders do not agree to enter into an Options Exchange Agreement or Warrants Exchange Agreement, Neuphoria would have several alternatives for dealing with any such outstanding options or warrants. In the case of the Bionomics Warrants, this would include Neuphoria agreeing to assume the obligations of Bionomics under the relevant warrant agreements (which Neuphoria would intend to do), which would mean that Neuphoria Shares would be issued on any future exercise of the warrants. In the case of Bionomics Options, Neuphoria would have the option of compulsorily acquiring those Bionomics Options under Chapter 6A.2 of the Corporations Act after the Scheme completes, subject to those provisions being applicable.

1.3	Considerations for a Small Parcel Holder in deciding whether to opt in to the Sale Facility

If you are a Small Parcel Holder, you are encouraged to carefully consider whether to opt in to the Sale Facility, thereby becoming an Electing Small Parcel Holder.

(a)	Potential reasons to opt in to the Sale Facility (i.e. become an Electing Small Parcel Holder) include:

(i)	Disproportionate costs of selling a small number of shares: If you are a Non-Electing Small Parcel Holder, you would be issued Neuphoria Shares, listed on Nasdaq. If you do not wish to sell your Neuphoria Shares but wish to simply hold them, you will not need to set up a brokerage account. If you choose to sell your Neuphoria Shares yourself, you will have to set up a brokerage account which enables selling shares in a US company (if you do not already have such an account), and potential brokerage costs for executing trades on that platform. While there are a number of Australian based online brokers that allow trading in US stocks (some of them offering discount brokerage rates – see section 4.3(e)), it may be uneconomical to pay even a small amount of brokerage to sell your Neuphoria Shares yourself relative to the value of your shareholding.

For example, using the US$0.20 closing price of a Bionomics ADS on the Last Practicable Date and applying the Exchange Ratio to get a theoretical price of US$2.40 for a Neuphoria Share, if your current holding of Bionomics shares is:

▪	Fewer than 3,240 then you will receive 1 Neuphoria Share (due to rounding). This would theoretically be worth US$2.40.

▪	Just under 200,000 then you will receive 93 Neuphoria Shares (due to rounding). This would theoretically be worth US$223.20.

Using US$5.00 as indicative brokerage to sell your Neuphoria Shares (which is the amount charged by a popular Australian online broker, although other brokers charge a range of different fees), for a very small number of Neuphoria Shares the brokerage could exceed the sale proceeds. You should compare the number and theoretical value of the Neuphoria Shares which you will receive if the Scheme is implemented with the minimum brokerage fees charged by your broker (if you have one already) or by others in the market, to work out if it is economical to sell those shares yourself.

(ii)	No brokerage costs payable to participate in the Sale Facility: Bionomics will pay all brokerage and related costs, levies or fees associated with the sale of Neuphoria Shares through the Sale Facility.

(iii)	Possible small value of Neuphoria Shares as an investment: By definition, as a Small Parcel Holder you hold fewer than 200,000 Bionomics Shares on the Record Date. As the Scheme Consideration involves the exchange of 2,160 Bionomics Shares for 1 Neuphoria Share, the number of Neuphoria Shares you would receive if you do not elect to opt in to the Sale Facility would be one-2,160th of the number of Bionomics Shares you own at the Record Date (subject to rounding).

If you will hold only a small number of Neuphoria Shares as a result of this exchange ratio, and potentially as few as one Neuphoria Share (if you currently hold fewer than 3,240 Bionomics Shares due to the rounding of fractional entitlements), you should consider whether the small value of such Neuphoria Shares is worthwhile holding as an investment. As an indicative example, based on the last sale price of Bionomics ADSs at the Last Practicable Date and applying the Exchange Ratio, one Neuphoria Share would be worth approximately US$2.40. This is an indicative figure only, and the actual future trading prices of Neuphoria Shares are likely to be different. As referred to in paragraph (i) above, the brokerage costs of selling a small number of Neuphoria Shares may be disproportionate to the value of your potential shareholding in Neuphoria.

(iv)	Change of legal jurisdiction: If you are a Non-Electing Small Parcel Holder, you would hold shares in Neuphoria, a company incorporated in Delaware, United States, which is subject to securities and other laws and regulations of the United States instead of Australian laws and regulations as is the case with your investment in Bionomics. Small Parcel Holders may not be familiar with the laws and regulations applicable in Delaware and the United States, and the need to familiarise yourself with such laws and regulations may not be worthwhile in the context of a small value of Neuphoria Shares.

(b)	Potential reasons to not opt in to the Sale Facility (i.e. remain a Non-Electing Small Parcel Holder) include:

(i)	Liquidity of new investment: The Neuphoria Shares you would receive if you choose to not opt in to the Sale Facility will be tradeable on Nasdaq (once you have a brokerage account that allows trading of shares in US companies, which is described in further detail in section 4.3(e)). As your Bionomics Shares are not listed on any exchange at present (unless you convert your holding of Bionomics shares into ADSs), you may consider it attractive to receive Neuphoria Shares which are quoted.

(ii)	Continued participation in Bionomics’ business: You may have a preference to stay invested in the Combined Group and benefit from any future upside, including capital growth or income generated by the Combined Group. If you participate in the Sale Facility then you will not benefit from such future upside.

(iii)	Base for future increase in investment: You may wish to purchase additional shares in Neuphoria in the future in order to build a more sizeable investment, and therefore retain your Neuphoria Share entitlement in the Scheme in order to build on its value.

(iv)	Future share price of Neuphoria Shares: You may wish to see how your Neuphoria Shares perform on Nasdaq following implementation of the Scheme before making a decision to sell them.

(v)	Price realised for the sale of Neuphoria Shares under the Sale Facility: There is no guarantee as to the price that will be realised for the sale of Neuphoria Shares under the Sale Facility. It will be dependent on matters including available liquidity and the willingness of buyers to acquire shares in Neuphoria (and the price such buyers are willing to pay).

1.4	Scheme Conditions

Implementation of the Scheme is subject to a number of Scheme Conditions which must be satisfied or waived (where capable of waiver) before the Scheme can be implemented.

The Scheme Conditions are set out in full in clause 3 of the Scheme Implementation Agreement. They are summarised in detail in section 5.3 of this Scheme Booklet.

If a Scheme Condition in the Scheme Implementation Agreement is not satisfied or waived by its Relevant Date (assuming it is capable of being waived), or if a circumstance occurs that is reasonably likely to result in a Scheme Condition not being capable of being satisfied, or if the Scheme has not become Effective by the End Date, then Bionomics and Neuphoria must consult in good faith to determine whether:

●	the Scheme may proceed by way of alternative means or methods;

●	to extend the relevant time or date for satisfaction of the Scheme Condition; or

●	to extend the End Date.

If Bionomics and Neuphoria are unable to reach agreement, and the relevant Scheme Condition has not been waived (as applicable), then the parties may terminate the Scheme Implementation Agreement in accordance with clause 7 of the Scheme Implementation Agreement.

1.5	What are the recommendations and intentions of the Bionomics Board?

The Bionomics Board has considered the proposed Scheme to evaluate its terms, reach an independent conclusion on whether the Scheme is in the best interests of Bionomics Shareholders, and make an independent recommendation to Bionomics Shareholders on how to vote on the Scheme.

The Bionomics Board unanimously recommends that you vote in favour of the Scheme subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Bionomics Shareholders.

Subject to these same qualifications, each Bionomics Director intends to cause any Bionomics Shares in which they have a Relevant Interest to be voted in favour of the Scheme. Relevant Interests of Bionomics Board are disclosed in section 12.1 of this Scheme Booklet.4 Bionomics Shareholders should have regard to these interests when considering how to vote on the Scheme Resolution, including the recommendations on the Scheme Resolution which appear throughout this Scheme Booklet.

1.6	What is the Independent Expert’s conclusion?

The Bionomics Board engaged Findex Corporate Finance (Aust) Ltd as the Independent Expert to consider, and prepare a report on, whether the Scheme is in the best interests of the Bionomics Shareholders.

The Independent Expert has concluded that the advantages of the Scheme outweigh the disadvantages and, accordingly, the Scheme is in the best interests of Bionomics Shareholders. The Independent Expert’s Report is contained in Annexure A.

1.7	Effect of the Scheme

If the Scheme becomes Effective and is implemented:

●	each Scheme Participant will receive the Scheme Consideration except for Ineligible Overseas Shareholders and Electing Small Parcel Holders);

●	Neuphoria will acquire all of the Bionomics Shares and Bionomics will become a wholly-owned subsidiary of Neuphoria; and

●	Neuphoria will, subject to Nasdaq approval, be listed on the Nasdaq as a successor entity to Bionomics.

Ineligible Overseas Shareholders and Small Parcel Holders will receive the proportionate proceeds to which they are entitled from the sale of the Neuphoria Shares to which they would be otherwise entitled under the Sale Facility. Further details as to the Sale Facility are set out below.

If the Scheme becomes Effective, it will bind all Scheme Participants, regardless of whether they were present at the Scheme Meeting, voted at the Scheme Meeting or voted against the Scheme.

A copy of the Scheme is provided as Annexure B.

1.8	Steps for implementing the Scheme

There are various steps that need to be taken to implement the Scheme, which are described in section 5.2 of this Scheme Booklet.

1.9	Entitlement to vote

Each Bionomics Shareholder who is registered on the Share Register as the holder of a Bionomics Share at the Voting Entitlement Time (other than Excluded Shareholders) may vote at the Scheme Meeting.

More details about voting are set out in section 3 of this Scheme Booklet.

[4]	Each Bionomics Director, other than Mr Peter Davies, holds Bionomics Options pursuant to the employee equity plan involving Bionomics Options issued to directors and employees of Bionomics. Bionomics Directors who hold Bionomics Options will be asked to enter into an Options Exchange Agreement with Bionomics and Neuphoria and will receive Neuphoria Options under the agreement, as would be the case with (and on identical terms as) any other holder of Bionomics Options. The terms of the Bionomics Options do not contain any vesting conditions that will be affected or triggered by the Scheme. Mr Peter Davies, who does not hold Bionomics Options, considers that, despite these arrangements, it is appropriate for the Bionomics Directors who hold Bionomics Options to make a recommendation on the Scheme Resolution given their role in the operation and management of Bionomics, and that Bionomics Shareholders would wish to know their views in relation to the Scheme Resolution. Those Bionomics Directors also consider that it is appropriate for them to make recommendations on the Scheme Resolution.

1.10	When and where will the Scheme Meeting be held?

The Scheme Meeting to consider the Scheme will be held at 8:30 am Sydney time Thursday 12 December 2024 / 4:30 pm New York time on Wednesday 11 December 2024 via Bionomics’ online meeting platform at https://meetnow.global/MCKR7AV.

Further details about the Scheme Meeting are set out in the Notice of Scheme Meeting contained in Annexure D of this Scheme Booklet.

1.11	Tax considerations

A summary of the general US and Australian taxation implications of the Scheme for Bionomics Shareholders who are Australian residents is set out in section 11 of this Scheme Booklet. The information is general in nature and not taxation advice.

Your decision regarding how to vote on the Scheme should be made only after consultation with your financial, legal or other professional adviser based on your own investment objectives, financial situation, taxation position and particular needs.

1.12	What is the current status of the Scheme and next steps?

As described elsewhere in this section, the Scheme must be approved by the Requisite Majority of Bionomics Shareholders and by the Court and the Scheme Conditions must be satisfied or waived.

As at the date of this Scheme Booklet, Neuphoria, Bionomics and the Bionomics Board are not aware of any reasons why the Scheme Conditions will not be satisfied or the Scheme Implementation Agreement would be terminated.

A statement about the status of Scheme Conditions will be made at the commencement of the Scheme Meeting.

1.13	How to obtain further information

If you have any general questions relating to the Scheme, please call the Bionomics Shareholder Information Line on 1300 850 505 (within Australia) or +61 3 9415 4000 (outside Australia) on Monday to Friday between 8.30am and 5.00pm (Sydney time). If you are in any doubt about what to do or anything in this Scheme Booklet, you should consult your legal, financial, taxation or other professional adviser immediately.

2.	Frequently asked questions

This section answers some questions you may have about the Scheme. The information is a basic summary only and is elaborated on in specified areas of this Scheme Booklet. The information should be read in conjunction with those specified areas.

Question	Answer	More information
General
Why has this Scheme Booklet been made available to you?	This Scheme Booklet has been made available to assist you in deciding how to vote (should you wish to) on the proposed scheme of arrangement through which Neuphoria will acquire all Bionomics Shares (including those underlying the Bionomics ADSs) (Scheme).	This Scheme Booklet
What are you being asked to consider?	Bionomics Shareholders and ADS Holders are being asked to consider whether the Scheme should be implemented or not.	Sections 1 and 4
What is a scheme of arrangement?	A scheme of arrangement is a statutory procedure under the Corporations Act that is commonly used to enable one company to acquire another.	Sections 1 and 5
What would be the effect of the Scheme?

If the Scheme is implemented, all Bionomics Shares (including those underlying the Bionomics ADSs) will be transferred to Neuphoria and in return you will receive the Scheme Consideration (except if you are an Ineligible Overseas Shareholder or Small Parcel Holder who has elected to opt in to the Sale Facility (Electing Small Parcel Holder)). Bionomics will become a wholly-owned subsidiary of Neuphoria. Neuphoria will be listed on Nasdaq as a successor entity to Bionomics.

	Ineligible Overseas Shareholders and Electing Small Parcel Holders will receive the proportionate proceeds to which they are entitled from the sale of the Neuphoria Shares to which they would be otherwise entitled under the Sale Facility. Further details as to the Sale Facility are set out below.	Sections 1.7 and 6
Are there any conditions that need to be satisfied before the Scheme can proceed?

Certain conditions need to be satisfied (or waived) before the Scheme can proceed, including:

●     (Voting) for the Scheme to proceed, the Requisite Majority of Bionomics Shareholders must vote in favour of the Scheme at the Scheme Meeting. As to the voting rights of ADS Holders, see Section 3.5;

●     (Approvals) approvals are required from regulatory authorities (such as ASIC and the Court); and

●     (Other conditions) various other conditions must be satisfied (such as approval of listing of the Neuphoria Shares by Nasdaq) or waived for the Scheme to proceed, including the Independent Expert concluding that the Scheme is in the best interests of Bionomics Shareholders. These conditions are set out in full in section 5.3 of this Scheme Booklet.

If these conditions are not satisfied or waived by their Relevant Dates, the Scheme will not proceed.

Sections 1.2(c) and 5.3
When will the Scheme become effective?

The Scheme becomes effective when the Court orders it under section 411(4)(b) of the Corporations Act. This is called the ‘Effective Date’. The Court will not consider granting the order for the Scheme unless the Scheme has been approved by the Requisite Majority of Bionomics Shareholders.

If the Court does not grant the order for the Scheme by 31 January 2025, or such later date as Bionomics and Neuphoria mutually agree, the Scheme will not proceed.

Section 5.2(f)
Can I sell my Bionomics Shares or my Bionomics ADSs now?	You can sell your Bionomics Shares in the form of ADSs at any time before the Effective Date on Nasdaq.	Section 6.2
Can I choose to keep my Bionomics Shares or my Bionomics ADSs?	If the Scheme proceeds, you will not be able to keep your Bionomics Shares or Bionomics ADSs. All Bionomics Shares (including those underlying the Bionomics ADSs) will be transferred to Neuphoria so that Bionomics becomes a wholly owned subsidiary of Neuphoria. In the case of ADSs, Neuphoria will procure that the ADS Depositary delivers to you (by way of exchange for your ADSs) the Neuphoria Shares which the ADS Depositary is entitled to receive.	Sections 1 and 5

Question	Answer	More information
Bionomics Board recommendations and Independent Expert’s conclusion
Who are the members of the Bionomics Board?	The directors of Bionomics have considered the proposed Scheme to evaluate the terms of the proposed Scheme, reach an independent conclusion on whether the Scheme is in the best interests of Bionomics Shareholders, and make an independent recommendation to Bionomics Shareholders on how to vote on the Scheme.	Section 7.6
Bionomics Board
Alan David Fisher	Chair
Spyridon Papapetropoulos	President and Chief Executive Officer
David Ian Wilson	Director
Jane Ryan	Director
Peter Miles Winston Davies	Director

What do the Bionomics Board members recommend?

The Bionomics Board members unanimously recommend that Bionomics Shareholders vote in favour of the Scheme, subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Bionomics Shareholders.

The interests held by the members of the Bionomics Board are disclosed in section 12.1 of this Scheme Booklet. The following Bionomics Board members have a Relevant Interest in Bionomics Shares:[5]

Sections 1.5, and 12.1
Bionomics Director	Number of Bionomics Shares held as of the Last Practicable Date
David Ian Wilson	251,939 Bionomics Shares directly held
Alan David Fisher	100,000 Bionomics Shares directly held
Spyridon Papapetropoulos	5,999,940 Bionomics Shares directly held
Jane Ryan	nil
Peter Miles Winston Davies	269,984 Bionomics Shares directly and indirectly held

Bionomics Shareholders should have regard to these interests when considering how to vote on the Scheme.
How do the Bionomics Directors intend to vote in respect of their own Bionomics Shares?	Each Bionomics Director intends to cause any Bionomics Shares in which they have a Relevant Interest to be voted in favour of the Scheme, subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Bionomics Shareholders.	Sections 1.5 and 12.1
What is the Independent Expert’s opinion?

The Independent Expert has considered the Scheme and concluded that the advantages of the Scheme outweigh the disadvantages and the Scheme is in the best interests of Bionomics Shareholders.

The Independent Expert’s Report is contained in Annexure A.

Sections 1.6 and Annexure A

[5]	Each Bionomics Director, other than Mr Peter Davies, holds Bionomics Options pursuant to the employee equity plan involving Bionomics Options issued to directors and employees of Bionomics. Bionomics Directors who hold Bionomics Options will be asked to enter into an Options Exchange Agreement with Bionomics and Neuphoria and will receive Neuphoria Options under the agreement, as would be the case with (and on identical terms as) any other holder of Bionomics Options. The terms of the Bionomics Options do not contain any vesting conditions that will be affected or triggered by the Scheme. Mr Peter Davies, who does not hold Bionomics Options, considers that, despite these arrangements, it is appropriate for the Bionomics Directors who hold Bionomics Options to make a recommendation on the Scheme Resolution given their role in the operation and management of Bionomics, and that Bionomics Shareholders would wish to know their views in relation to the Scheme Resolution. Those Bionomics Directors also consider that it is appropriate for them to make recommendations on the Scheme Resolution.

Question	Answer	More information
Why you may consider voting in favour of the Scheme	There are various reasons why you may consider voting in favour of the Scheme, which are set out in detail in section 4.1 of this Scheme Booklet.	Section 4.1
Why you may consider voting against the Scheme	The potential reasons you may consider voting against the Scheme are set out in detail in section 4.2 of this Scheme Booklet.	Section 4.2
What are the risks associated with the Scheme?

Risks relating to the Scheme include:

●     the value of Scheme Consideration is uncertain;

●     court approval not being granted;

●     transaction costs may vary; and

●     there may be tax consequences for Scheme Participants.

Detailed disclosure of the risks relating to the Scheme is set out in Section 10.

Further, if the Scheme is not approved and implemented, you will continue to be a Bionomics Shareholder and participate in the future financial performance of Bionomics’ business and continue to be subject to the specific risks associated with Bionomics’ business including duplicative costs of compliance under Australian and US law, and other general risks. Risks if the Scheme does not proceed are outlined in section 10.4.

Section 10
Scheme Consideration and value
What will Bionomics Shareholders receive?

Bionomics Shareholders (other than Ineligible Overseas Shareholders and Electing Small Parcel Holders) will be issued one Neuphoria Share quoted on Nasdaq in exchange for 2,160 Bionomics Shares or 12 Bionomics ADSs.

Ineligible Overseas Shareholders and Electing Small Parcel Holders will have their new Neuphoria Shares sold in the Sale Facility, as set out further below in section 6.5.

Section 6
How has the exchange ratio been determined?

The exchange ratio has been determined by Bionomics and Neuphoria having regard to:

●     the current trading price of Bionomics ADSs on Nasdaq;

●     the theoretical trading price of Neuphoria Shares and the trading price that is expected of a stock listing on a major stock exchange in the United States; and

●     Nasdaq’s minimum initial listing price requirement of US$4.00 and minimum continued listing price requirement of US$1.00.

The exchange will effectively be an ‘implicit consolidation’ of the securities that a Bionomics Shareholder holds (as at the Record Date) in that existing Bionomics Shares will effectively be consolidated on a 2,160-to-1 basis on their exchange with Neuphoria Shares to be issued by Neuphoria.

Accordingly, on implementation of the Scheme, Neuphoria will have (subject to rounding) 1/2,160th of the number of shares on issue (in the form of common stock) as compared with the number of Neuphoria Shares that Bionomics will have on issue on the Record Date.

Section 6.1
What is an ADS?

It is an American Depositary Share, a security issued by the ADS Depositary that represents ordinary shares of Bionomics. Currently, one ADS represents 180 ordinary shares of Bionomics.

ADSs issued by the ADS Depositary, representing ordinary shares of Bionomics, are the securities that currently are listed and trade on Nasdaq.

Section 6.2
Can I sell my Bionomics ADSs on Nasdaq prior to the Scheme becoming Effective?

You can sell your Bionomics ADSs on Nasdaq prior to (and on) the Implementation Date. However, you will not be able to do so after the Implementation Date, with respect to the Bionomics ADSs.

If you sell your Bionomics ADSs on Nasdaq:

●     you may pay brokerage on the sale;

Section 6.2

Question	Answer	More information

●     if the Scheme becomes Effective, you will not receive any Scheme Consideration which would have otherwise been attributed to the Bionomics ADSs that you have sold;

●     you will not share in any potential ongoing benefits of owning Neuphoria Shares; and

●     there may be different tax consequences for you compared to those that would arise under the implementation of the Scheme.

When can I trade my Neuphoria Shares?

Subject to the Scheme becoming Effective and the admission of Neuphoria to the official list of Nasdaq, it is expected that trading of Neuphoria Shares on Nasdaq will to commence promptly following the Implementation Date.

As soon as practicable following the Implementation Date, Neuphoria will procure that a DRS Statement documenting the Neuphoria Shares held by each Scheme Participant is dispatched to that Scheme Participant.

Upon receipt of the DRS Statement evidencing the issue of Neuphoria Shares to you after the Implementation Date, you will be able to trade your Neuphoria Shares immediately.

For further details, see Section 12.17.

Section 12.17
Are Bionomics Shareholders and ADS Holders being offered a premium?	No. The Scheme involves each Bionomics Shareholder (other than Ineligible Overseas Shareholders and Electing Small Parcel Holders) and each ADS Holder effectively maintaining the same economic interest in Bionomics and its assets.	Section 6
When and how will I receive my Scheme Consideration?

You will receive your Scheme Consideration on the Implementation Date, which is expected to be Tuesday 24 December 2024, provided you are a Bionomics Shareholder (and listed on the Share Register as such) or ADS Holder as at the Record Date (which is 5.00pm (Sydney time) on Tuesday 17 December 2024).

Neuphoria will issue Neuphoria Shares to you in accordance with the procedures in section 6 of this Scheme Booklet.

Section 6
How will fractional entitlements be treated?

Any entitlements to a fraction of a Neuphoria Share arising under the calculation of Scheme Consideration will be rounded up or down to the nearest Neuphoria Share as applicable (and if the fractional entitlement would include one-half of a Neuphoria Share, the entitlement will be rounded up).

If rounding would result in a Bionomics Shareholder receiving zero Neuphoria Shares, their entitlement will be rounded up to one Neuphoria Share.

Section 6.4
What is an Ineligible Overseas Shareholder and how are they treated under the Scheme?

An Ineligible Overseas Shareholder is a Scheme Participant whose address (as shown in Bionomics’ Share Register on the Record Date) is located outside of Australia, Canada, European Union (excluding Austria), Hong Kong, Jersey, Kazakhstan, Mexico, New Zealand, Norway, Singapore, South Africa, South Korea, Switzerland, the United Kingdom and the United States and any other jurisdictions mutually agreed by Bionomics and Neuphoria.

Under the Scheme, Ineligible Overseas Shareholders will not be entitled to receive Neuphoria Shares. Neuphoria Shares that would otherwise be issued to these shareholders under the Scheme will be issued to the Sale Agent to be sold on Nasdaq, with the proceeds to be paid to the Ineligible Overseas Shareholder. Bionomics will pay all brokerage and related costs, levies or fees associated with the sale of Neuphoria Shares through the Sale Facility.

Sections 1.2(b) and 6.5
What is a Small Parcel Holder?

Scheme Participants who are not Ineligible Overseas Shareholders and who hold fewer than 200,000 Shares as of the Record Date will be regarded as Small Parcel Holders. This number has been fixed as it represents a value less than approximately A$500 (US$350) as of the date of this Scheme Booklet.

As at the date of this Scheme Booklet, there are approximately 3,500 Shareholders in total, approximately 3,350 of which are Small Parcel Holders. The total number of registered Shareholders includes only a single registered holder on behalf of all ADS Holders (being the ADS Depositary’s custodian), and so does not represent the total number of underlying beneficial owners of Bionomics Shares.

Holders of ADSs cannot qualify as Small Parcel Holders because they do not directly own Bionomics Shares.

Sections 1, 5.9 and 6.5

Question	Answer	More information
What if I am a Small Parcel Holder?

As part of the Scheme, Small Parcel Holders will by default receive new Neuphoria Shares as Scheme Consideration on the same basis as other Shareholders unless they opt in to participate in the Sale Facility.

The Sale Facility operates on an opt in basis for Small Parcel Holders, so Small Parcel Holders who do not make a positive election to participate in the Sale Facility will receive Neuphoria Shares. You do not have to do anything to opt out of the Sale Facility if you do not want to participate in it.

Considerations for and against participation are outlined in section 1.3.

Small Parcel Holders may elect to opt in to participating in the Sale Facility and have their Neuphoria Shares issued to the Sale Agent to be sold on Nasdaq in return for sale proceeds, by completing and returning the Small Parcel Holder Election Form provided to Scheme Participants, in accordance with the instructions on that form, such that it is received by the Share Registry by 5:00 pm on Friday, 13 December 2024. Small Parcel Holders who wish to withdraw their election and not participate in the Sale Facility can do so by requesting a Small Parcel Holder Election Withdrawal Form from the Shareholder Information Line and completing and returning the Small Parcel Holder Election Withdrawal Form in accordance with the instructions on that form such that it is received by the Share Registry by 5:00 pm on Friday, 13 December 2024.

Sections 1.3, 5.9 and 6.5
If I am a Small Parcel Holder, do I have to opt in to the Sale Facility?	No, Participation is entirely optional. Small Parcel Holders do not have to opt in to the Sale Facility and can choose to be a Non-Electing Small Parcel Holder, simply by not completing the Election Form.	1.2(c)
How should a Small Parcel Holder decide whether to opt in to the Sale Facility?

If you are a Small Parcel Holder, you are encouraged to carefully consider whether to opt in to the Sale Facility, thereby becoming an Electing Small Parcel Holder. Potential reasons to opt in to the Sale Facility and reasons to not opt in are set out in section 1.3.

Reasons to opt in to the Sale Facility include:

●     Disproportionate costs of selling a small number of shares in a United States company;

●     No brokerage costs payable to participate in the Sale Facility;

●     Possible small value of Neuphoria Shares as an investment; and

●     Change of legal jurisdiction of your investment.

Reasons to not opt in to the Sale Facility include:

●     Liquidity of your new investment in Neuphoria;

●     Continued participation in Bionomics’ business;

●     You may wish to increase your Neuphoria shareholding in the future;

●     You may wish to wait and sell your Neuphoria Shares in the future; and

●     Uncertainty as to the amount that may be received as a result of the sale of Neuphoria Shares through the Sale Facility.

1.3
Will I have to pay brokerage fees or stamp duty?	No brokerage fees or Australian stamp duty will be payable by Bionomics Shareholders in relation to the disposal of their Bionomics Shares to Neuphoria under the Scheme.	Section 11.5

Question	Answer	More information
Neuphoria and the Combined Group
What is Neuphoria?

Neuphoria is a Delaware company that was incorporated on 1 July 2024 for the purpose of this re-domiciliation Scheme. It currently has no shareholders.

Further details in relation to Neuphoria and its board composition is set out in Section 8.

Section 8
What is the Combined Group?

The Combined Group will be the combination of Neuphoria and Bionomics into a single corporate group, where Bionomics is wholly owned by Neuphoria.

Details of the Combined Group immediately following implementation of the Scheme are detailed in section 9.2.

Section 9
What are Neuphoria’s intentions for Bionomics and the Combined Group if the Scheme is successful?

Neuphoria intends to continue the business of Bionomics in a similar manner as it is currently operating.

The re-domiciliation is not expected to result in any material change to Bionomics’ assets, management, operations or strategy.

Section 9.7
Who will be the directors and senior management of the Combined Group?

Directors

Following completion of the Proposed Transaction, the Board of Neuphoria will be same as the current Board of Bionomics.

Senior Management

The combined group will be led by the current management team of Bionomics, ensuring continuity and leveraging their expertise. The combined company will be led by Spyridon “Spyros” Papapetropoulos, M.D., as President and Chief Executive Officer, and Tim Cunningham as Chief Financial Officer, Treasurer and Secretary.

Sections 8.2 and 9.3
Voting at the Scheme Meeting
What is the Scheme Meeting?	The Scheme Meeting is the meeting of Bionomics Shareholders to vote on whether to approve the Scheme.	Section 3.2 and Annexure D

Question	Answer	More information
When and where will the Scheme Meeting be held?

The Scheme Meeting will be held at 8:30 am Sydney time on Thursday 12 December 2024 / 4:30 pm New York time on Wednesday 11 December 2024 via Bionomics’ online meeting platform at https://meetnow.global/MCKR7AV.

Further details about the Scheme Meeting are set out in the Notice of Scheme Meeting contained in Annexure D of this Scheme Booklet.

Sections 1.10 and 3.2 Annexure D
What am I being asked to vote on?

Bionomics Shareholders are being asked to vote in favour of, or against, the Scheme being implemented.

Important details on the matters to be voted on at the Scheme Meeting are set out in the Notice of Scheme Meeting in Annexure D.

Annexure D
What majority is required to approve the Scheme?	For the Scheme to be implemented, it is necessary that the Requisite Majority of Bionomics Shareholders vote in favour at the Scheme Meeting. This requires more than 50% in number of Bionomics Shareholders present and voting (by person or by proxy) (unless the Court otherwise orders), and at least 75% of the total number of votes cast to vote in favour of the Scheme Resolution.	See definition of ‘Requisite Majority’ in section 13
Am I entitled to vote?	You can vote on the Scheme if you are a Bionomics Shareholder who is registered on the Share Register as the holder of a Bionomics Share at the Voting Entitlement Time (which is 5.00pm (Sydney time) on Tuesday 10 December 2024).	Sections 1.9 and 3.3
Is voting compulsory?	Voting is not compulsory. The voting approval threshold for the Scheme (the ‘Requisite Majority’) is determined on the basis of Bionomics Shareholders who are present and voting at the Scheme Meeting.	See definition of ‘Requisite Majority’ in section 13
What if I hold Bionomics ADSs?

ADS Holders as at a voting record date set by the ADS Depositary and notified by the ADS Depositary to ADS Holders may instruct the ADS Depositary how to vote the number of deposited Shares their ADSs represent.

The ADS Depositary will notify ADS Holders of the Scheme Meeting and will send or make voting materials available to ADS Holders. Those materials will describe the matters to be voted on at the Scheme Meeting and explain how ADS Holders may instruct the ADS Depositary how to vote. For instructions to be valid, they must reach the ADS Depositary by a date set by the ADS Depositary. ADS Holders that hold Bionomics ADSs through brokers or other securities intermediaries will receive notice and must give their instructions through their securities intermediaries.

For further details, see Section 3.5.

Section 3.5
How can I vote if I cannot physically attend the Scheme Meeting?

The Scheme Meeting will facilitate online participation. To attend and vote online, you (or your proxy, attorney or corporate representative) must:

●     access the following link: https://meetnow.global/MCKR7AV; and

●     follow the additional instructions for online attendance and voting that are set out in the Notice of Scheme Meeting in Annexure D.

To appoint a proxy to vote on your behalf, please complete and lodge the Proxy Form accompanying this Scheme Booklet. The explanatory notes in the Notice of Scheme Meeting explain how you can complete and lodge your Proxy Form.

You can also vote by appointing a corporate representative (if you are a corporate shareholder) or an attorney. The explanatory notes in the Notice of Scheme Meeting explain how to appoint an attorney or corporate representative.

Proxy Forms, powers of attorney or appointments of corporate representatives for the Scheme Meeting are due by 8.30am (Sydney time) on Tuesday 10 December 2024.

Section 3.4 and Annexure D

Question	Answer	More information
When will the result of the Scheme Meeting be known?

The results of the Scheme Meeting will be announced shortly after the conclusion of the Scheme Meeting.

The Scheme will only proceed if the Court also approves the Scheme and all the other Scheme Conditions for the Scheme are satisfied or waived.

Sections 5.2(c), 5.3 and 5.4
What will be the effect of the Scheme?

If the Scheme is approved by the Requisite Majority of Bionomics Shareholders and the Court and all other conditions to the Scheme are satisfied or (where applicable) waived, then:

●     all of the Bionomics Shares you hold on the Record Date will be transferred to Neuphoria and in exchange, you will be issued the Scheme Consideration for each Bionomics Share you hold, unless you are an Ineligible Overseas Shareholder or an Electing Small Parcel Holder;

●     if you hold ADSs, the Bionomics Shares underlying those ADSs will be transferred to Neuphoria and Neuphoria will procure that the ADS Depositary will deliver to you (by way of exchange for your ADSs) the Neuphoria Shares which the ADS Depositary is entitled to receive in exchange for the Bionomics Shares underlying the ADSs;

●     Bionomics will become a wholly-owned subsidiary of Neuphoria and Bionomics will be removed from the official list of Nasdaq; and

●     Neuphoria Shares will be listed on Nasdaq.

Section 5
How do I oppose the approval of the Scheme?

If you do not support the Scheme, your options are:

●     to attend the Scheme Meeting online, or by proxy, and vote against the Scheme being implemented; and/or

●     if the Scheme is approved by the other Bionomics Shareholders and you vote against the Scheme Resolution, then you may wish to oppose the approval by filing and serving a notice of opposition and any other supporting documents on Bionomics at least three days before the Second Court Date and attending the Second Court Hearing.

Section 3
How will the Scheme be implemented?

If the Scheme becomes Effective, no further action is required on the part of the Bionomics Shareholders in order to implement the Scheme. Under the Scheme, Bionomics is given authority to effect a valid transfer of all Bionomics Shares to Neuphoria and to enter the name of Neuphoria in its share register as holder of all Bionomics Shares.

If the Scheme becomes Effective, each Bionomics Shareholder (other than an Ineligible Overseas Shareholder or an Electing Small Parcel Holder) will be deemed to have agreed to become a holder of Neuphoria Shares in accordance with the Scheme and to have accepted the Neuphoria Shares issued to that holder under the Scheme subject to, and to be bound by, Neuphoria’s certificate of incorporations and bylaws.

Following implementation, Neuphoria Shares will be listed on Nasdaq, to replace Bionomics’ current listings of ADSs on Nasdaq. Neuphoria Shares will be quoted on Nasdaq with the ticker symbol “NEUP”).

Section 5
What happens if I do not vote?

If you do not vote but the Scheme is approved by a Requisite Majority of Shareholders and the Court and become Effective, then your Bionomics Shares and the Bionomics Shares underlying the Bionomics ADSs will be transferred to Neuphoria in consideration for Neuphoria procuring the issue to you of the Scheme Consideration for your Bionomics Shares or Bionomics ADSs (unless you are an Ineligible Overseas Shareholder or Electing Small Parcel Holder).

If you are an Ineligible Overseas Shareholder or an Electing Small Parcel Holder, your entitlements to Neuphoria Shares will be issued to the Sale Agent who will sell such Neuphoria Shares as soon as possible after the Scheme becomes effective and remit the proceeds to Neuphoria. Neuphoria will then promptly remit to you your pro rata share of the proceeds from the sale of Scheme Consideration sold through the Sale Facility. Bionomics will pay all brokerage and related costs, levies or fees associated with the sale of Neuphoria Shares through the Sale Facility.

If the Scheme is not implemented, you will remain a Bionomics Shareholder or an ADS Holder and Bionomics will not be acquired by Neuphoria.

Section 4.3

Question	Answer	More information
What happens if the Scheme is not approved?

If the Scheme Resolution is not passed by the Requisite Majority of Bionomics Shareholders or the Scheme is not approved by the Court, then the Scheme will not be implemented.

Further, if any of the conditions to the Scheme are not satisfied or waived (where applicable), including if the Scheme is not approved by the Requisite Majority of Shareholders and by the Court, then the Scheme Implementation Deed may be terminated and the Scheme will not be implemented.

The consequences of the Scheme not being implemented include:

●     you will retain your Bionomics Shares or Bionomics ADSs (as the case may be), and you will not be issued the Scheme Consideration;

●     the Bionomics ADSs will remain listed on Nasdaq, and you will continue to be exposed to the benefits and risks associated with your investment in the Bionomics ADSs;

●     the Board and management will continue to operate Bionomics’ business;

●     the expected advantages of the Scheme (set out in Section 4.1) will not be realised, nor will the disadvantages of the Scheme (set out in Section 4.2); and

●     Bionomics will have incurred significant costs and management time and resources for no outcome.

Section 1.1
Tax implications
What are the Australian tax implications of the Scheme for Bionomics Shareholders?

A summary of the general Australian income tax, stamp duty and GST consequences for Bionomics Shareholders who participate in the Scheme is set out in section 11 of this Scheme Booklet.

Your tax position will depend on your particular circumstances. You are urged to consult your own professional tax adviser as to the specific tax consequences to you of the Scheme, including the applicability and effect of income tax and other tax laws in your particular circumstances.

Section 11
Am I entitled to capital gains tax (CGT) roll-over relief?

Australian resident Bionomics Shareholders who would otherwise make a capital gain on the disposal of their Bionomics Shares under the Scheme should be eligible to choose CGT roll-over relief.

The tax consequences of the Scheme will differ for each Bionomics Shareholder, who should consult their own professional tax advisers to seek advice that considers their individual circumstances.

Section 11.2
Further questions
Who can I contact if I have further questions in relation to this Scheme Booklet or the Scheme?

If you have any further questions of a general nature in relation to this Scheme Booklet, the Scheme or any related matter, then you may call the Bionomics Shareholder Information Line on 1300 850 505 (within Australia) or +61 3 9415 4000 (outside Australia) on Monday to Friday between 8.30am and 5.00pm (Sydney time); or

For more specific advice relating to your own circumstances, please contact your legal, investment or other professional adviser.

Section 1.13

3.	How to vote

3.1	What you should do

You should carefully read this Scheme Booklet in its entirety before deciding whether to vote in favour of the Scheme.

Bionomics Shareholders should refer to section 4 of this Scheme Booklet for further guidance on the reasons to vote for and against the Scheme. However, as noted elsewhere in this document, this Scheme Booklet does not take into account the investment objectives, financial situation and particular needs of any individual Bionomics Shareholder.

If you have any general questions relating to the Scheme, please call the Bionomics Shareholder Information Line on 1300 850 505 (within Australia) or +61 3 9415 4000 (outside Australia) on Monday to Friday between 8.30am and 5.00pm (Sydney time).

If you require further advice in relation to the Scheme, contact your financial or other professional adviser.

3.2	Scheme Meeting

The Scheme Meeting is scheduled to be held at 8:30 am Sydney time on Thursday 12 December 2024/ 4:30 pm New York time on Wednesday 11 December 2024 via Bionomics’ online meeting platform at https://meetnow.global/MCKR7AV.

Further details about the Scheme Meeting are set out in the Notice of Scheme Meeting contained in Annexure D of this Scheme Booklet.

For the Scheme to be implemented, it is necessary that the Requisite Majority of Bionomics Shareholders vote in favour of the resolution to approve the Scheme at the Scheme Meeting.

You should note that even if the Scheme is approved by the Requisite Majority of Bionomics Shareholders, it is possible that the Scheme may not proceed to be implemented. This may occur if the Scheme Conditions are not satisfied or waived.

3.3	Entitlement to vote

Each Bionomics Shareholder who is registered on the Share Register as the holder of a Bionomics Share at the Voting Entitlement Time (which is 5.00pm (Sydney time) on Tuesday 10 December 2024) is entitled to attend and vote at the Scheme Meeting, either personally or by proxy, attorney or corporate representative.

Each Bionomics Shareholder will have one vote for each Bionomics Share they hold.

In the case of Bionomics Shares held by joint holders, only one of the joint shareholders is entitled to vote. If more than one shareholder votes in relation to jointly held Bionomics Shares, only the vote of the shareholder whose name appears first on the Share Register will be counted.

Details about the permitted methods of voting are set out in section 3.4 and in the Notice of Scheme Meeting contained in Annexure D of this Scheme Booklet.

3.4	How to vote

Voting on the Scheme Resolution will be conducted by way of a poll.

If you are a Bionomics Shareholder entitled to vote at the Scheme Meeting, you may vote:

(a)	online: by attending and voting via Bionomics’ online meeting platform located at https://meetnow.global/MCKR7AV;

(b)	by proxy: by lodging your Proxy Form (in one of the ways set out in the explanatory notes in the Notice of Scheme Meeting) so that it is received by 8.30am (Sydney time) on Tuesday 10 December 2024;

(c)	by attorney: by appointing an attorney to attend the Scheme Meeting and vote on your behalf, using a duly executed power of attorney so that it is received by 8.30am (Sydney time) on Tuesday 10 December 2024; or

(d)	by corporate representative: in the case of a body corporate, appointing a body corporate representative to attend the Scheme Meeting and vote on your behalf, using a duly executed certificate of appointment of body corporate representative.

Further information on how to vote using each of these methods is contained in the Notice of Scheme Meeting contained in Annexure D to this Scheme Booklet.

The Scheme will not be implemented unless the Scheme Resolution is approved at the Scheme Meeting by the Requisite Majorities.

3.5	Voting information for ADS Holders

ADS Holders as at a voting record date set by the ADS Depositary and notified by the ADS Depositary may instruct the ADS Depositary how to vote the number of deposited Bionomics Shares that their Bionomics ADSs represent. The ADS Depositary will notify registered ADS Holders of the Scheme Meeting and will send or make voting materials available to ADS Holders. Those materials will describe the matters to be voted on at the Scheme Meeting and explain how ADS Holders may instruct the ADS Depositary how to vote. ADS Holders that hold Bionomics ADSs through brokers or other securities intermediaries will receive notice and must give their instructions through their securities intermediaries. For instructions to be valid, they must reach the ADS Depositary by a date set by the ADS Depositary. The ADS Depositary will try, as far as practicable, subject to applicable laws and Bionomics’ constitution, to vote or to have its agent vote the deposited Bionomics Shares as instructed by ADS Holders. In any event, the ADS Depositary will not exercise any discretion in voting deposited Bionomics Shares and will only vote as instructed.

Except by instructing the ADS Depositary as described above, ADS Holders will not be able to exercise voting rights directly unless they surrender their Bionomics ADSs, withdraw their underlying Bionomics Shares and arrange to receive those Bionomics Shares into their securities account in Australia (which is a process that typically takes one or two Business Days to complete). If ADS Holders wish to do this, but do not have a securities account in Australia, then they should contact their financial intermediary to make appropriate arrangements to receive the underlying Bionomics Shares before the Record Date.

4.	Considerations relevant to your vote

The Bionomics Board unanimously recommends that Bionomics Shareholders vote in favour of the Scheme.

In making this recommendation, the Bionomics Board has considered the information contained in:

●	section 4.1 (reasons to vote in favour of the Scheme);

●	section 4.2 (potential reasons to vote against the Scheme);

●	section 4.3 (other key considerations relevant to voting on the Scheme); and

●	sections 10 and 11 (risk factors and taxation implications).

Bionomics Shareholders should seek professional advice on their individual circumstances, as appropriate.

4.1	Reasons to vote in favour of the Scheme

This section summarises the reasons why the Bionomics Board has determined to unanimously recommend that Bionomics Shareholders vote in favour of the Scheme, provided that the Independent Expert continues to conclude that the Scheme is in the best interests of Bionomics Shareholders.

(a)	Your Directors recommend the Scheme

Your Directors unanimously recommend that Shareholders vote in favour of the Scheme subject to the Independent Expert continuing to conclude that the Scheme is in the best interest of Shareholders.

Each Director who holds or controls Bionomics Shares intends to vote those Shares in favour of the Scheme at the Scheme Meeting, subject to the same qualification. The interests of Bionomics Directors are disclosed in section 12.1 of this Scheme Booklet. Bionomics Shareholders should have regard to these interests when considering how to vote on the Scheme Resolution, including the recommendations on the Scheme Resolution which appear throughout this Scheme Booklet.6

(b)	The Independent Expert has concluded that the Scheme is in the best interest of Shareholders

The Independent Expert, Findex Corporate Finance (Aust) Ltd, has concluded that the Scheme is in the best interest of Shareholders.

[6]	Each Bionomics Director, other than Mr Peter Davies, holds Bionomics Options pursuant to the employee equity plan involving Bionomics Options issued to directors and employees of Bionomics. Bionomics Directors who hold Bionomics Options will be asked to enter into an Options Exchange Agreement with Bionomics and Neuphoria and will receive Neuphoria Options under the agreement, as would be the case with (and on identical terms as) any other holder of Bionomics Options. The terms of the Bionomics Options do not contain any vesting conditions that will be affected or triggered by the Scheme. Mr Peter Davies, who does not hold Bionomics Options, considers that, despite these arrangements, it is appropriate for the Bionomics Directors who hold Bionomics Options to make a recommendation on the Scheme Resolution given their role in the operation and management of Bionomics, and that Bionomics Shareholders would wish to know their views in relation to the Scheme Resolution. Those Bionomics Directors also consider that it is appropriate for them to make recommendations on the Scheme Resolution.

In reaching this view, the Independent Expert has concluded that the advantages of the Scheme do outweigh the disadvantages and accordingly the Scheme is in the best interest of the Shareholders. In particular, the Independent Expert considered:

●	the advantages and disadvantages of the Scheme;

●	other factors which it considered to be relevant to Shareholders in their assessment (including, among others, tax implications for Shareholders, implementation costs related to the Proposed Transaction and protection of Shareholders under the new jurisdiction); and

●	the position of Shareholders should the Scheme not proceed.

The Independent Expert’s Report is set out in Annexure A and Shareholders are encouraged to read it in full.

(c)	Alignment with leading industry peers

The Directors believe that re-domiciling and listing on Nasdaq will enable the Combined Group to align more closely with other prominent US pharmaceutical companies that are listed on Nasdaq. The Directors consider that this alignment can enhance the Combined Group’s visibility and reputation within the industry.

(d)	US corporate structure could increase attractiveness to potential strategic partners or acquirers

The Directors believe that, with a US parent company, the Combined Group could be more attractive to potential US strategic partners or acquirers.

(e)	Improved marketability to US institutional investors

The Directors believe that re-domiciling to the United States will make the Combined Group more attractive to US institutional investors, who often prefer to invest in US companies. In addition, US institutional investors are likely to prioritise US companies with a clear regulatory pathway and a higher likelihood of FDA approval. This increased investor interest can help provide ongoing capital to continue to fund the Combined Group’s clinical research initiatives, support regulatory submissions, and advance the development of its pharmaceutical products.

(f)	Increased attractiveness to a broader US investor pool who previously could not invest in non-US companies

The Directors consider that US investors generally prefer investments in common stock of US companies rather than ADSs of non-US companies. As a domestic US company, the Combined Group can offer US investors the opportunity to invest directly in Neuphoria shares of common stock, providing them with their desired ownership structure.

This can attract a broader range of US investors who prefer the transparency, voting rights, and economic benefits associated with holding common stock. By accommodating this preference, the Combined Group aims to enhance investor participation and strengthen its relationship with US shareholders.

(g)	Lower compliance and auditing costs

Until 1 July 2024, Bionomics qualified as a “foreign private issuer” (as defined in Rule 405 under the US Securities Act of 1933) and, as a result, was able to take advantage of certain reduced disclosure and other requirements as an SEC-registrant with securities listed on Nasdaq. Since that date, Bionomics must report like a US company while, as an Australian public company, still being required to comply with reporting requirements under the Corporations Act. As a result, the regulatory and compliance costs to Bionomics have increased.

A re-domiciliation via the Scheme will eliminate significant Australian compliance costs, including avoiding the need to prepare financial statements in accordance with International Financial Reporting Standards as well as US generally accepted accounting principles.

(h)	Eliminate administrative fees payable under Bionomics’ American Depositary Receipt program

Under our Depositary Agreement with Citibank N.A., Bionomics has incurred significant costs related to the program through which the ADSs are issued. Such costs would cease upon completion of the re-domiciliation as the depositary program would be terminated. In addition, the Depositary currently charges ADS holders an annual fee of US$0.05 per ADS. This charge and other fees charged to investors by depositary will be eliminated upon completion of the re-domiciliation.

(i)	Enhanced regulatory pathway

The Directors believe that re-domiciling and listing on Nasdaq will better facilitate the Combined Group’s engagement with the US Food and Drug Administration (FDA) and streamline the regulatory pathway for its pharmaceutical products. Being a US company and operating under a US regulatory jurisdiction may provide the Combined Group with better access to FDA resources, guidance, and expertise, expediting the approval process for its clinical trials and potential product registrations.

4.2	Potential reasons to vote against the Scheme

Although the Bionomics Board has determined to unanimously recommend that Bionomics Shareholders vote in favour of the Scheme, Bionomics Shareholders should consider the following reasons to potentially vote against the Scheme before making a decision on how to vote.

(a)	You may disagree with your Directors’ unanimous recommendations or the Independent Expert’s conclusions

All of your Directors and the Independent Expert have concluded that the Scheme is in the best interest of Bionomics Shareholders.7 These conclusions do not take into account your personal interests and circumstances, and so you may not believe that the Scheme in in your best interest. Alternatively, you may weigh the advantages and disadvantages of the Scheme differently and so reach a different conclusion to the Directors and Independent Expert.

(b)	Changing to a new jurisdiction and the differences in shareholders’ rights and obligations as a shareholder of a US domiciled company

On implementation of the Scheme, Bionomics Shareholders (other than Ineligible Overseas Shareholders or Electing Small Parcel Holders) will become holders of Neuphoria Shares. Neuphoria, as a company incorporated in the State of Delaware, will not be subject to any of the provisions of the Corporations Act (which Bionomics is currently subject to) and instead will be subject to the Delaware General Corporation Law.

[7]	Each Bionomics Director, other than Mr Peter Davies, holds Bionomics Options pursuant to the employee equity plan involving Bionomics Options issued to directors and employees of Bionomics. Bionomics Directors who hold Bionomics Options will be asked to enter into an Options Exchange Agreement with Bionomics and Neuphoria and will receive Neuphoria Options under the agreement, as would be the case with (and on identical terms as) any other holder of Bionomics Options. The terms of the Bionomics Options do not contain any vesting conditions that will be affected or triggered by the Scheme. Mr Peter Davies, who does not hold Bionomics Options, considers that, despite these arrangements, it is appropriate for the Bionomics Directors who hold Bionomics Options to make a recommendation on the Scheme Resolution given their role in the operation and management of Bionomics, and that Bionomics Shareholders would wish to know their views in relation to the Scheme Resolution. Those Bionomics Directors also consider that it is appropriate for them to make recommendations on the Scheme Resolution.

The rights of holders of Neuphoria Shares, including those living outside the United States, will be primarily governed by the laws of the United States and the corporate law of the State of Delaware as well as the Neuphoria Charter Documents.

As a result of this, certain Shareholders may decide that they do not wish to become a shareholder of a Delaware domiciled company and would prefer to remain a shareholder of an Australian company.

Currently, Bionomics Shareholders residing in Australia wishing to take action to enforce the provisions of Bionomics’ constitution or the securities laws applicable to Bionomics may take action in Australian courts and applying Australian law. After the implementation of the Scheme, such actions in respect of Neuphoria will be determined in accordance with the laws of the United States and the State of Delaware. An Australian shareholder will be entitled to seek enforcement of applicable laws in the same manner as a shareholder residing in the United States.

A non-exhaustive comparison of the rights of holders of Bionomics Shares (which are also the underlying securities of the ADSs) and the rights of holders of Neuphoria Shares is set out in Schedule 1.

(c)	The potential tax consequences of the Scheme may not suit your current financial position or tax circumstances

Implementation of the Scheme may have adverse tax implications for you depending on your individual circumstances. Similar to an investment in Bionomics ADSs, an investment in Neuphoria Shares involves US income tax considerations. Following implementation of the Scheme, US and non-US holders of Neuphoria Shares may be subject to US tax and reporting requirements like an investment in shares of other US companies. Please refer to Section 11 for a general overview of certain United States and Australian tax implications of the Scheme.

All Shareholders are advised to seek independent professional advice about their particular circumstances including, for non-Australian Shareholders, the foreign tax consequences.

(d)	Although the exchange ratio is fixed at one Neuphoria Share for every 2,160 Bionomics Shares, the exact value of the Scheme Consideration if issued is not certain and will depend on the price at which the Neuphoria Shares trade on Nasdaq after the Implementation Date.

Under the terms of the Scheme, Bionomics Shareholders on the Share Register as at the Record Date will be issued one Neuphoria Share for every 2,160 Bionomics Shares they hold (rounded to the nearest whole Neuphoria Share). The exact value of this Scheme Consideration that would be realised by individual Bionomics Shareholders will depend on the price at which Neuphoria Shares trade on Nasdaq after the Implementation Date.

In addition, the Sale Agent will be issued the Neuphoria Shares that would otherwise be issued in the name of Ineligible Overseas Shareholders or Electing Small Parcel Holders and will sell them as soon as reasonably practicable after the Implementation Date. Although the quantum of these sales is expected to be limited, it is possible that such sales may exert downward pressure on the share price of Neuphoria Shares during the applicable period. Moreover, the price that may be realised by the sale of these shares will depend on matters including prevailing market conditions and the willingness of buyers to acquire Neuphoria shares.

(e)	There could be a more litigious environment under Delaware corporate law

Neuphoria may be exposed to increased litigation as a Delaware corporation because the corporate legal environment is generally more litigious in the United States compared to Australia.

Shareholders of a Delaware corporation are entitled to commence class action suits on their own behalf and on behalf of any other similarly situated shareholders to enforce an obligation owed to shareholders directly where the requirements for maintaining a class action under Delaware law have been met. There is a risk that any material or costly dispute or litigation could adversely affect the Combined Group’s reputation, financial performance or value.

(f)	Costs of implementing the Proposed Transaction

Bionomics estimates the cost of implementing the re-domiciliation as being approximately A$900,000 (excluding GST). These are one-off costs that have mostly already been incurred by Bionomics. In addition, Citibank, N.A., as depositary for Bionomics’ American Depositary Receipt program, has demanded a significant amount of fees be paid in connection with the re-domiciliation. While Bionomics believes the demand is excessive, there is uncertainty as to how much Bionomics might be required to pay.

4.3	Other key considerations in relation to voting on the Scheme

Bionomics Shareholders should also consider the following additional considerations in determining how to exercise their vote at the Scheme Meeting:

(a)	The Scheme may be implemented even if you vote against the Scheme or do not vote at all. It is an “all-or-nothing” proposal

Even if you vote against the Scheme or do not vote at all, the Scheme may still be implemented if it is approved by the Requisite Majority of Bionomics Shareholders and the Court and all of the other Scheme Conditions to the Scheme are either satisfied or waived. If this occurs:

(i)	the Scheme will bind all Bionomics Shareholders, including those who did not vote on the Scheme Resolution and those who voted against it;

(ii)	on the Implementation Date, your Bionomics Shares will be transferred to Neuphoria and you will receive the Scheme Consideration;

(iii)	Bionomics will become a wholly-owned subsidiary of Neuphoria; and

(iv)	Neuphoria will apply to list on Nasdaq.

(b)	Conditionality of the Scheme

Implementation of the Scheme is subject to the satisfaction or waiver of a number of Scheme Conditions. If the Scheme Conditions are not satisfied or waived by their Relevant Dates, the Scheme will not proceed (in which case Bionomics Shareholders will not receive the Scheme Consideration or any other amount to which they would be entitled under the Scheme)).

(c)	Implications for Bionomics Shareholders if the Scheme is not implemented

(i)	(No Scheme Consideration): If the Scheme is not implemented, each Bionomics Shareholder will retain their Bionomics Shares and will not receive any Scheme Consideration.

(ii)	(Remain listed): If the Scheme is not implemented, Bionomics Shareholders will continue to be exposed to the risks and benefits of owning Bionomics Shares.

(d)	Deemed warranties by Scheme Participants

The effect of the Scheme is that all Scheme Participants, including those who vote against the Scheme and those who do not vote, will be deemed to have warranted to Neuphoria (and have authorised Bionomics to warrant to Neuphoria as agent and attorney for the Scheme Participant), that, as at the Implementation Date, their Bionomics Shares are fully paid and free from all encumbrances and that the Scheme Participant has the power to sell their Bionomics Shares to Neuphoria under the Scheme. The terms of the warranties are set out in clause 6 of the Scheme Implementation Agreement and are summarised in section 5.8 of this Scheme Booklet. The Scheme is set out in Annexure B.

You should ensure that these warranties can be given by you prior to, and remain correct as at, the Implementation Date.

(e)	You may need a brokerage account which allows trading of US stocks if you want to sell your Neuphoria Shares

If you are a Bionomics Shareholder (other than the Australian custodian for the ADS Depositary) and you are not an Ineligible Overseas Shareholder or Electing Small Parcel Holder and you wish to sell your Neuphoria Shares, you would be required to obtain a brokerage account which allows you to trade US stocks, such as Neuphoria Shares, on Nasdaq. If you do not wish to sell your Neuphoria Shares but wish to simply hold them, you will not need to set up a brokerage account.

ADS Holders could use a broker to trade Neuphoria Shares just as they do currently to trade Bionomics ADSs.

If you are a Bionomics Shareholder, to open a brokerage account for your Neuphoria Shares, you should select a brokerage platform which offers the ability to hold and trade US stocks if you do not have one already. Several Australian brokers (including a number of discount online brokers) offer this ability. While Bionomics cannot provide a specific broker recommendation, the Australian Securities Exchange has a listing of online Australian brokers on its website at https://www.asx.com.au/investors/start-investing/find-a-broker-adviser/full-service-and-online-brokers which you could consider as a starting point to choose a broker who offers the ability to hold and trade US stocks.

The instructions of your selected platform should be followed to open a brokerage account (if you do not already have one), but typically this will involve opening an online account (unless it is a platform associated with your bank, in which case account opening may be simpler), providing your personal and financial information and entering into an agreement for broker services with the provider.

5.	Implementation of the Scheme

5.1	Introduction

The Scheme is a scheme of arrangement under Part 5.1 of the Corporations Act. A scheme of arrangement is commonly used to give effect to re-domiciliation of a company to an overseas jurisdiction.

The key terms of the Scheme, if approved and implemented, will involve:

(a)	the acquisition by Neuphoria on the Implementation Date of all Bionomics Shares not already held by Neuphoria as at the Record Date; and

(b)	the provision of the Scheme Consideration to Scheme Participants (other than Ineligible Overseas Shareholders and Electing Small Parcel Holders) who hold Bionomics Shares at the Record Date.

This section explains the steps involved in implementing the Scheme (a copy of which is contained in Annexure B).

If the Scheme becomes Effective, Bionomics will become a wholly-owned subsidiary of Neuphoria and will request Nasdaq to have the Bionomics ADSs delisted as soon as possible after the Implementation Date. Neuphoria will be admitted to the official list of Nasdaq and the Neuphoria Shares will be listed on Nasdaq.

5.2	Steps in implementing the Scheme

(a)	Scheme Implementation Agreement

On 1 October 2024, Bionomics and Neuphoria entered into the Scheme Implementation Agreement which sets out each of Bionomics and Neuphoria’s rights and obligations in connection with the implementation of the Scheme.

Certain key aspects of the Scheme Implementation Agreement are summarised in this section 5 of this Scheme Booklet. The Scheme Implementation Agreement (excluding annexures) can be accessed on a current report on Form 8-K that was filed with the SEC on 2 October 2024. It may be accessed at the following link: https://www.sec.gov/Archives/edgar/data/1191070/000121390024084175/0001213900-24-084175-index.html

The Scheme Implementation Agreement does not contain provisions regarding the treatment of Small Parcel Holders as described in this Scheme Booklet, although the Scheme of Arrangement does implement those procedures and has the consent of Neuphoria.

(b)	Deed Poll

On 23 October 2024, Neuphoria executed the Deed Poll in favour of each Scheme Participant, pursuant to which Neuphoria agreed to perform its obligations under the Scheme and to otherwise comply with the Scheme as if Neuphoria was a party to the Scheme.

The key obligation of Neuphoria under the Scheme is to provide the Scheme Consideration to each Scheme Participant subject to satisfaction or waiver of the Scheme Conditions.

A copy of the Deed Poll is set out in Annexure C.

(c)	Scheme Meeting

On 8 November 2024, the Court ordered that Bionomics convene a meeting of Bionomics Shareholders to consider and vote on the Scheme. The Court ordered that the Scheme Meeting be held at 8.30am (Sydney time), which is 4.30pm on Thursday 12 December 2024 (New York time).

Instructions on how to attend and vote at the Scheme Meeting are set out in section 3 of this Scheme Booklet and in the Notice of Scheme Meeting in Annexure D.

No endorsement by the Court

The fact that under section 411(1) of the Corporations Act the Court ordered that a meeting of the Bionomics Shareholders be convened by Bionomics to consider and vote on the Scheme does not mean that the Court:

●	has formed any view as to the merits of the proposed Scheme or as to how Bionomics Shareholders should vote (on this matter, Bionomics Shareholders must reach their own decision); or

●	has prepared, or is responsible for, the content of this Scheme Booklet.

Required majority to pass resolutions

For the Scheme to be implemented, it is necessary that the Requisite Majority of Bionomics Shareholders vote in favour of the resolution to approve the Scheme at the Scheme Meeting.

If the Requisite Majority of Bionomics Shareholders approve the Scheme at the Scheme Meeting, the result of the Scheme Meeting will be announced during the Scheme Meeting.

(d)	Second Court Hearing

In order to become Effective, the Scheme (with or without modification) must be approved by an order of the Court at the Second Court Hearing in accordance with section 411(4)(b) of the Corporations Act.

Apply for approval

If the Scheme is approved at the Scheme Meeting by the Requisite Majority, Bionomics intends to apply to the Court for the necessary orders approving the Scheme.

The Court has an overriding discretion whether or not to approve the Scheme under section 411(4)(a)(ii)(A) of the Corporations Act and can, for example, disregard the Headcount Test. Bionomics reserves the right to apply to the Court at the Second Court Hearing to approve the Scheme even if the Headcount Test is not satisfied.

If the Scheme is approved at the Scheme Meeting by the Requisite Majority, but not subsequently approved by the Court at the Second Court Hearing, then the Scheme will not proceed.

Opposing the Scheme

Each Bionomics Shareholder has the right to seek leave to appear at Court at the Second Court Hearing and be heard in respect of the Scheme.

The Second Court Hearing is scheduled to be held at 3.00pm on Monday 16 December 2024 in the Supreme Court of New South Wales. Information on attending the Second Court Hearing will be released on Bionomics’ website if the Scheme is approved by Bionomics Shareholders at the Scheme Meeting.

If you want to object to approval of the Scheme by the Court at the Second Court Hearing, you must file with the Court and serve on Bionomics a notice of appearance in the prescribed form together with any affidavit that you propose to rely on at the hearing.

The notice of appearance and affidavit must be served on Bionomics at its address for service at least three days before the Second Court Hearing. The postal address for service is 200 Greenhill Road, Eastwood SA 5063, Australia.

(e)	Record date

Determination of entitlement to Scheme Consideration

Bionomics Shareholders (other than Excluded Shareholders, Ineligible Overseas Shareholders and Electing Small Parcel Holders) will be entitled to receive the Scheme Consideration under the Scheme if they are registered as holders of Bionomics Shares on the Record Date.

The Record Date is currently proposed to be 5.00pm (Sydney time) on Tuesday 17 December 2024.

In this Scheme Booklet, Bionomics Shareholders as at the Record Date (other than Excluded Shareholders) are referred to as ‘Scheme Participants’.

From the Record Date (and other than for Neuphoria following the Implementation Date), the Share Register will close for transfers and all holding statements for Bionomics Shares (other than holding statements in favour of Neuphoria) will cease to have effect as documents of title. Each entry on the Share Register on the Record Date will cease to have any effect other than as evidence of entitlement to the Scheme Consideration.

(f)	Effective Date

If the Court approves the Scheme at the Second Court Hearing, Bionomics will (pursuant to section 411(10) of the Corporations Act) lodge with ASIC the office copy of the Court order approving the Scheme. Bionomics intends to lodge the office copy of the Court order with ASIC on the Effective Date, which is expected to be Monday 16 December 2024.

If the Scheme Conditions are satisfied or waived, the Scheme will legally come into effect on the Effective Date.

If the Scheme has not become Effective or the relevant Scheme Conditions have not been satisfied or waived by 31 January 2025 or such later date as Bionomics and Neuphoria agree in writing (being the End Date), the Scheme will lapse and be of no further force or effect.

(g)	Implementation Date

The Implementation Date of the Scheme is the date which is 5 Business Days after the Record Date or such other date as agreed by Bionomics and Neuphoria. The Implementation Date is currently proposed to be Tuesday 24 December 2024.

If the Scheme becomes Effective, on the Implementation Date:

●	all Bionomics Shares held by Scheme Participants will be transferred to Neuphoria without any further action required by Scheme Participants;

●	all Scheme Participants (other than Ineligible Overseas Shareholders, Electing Small Parcel Holders and the Australian custodian of the ADS Depositary) and the ADS Depositary will receive the Scheme Consideration. Holders of Neuphoria Shares will have their names entered on the Neuphoria Register;

●	Bionomics will enter the name of Neuphoria in the Share Register in respect of the Bionomics Shares;

●	Neuphoria will procure that the ADS Depositary delivers (by way of exchange) such Neuphoria Shares to the ADS Holders on the basis of one Neuphoria Share for every 12 Bionomics ADSs held on the Record Date; and

●	Bionomics will become a wholly-owned subsidiary of Neuphoria.

More information about the provision of the Scheme Consideration on the Implementation Date is set out in section 6.3 of this Scheme Booklet.

(h)	Listing of Neuphoria

If the Scheme becomes Effective, Neuphoria will apply to Nasdaq to list its shares, with effect from the close of trading on the Effective Date.

(i)	Trading in Neuphoria Shares

Neuphoria will seek confirmation from the Nasdaq that, from the Business Day after the Effective Date (or any later date as Nasdaq requires), the Neuphoria Shares will be listed for quotation on the official list of Nasdaq. Neuphoria has requested that Nasdaq grant approval for use of the Nasdaq ticker symbol “NEUP”.

The Neuphoria Shares are expected to commence trading promptly after Implementation Date.

The exact number of Neuphoria Shares to be issued to each Scheme Participant (other than Ineligible Overseas Shareholders and Electing Small Parcel Holders) will not be known until after the Record Date and will not be confirmed to each relevant Scheme Participant until they receive their holding statements following the Implementation Date. It is the responsibility of each relevant Scheme Participant to confirm their holdings of Neuphoria Shares (as applicable) before they trade them, to avoid the risk of committing to sell more than will be issued to them.

(j)	Existing shareholder instructions to Bionomics

Except for tax file numbers and except as prohibited by law, all instructions, notifications or elections by each Bionomics Shareholder to Bionomics that are binding or deemed binding between the Bionomics Shareholder and Bionomics, relating to Bionomics, Bionomics Shares, including instructions, notifications or elections relating to the receipt of notices or other communications from Bionomics (including by email) will be deemed from the Implementation Date (except to the extent determined otherwise by Neuphoria in its sole discretion) to be made by the Scheme Participant to Neuphoria, and to be a binding instruction, notification or election to, and accepted by Neuphoria in respect of any Neuphoria Shares provided to that Scheme Participant until and unless that instruction, notification or election is revoked or amended in writing addressed to Neuphoria or its agent (including the share registry).

5.3	Scheme Conditions

The Scheme will not proceed unless all the Scheme Conditions are satisfied or waived (if capable of being waived) in accordance with the Scheme Implementation Agreement or Scheme (as applicable).

The Scheme Conditions are set out in clause 3.1 of the Scheme Implementation Agreement and clause 3.1 of the Scheme.

The Scheme Conditions are summarised below. Capitalised terms in the table below are defined in the Scheme Implementation Agreement.

Condition	Party entitled to benefit	Responsibility to satisfy
(e) Orders convening Scheme Meeting: The Court orders the convening of the Scheme Meeting under section 411(1) of the Corporations Act.	Both	Bionomics
(f) Bionomics Shareholder Approval: Bionomics Shareholder Approval is obtained at the Scheme Meeting.	Bionomics	Bionomics
(g) Court approval of Scheme: The Court makes orders under section 411(4)(b) of the Corporations Act approving the Scheme on the Second Court Date.	Both	Bionomics
(h) Order lodged with ASIC: An office copy of the Court orders approving the Scheme is lodged with ASIC as contemplated by section 411(10) of the Corporations Act on or before the End Date.	Both	Bionomics
(i) Regulatory Consents: All approvals or consents required from any Government Agency to implement the Scheme (other than the approval of the Court of the Scheme under section 411(4)(b) of the Corporations Act) are obtained (or deemed obtained) and not withdrawn by 8.00 am on the Second Court Date (Regulatory Consents).	Both	In respect of each agreed consent, waiver or approval, the party who has the legal obligation to obtain it
(j) Nasdaq approval for listing: Prior to 8.00 am on the Second Court Date, Nasdaq has confirmed it has no objections to listing on Nasdaq of Neuphoria Shares, subject to official notice of issuance following implementation and any customary conditions.	Neuphoria	Neuphoria
(k) Independent Expert’s report: The Independent Expert issues its report before the date on which the Scheme Booklet is provided to ASIC and the Independent Expert concludes that the Scheme is in the best interest of Bionomics Shareholders (and does not change that conclusion prior to 8.00 am on the Second Court Date).	Both	Bionomics

5.4	Status of Scheme Conditions

As at the date of this Scheme Booklet, neither Bionomics nor Neuphoria is aware of any circumstances which would cause any Scheme Conditions not to be satisfied or any termination right to be enlivened.

A statement about the status of Scheme Conditions will be made at the commencement of the Scheme Meeting.

5.5	If the Scheme does not proceed

If the Scheme does not proceed, Bionomics Shareholders will continue to hold Bionomics Shares and will not receive the Scheme Consideration.

Bionomics will be liable to pay certain transaction costs relating to the Scheme regardless of whether the Scheme proceeds. If the Scheme is implemented, additional costs will be incurred.

5.6	Termination of the Scheme Implementation Agreement

The circumstances in which the Scheme Implementation Agreement can be terminated are set out in full in clause 10 of the Scheme Implementation Agreement.

Below is a summary of the termination rights of the parties under the Scheme Implementation Agreement:

Cause for termination	Description of termination right
Breach	Where the other party is in material breach of the Scheme Implementation Agreement, the party wishing to terminate has given the other party written notice and the breach has not been remedied within 10 Business Days of the date of the notice
Automatic termination	Bionomics shareholder approval is not obtained at the Scheme Meeting
Mutual agreement	Bionomics and Neuphoria may terminate by mutual agreement in writing.

5.7	Warranties in Scheme Implementation Agreement

Under the Scheme Implementation Agreement, Bionomics and Neuphoria each provide a range of representations and warranties to the other in relation to their respective organisations and operations as well as their provision of information to the other in the context of the Proposed Transaction. Clause 9 of the Scheme Implementation Agreement contains these warranties and representations.

5.8	Warranties by Scheme Participants under the Scheme

The effect of the Scheme is that each Scheme Participant, including those who vote against the Scheme and those who do not vote, will be deemed to have warranted to Neuphoria (and to have authorised Bionomics to warrant to Neuphoria as agent and attorney for the Scheme Participant) that:

●	all their Bionomics Shares which are transferred to Neuphoria under the Scheme are, as at the Implementation Date, fully paid and free from all encumbrances; and

●	they have full power and capacity to sell and to transfer their Bionomics Shares (including any rights and entitlements attaching to those shares) to Neuphoria under the Scheme.

The Scheme is set out in Annexure B.

5.9	Sale Facility

If you are an Ineligible Overseas Shareholder or an Electing Small Parcel Holder, the entire Scheme Consideration that would otherwise have been issued to you will be issued to the Sale Agent, as your nominee on trust, for sale through the Sale Facility and you will be paid a pro rata share of the net proceeds from the sale of all Scheme Consideration sold through the Sale Facility. Ineligible Overseas Shareholders and Electing Small Parcel Holders will be paid the proceeds of sale. Bionomics will pay all brokerage and related costs, levies or fees associated with the sale of Neuphoria Shares through the Sale Facility on behalf of Ineligible Overseas Shareholders and Electing Small Parcel Holders.

The Sale Agent will sell the Neuphoria Shares in such manner, at such price and on such other terms as the Sale Agent determines in good faith.

The Sale Facility will operate as follows:

a)	as soon as reasonably practicable, but no more than eight weeks after the Implementation Date, the Sale Agent will arrange for the sale of all the Neuphoria Shares issued to it, held for the benefit of Ineligible Overseas Shareholders and Electing Small Parcel Holders. The sales will be effected in such manner, at such price and on such other terms as the Sale Agent determines in good faith and at the sole risk of the Ineligible Overseas Shareholders and Electing Small Parcel Holders; and

b)	Bionomics will pay all brokerage and related costs, levies or fees associated with the sale of Neuphoria Shares through the Sale Facility.

c)	the Sale Agent will then remit the sale proceeds in US dollars, to Neuphoria which will then account to each Ineligible Overseas Shareholders and Electing Small Parcel Holders for their pro rata share of the net aggregated sale proceeds in Australian dollars or New Zealand dollars (as applicable), converted using the prevailing AUD/USD or AUD/NZD exchange rate (as applicable). Interest will not be paid on any sale proceeds.

Each Ineligible Overseas Shareholder and each Electing Small Parcel Holder will be paid their pro rata share of the net sale proceeds on an averaged basis so that all Ineligible Overseas Shareholders and Electing Small Parcel Holders will be paid the same price per Neuphoria Share (subject to rounding down to the nearest whole cent) in Australian dollars or New Zealand dollars (as applicable), after conversion from US dollars.

The actual price received by an Ineligible Overseas Shareholder or an Electing Small Parcel Holder for their Neuphoria Shares that are sold under the Sale Facility may be more or less than the actual price that is received by the Sale Agent for those Neuphoria Shares. Ineligible Overseas Shareholders and Electing Small Parcel Holders will be paid (in their pro rata proportions) the proceeds of the sale of their Neuphoria Shares as soon as practicable after implementation of the Scheme, by either:

a)	where an Ineligible Overseas Shareholder or an Electing Small Parcel Holder has, before the Record Date, made a valid election in accordance with the requirements of the share registry to receive dividend payments from Bionomics by electronic funds transfer, to a bank account nominated by the Ineligible Overseas Shareholder or Electing Small Parcel Holder, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means in accordance with that election; or

b)	by Global Wire Payment Service, if an Ineligible Overseas Shareholder or an Electing Small Parcel Holder has elected to receive payments electronically in their local currency using the share registry’s Global Wire Payment Service;

c)	for an Ineligible Overseas Shareholder or an Electing Small Parcel Holder with a registered address in New Zealand, by making a deposit in New Zealand currency into an account notified by the Ineligible Overseas Shareholder or an Electing Small Parcel Holder to Bionomics and recorded in the Share Register as at the Record Date; or

d)	dispatching, or procuring the dispatch of, a cheque for the relevant amount in Australian currency to the Ineligible Overseas Shareholder or an Electing Small Parcel Holder by prepaid post to their address as shown in the Bionomics share register (as at the Record Date), such cheque being drawn in the name of the Ineligible Overseas Shareholder or an Electing Small Parcel Holder (in the case of joint holders, the cheque will be drawn in the name of the joint holders).

Payment of the proceeds to each Ineligible Overseas Shareholder or each Electing Small Parcel Holder (in their pro rata proportions) in the manner set out above satisfies in full Neuphoria’s obligations to the Ineligible Overseas Shareholder or the Electing Small Parcel Holder under the Scheme in respect of the Scheme Consideration.

For Ineligible Overseas Shareholder or each Electing Small Parcel Holder with a registered address in New Zealand who have not provided their bank account details, their payment will be withheld pending receipt of their valid bank account details or dealt with in accordance with applicable unclaimed money legislation.

If an Ineligible Overseas Shareholder or an Electing Small Parcel Holder wishes to verify and/or update their bank account details, they can do this online at www.investorcentre.com/au or by contacting the share registry prior to the Record Date. If the Ineligible Overseas Shareholder or the Electing Small Parcel Holder has already registered, they can log in using their User ID and password. If the Ineligible Overseas Shareholder or an Electing Small Parcel Holder is not a member, they will need their Securityholder Reference Number to register. The new user registration process requires an account verification code to be mailed to the Shareholder’s registered address as an additional layer of security to protect their security holding. Ineligible Overseas Shareholders and Electing Small Parcel Holders should allow sufficient time for delivery of the verification code so that they can update their bank account details before the Record Date.

6.	Scheme Consideration

This section provides information regarding the Scheme Consideration that is relevant for Bionomics Shareholders.

6.1	Overview

Pursuant to the Scheme:

●	holders of fully paid ordinary shares in Bionomics (“Bionomics Shares”) will be entitled to receive one share of common stock in Neuphoria (“Neuphoria Share”) for every 2,160 Bionomics Shares held on the Record Date;

●

the ADS Depositary (who holds Bionomics Shares for the benefit of the ADS Holders through their Australian custodian) will be directly issued one Neuphoria Share for every 2,160 Bionomics Shares held on behalf of the ADS Depositary on the Record Date by their Australian custodian; and

●	Neuphoria will procure that the ADS Depositary delivers (by way of exchange) such Neuphoria Shares to the ADS Holders on the basis of one Neuphoria Share for every 12 Bionomics ADSs held on the Record Date.

Such a consolidation of share capital is considered appropriate following advice from two investment banks concerning an appropriate pricing model for an ambitious and emerging biotechnology research and development company. If the company were to apply the ratio proposed above to its current share price, the estimated Nasdaq share price would be approximately US$2.40 per share as of the Last Practicable Date. Furthermore, any reorganisation of capital does not affect the value of the company nor shareholder position.

See section 8.6 for a detailed description of the rights attaching to Neuphoria Shares. See also Schedule 1 for a comparison of the Australian and US legal regimes regarding rights of holders of Bionomics Shares and Neuphoria Shares (respectively), which will be relevant to your consideration as to whether to vote in favour of the Scheme.

Holders of Bionomics Options and Bionomics Warrants will be asked to exchange those convertible securities for equivalent options and warrants in Neuphoria based on the same exchange ratio as the Scheme ratio.

The adjustments for all Bionomics Warrants and Bionomics Options which are exchanged into Neuphoria Warrants or Neuphoria Options (respectively) will be the standard adjustment on a consolidation, which is to reduce the number of warrants or options by a factor of 2,160 (in the case of options over shares) or 12 (in the case of warrants over ADSs), and to increase the exercise price of the warrant or option in the inverse of that same ratio. The same rounding rules that apply to fractional shares in the Scheme will apply to the Neuphoria Options and Neuphoria Warrants issued.

6.2	Entitlement to Scheme Consideration

Scheme Participants, being Bionomics Shareholders whose names appear on the Share Register as at the Record Date (5.00pm (Sydney time) on Tuesday 17 December 2024) (other than Ineligible Overseas Shareholders and Electing Small Parcel Holders), will be entitled to receive the Scheme Consideration under the Scheme.

The Scheme does not preclude you from selling your Bionomics ADSs on market for cash, if you wish, provided you do so before close of trading on Nasdaq on the Implementation Date (currently expected to be Tuesday 24 December 2024).

If you sell your Bionomics ADSs on market for cash, as referred to above, you:

●	will not be entitled to receive the Scheme Consideration; and

●	may incur a brokerage charge.

Dealings on or prior to the Record Date

For the purpose of establishing the persons who are entitled to participate in the Scheme, dealings in Bionomics Shares will only be recognised if:

(a)	in the case of requests to convert ADSs to Bionomics Shares, the person is registered in the Share Register as the holder of the relevant Bionomics Shares on or before the Record Date; and

(b)	in all other cases, registrable transmission applications or transfers in respect of those dealings are received on or before 5.00pm on the Effective Date.

Bionomics will not accept for registration or recognise any transfer or transmission application received after such times or received before such times but not in registrable or actionable form.

Dealings after the Record Date

For the purpose of determining entitlements to Scheme Consideration, Bionomics will maintain the Share Register in accordance with the terms of the Scheme and the Share Register in this form will solely determine entitlements to the Scheme Consideration.

As from the Record Date (other than for Neuphoria after the Implementation Date), each entry current on the Share Register will cease to have effect except as evidence of entitlement to the Scheme Consideration in respect of the Bionomics Shares relating to that entry.

All statements of holding in respect of Bionomics Shares will cease to have effect after the Record Date as documents of title in respect of those shares (other than statements of holdings in favour of Neuphoria).

6.3	Provision of the Scheme Consideration

Neuphoria has entered into the Deed Poll under which Neuphoria covenants in favour of Scheme Participants to provide the Scheme Consideration in accordance with the Scheme.

If the Scheme becomes Effective, Neuphoria must issue the Neuphoria Shares (as applicable) to each Scheme Participant entitled to receive the Scheme Consideration under the Scheme. Neuphoria must enter the name of the Scheme Participant in Neuphoria’s register of Shareholders as the holder of those Neuphoria Shares on the Implementation Date.

6.4	Fractional entitlements

Any entitlements to a fraction of a Neuphoria Share arising under the calculation of Scheme Consideration will be rounded up or down to the nearest Neuphoria Share (and if the fractional entitlement would include one-half of a Neuphoria Shares, the entitlement will be rounded up).

If rounding would result in a Bionomics Shareholder receiving zero Neuphoria Shares, their entitlement will be rounded up to one Neuphoria Share.

6.5	Small Parcel Holders

As part of the Scheme, Small Parcel Holders will by default receive Neuphoria Shares on the same basis as all other Scheme Participants unless they opt in to participate in the Sale Facility (becoming an Electing Small Parcel Holder), in which case they will be paid a pro rata share of the proceeds of sale of those Neuphoria Shares.

Each Small Parcel Holder will be entitled to elect to participate in the Sale Facility by completing the Election Form and returning it in accordance with the instructions on the Election Form so that it is received by the Share Registry by 5:00 pm on Friday, 13 December 2024. An election under this clause 6.5 must be made in accordance with the terms and conditions on the Election Form.

Small Parcel Holders who have submitted an Election Form and then wish to withdraw their election and to not participate in the Sale Facility can do so by requesting a Small Parcel Holder Election Withdrawal Form from the Shareholder Information Line and completing and returning the Small Parcel Holder Election Withdrawal Form in accordance with the instructions on that form, such that it is received by the Share Registry by 5:00 pm on Friday, 13 December 2024.

Small Parcel Holders can only make an election in relation to all (and not only some) of the Scheme Shares held by them. If a Shareholder holds one or more parcels of Bionomics Shares as trustee or nominee for, or otherwise on account of, another person, that Shareholder may not make separate elections in respect of each of those parcels. In order to make separate elections, the trustee or nominee must first establish distinct holdings on the Share Register in respect of each parcel of Bionomics Shares and must make a separate election (using a separate Small Parcel Holder Election Form) in respect of each such parcel of Bionomics Shares. However, the trustee or nominee may not accept instructions from an underlying beneficiary to make an election unless it is in respect of all parcels of Bionomics Shares held by the trustee or nominee on behalf of that beneficiary, and the underlying beneficiary has confirmed to the trustee or nominee that its aggregated beneficial and legal holding of Bionomic Share is fewer than 200,000 Bionomics Shares as of the Record Date.

6.6	Ineligible Overseas Shareholders and Electing Small Parcel Holders

Ineligible Overseas Shareholders and Electing Small Parcel Holders will participate in the Scheme on the same basis as all other Scheme Participants. However, Ineligible Overseas Shareholders and Electing Small Parcel Holders will not receive the Neuphoria Shares to which they would otherwise be entitled under the Scheme. Instead, the Neuphoria Shares that Ineligible Overseas Shareholders and Electing Small Parcel Holders would otherwise be entitled to will be issued to the Sale Agent who will sell them on Nasdaq as soon as reasonably practicable and in any event no more than eight weeks after the Implementation Date, at such market price on Nasdaq at the time of sale. Refer to Section 5.9 for more information about the Sale Facility.

6.7	Tax consequences

A general guide to the Australian and US consequences for Scheme Participants is set out in section 11 of this Scheme Booklet. This guide is not intended to provide specific tax advice in respect of the individual circumstances of any Scheme Participants, who should obtain their own independent professional tax advice.

7.	Information about Bionomics

7.1	Responsibility for information

The information set out in this section was prepared by Bionomics, which is responsible for the information contained in this section.

7.2	Corporate history

Bionomics is an Australian corporation registered in South Australia and its ordinary shares, in the form of American Depositary Shares (“ADSs”), have been trading in the United States since listing on the Nasdaq Global Market in December 2021. Each ADS represents 180 ordinary shares of Bionomics. Bionomics has approximately 3,500 shareholders and 500 ADS holders.

7.3	Business

Bionomics is a clinical-stage biopharmaceutical company developing novel, allosteric ion channel modulators designed to transform the lives of patients suffering from serious central nervous system (“CNS”) disorders with high unmet medical need. Ion channels serve as important mediators of physiological function in the CNS and the modulation of ion channels influences neurotransmission that leads to downstream signaling in the brain. The α7 nicotinic acetylcholine (“ACh”) receptor (“α7 receptor”) is an ion channel that plays an important role in driving emotional responses and cognitive performance. Utilizing our expertise in ion channel biology and translational medicine, we are developing orally active small molecule negative allosteric modulators (“NAMs”) to treat anxiety and stressor-related disorders. In addition, through a long-standing strategic partnership with Merck & Co., Inc., in the United States and Canada (“MSD”), we are also developing positive allosteric modulators (“PAMs”) of the α7 receptor to treat cognitive dysfunction. Bionomics’ pipeline also includes preclinical assets that target Kv3.1/3.2 and Nav1.7/1.8 ion channels being developed for CNS conditions of high unmet need.

We are advancing our lead product candidate, BNC210, an oral, proprietary, selective NAM of the α7 receptor, for the chronic treatment of Post-Traumatic Stress Disorder (“PTSD”) and the acute treatment of Social Anxiety Disorder (“SAD”). There remains a significant unmet medical need for the over 27 million patients in the United States alone suffering from SAD and PTSD.

Current pharmacological treatments include certain antidepressants and benzodiazepines, and there have been no new FDA approved therapies in these indications in nearly two decades. These existing treatments have multiple shortcomings, such as a slow onset of action of antidepressants, and significant side effects of both classes of drugs, including abuse liability, addiction potential and withdrawal symptoms. BNC210 has been observed in our clinical trials to have a fast onset of action and clinical activity without the limiting side effects seen with the current standard of care.

In September 2023, we announced the results of the Phase 2b ATTUNE study, which was a double-blind, placebo-controlled trial conducted in a total of 34 sites in the United States and the United Kingdom, with 212 enrolled patients, randomized 1:1 to receive either twice daily 900 mg BNC210 as a monotherapy (n=106) or placebo (n=106) for 12 weeks. The trial met its primary endpoint of change in Clinician-Administered PTSD Scale for DSM-5 (“CAPS-5”) total symptom severity score from baseline to Week 12 (p=0.048). A statistically significant change in CAPS-5 score was also observed at Week 4 (p=0.016) and at Week 8 (p=0.015). Treatment with BNC210 also showed statistically significant improvement both in clinician-administered and patient self-reporting in two of the secondary endpoints of the trial. Specifically, BNC210 led to significant improvements at Week 12 in depressive symptoms (p=0.041) and sleep (p=0.039) as measured by Montgomery-Åsberg Depression Rating Scale (“MADRS”) and Insomnia Severity Index (ISI), respectively. BNC210 also showed signals and trends across visits in the other secondary endpoints including the clinician and patient global impression - symptom severity (“CGI-S”, “PGI-S”, respectively) and the Sheehan Disability Scale (“SDS”). In July 2024, we announced a positive outcome of an End-of-Phase 2 meeting with FDA that provides a potential path to New Drug Application (“NDA”) submission for BNC210 for PTSD that alongside the positive Phase 2b ATTUNE trial includes a single additional Phase 3 trial. This Phase 3 trial will evaluate two dose levels of BNC210 in a 12-week randomized, double-blind, placebo-controlled trial with a 52-week open-label extension. Start-up activities for a planned Phase 3 trial of BNC210 in PTSD are underway. We plan to initiate the Phase 3 trial in PTSD in the second half of 2025, contingent upon having sufficient capital on hand. Although the FDA has denied our initial Breakthrough Therapy designation application, we are considering a rebuttal in the future. The approval process for the BNC210 PTSD program is not expected to be impeded, as we have already received Fast-Track designation for both the PTSD and SAD programs.

We have completed our Phase 2 PREVAIL trial for BNC210 for the acute treatment of SAD. While PREVAIL narrowly missed its primary endpoint, as measured by the change from baseline to the average of the Subjective Units of Distress Scale (“SUDS”) scores during a 5-minute Public Speaking Challenge in the BNC210-treated patients when compared to placebo, the December 2022 topline data readout revealed encouraging trends in the prespecified endpoints. The findings did indicate a consistent trend toward improvements across primary and secondary endpoints and a favorable safety and tolerability profile consistent with previously reported results. These results supported a post-hoc in-depth analysis of the full dataset to better understand the potential of the drug and guide late-stage trial design. In October 2023, we announced a positive outcome of an End-of-Phase 2 meeting with FDA that enables advancement of BNC210 into Phase 3 studies in SAD. Start-up activities for a planned Phase 3 trial of BNC210 in SAD are underway. In July 2024, we announced the initiation of patient screening for the Phase 3 AFFIRM-1 trial evaluating the safety and efficacy of BNC210 for the acute, as-needed treatment of SAD. AFFIRM-1 targets enrollment of 330 adult patients with SAD at clinical sites in the United States. It is a multi-center, double-blind, two-arm, parallel group, placebo-controlled trial. Participants will be randomized 1:1 to receive a single dose of 225 mg BNC210 or matched placebo about one hour before speaking in public. The primary endpoint will compare BNC210 to placebo using the SUDS to measure self-reported anxiety levels during a public speaking task. Secondary efficacy endpoints include the Clinical and Patient Global Impression (“CGI” and “PGI”, respectively) scales and the State-Trait Anxiety Inventory (“STAI”). Topline results from the AFFIRM-1 trial are expected in the third quarter of 2025.

The Company’s expertise in ion channels and approach to developing allosteric modulators have been validated through its strategic partnership with MSD for our α7 receptor PAM program, which targets a receptor that has garnered significant attention for treating cognitive deficits. This partnership enables Bionomics to maximize the value of its ion channel and chemistry platforms and develop transformative medicines for patients suffering from cognitive disorders such as Alzheimer’s disease.

Below is a summary of our non-partnered BNC210 CNS pipeline, which shows the current status and expected topline data:

Below is a summary of the status of the programs under our collaboration relationships:

Below is a summary of the status of the programs under our preclinical programs:

For further information about Bionomics’ business, see Item 1 (Business) to its 2024 annual report on Form 10-K that was filed with the SEC on 30 September 2024. It may be accessed on Bionomics’ website (https://ir.bionomics.com.au/financials-filings/sec-filings) and the SEC’s website (www.sec.gov).

7.4	Corporate structure

Bionomics Inc., incorporated in Delaware, is a fully owned subsidiary of Bionomics Limited. Bionomics Limited has no other subsidiaries.

7.5	Directors, company secretary and senior management

This section provides details of the Bionomics Directors and key management personnel of Bionomics as at the date of this Scheme Booklet.

(a)	Directors

Spyridon Papapetropoulos

Spyridon Papapetropoulos, M.D. has served as our President and Chief Executive Officer since January 2023. Dr. Papapetropoulos is an experienced biopharmaceutical executive, a recognized neuroscientist/neurologist, and change agent with a 25-year career focused on CNS disorders. He has held various positions of increasing responsibility at CNS-focused start-up/small, medium specialty and large biopharma companies. Since 2020, he was the Chief Medical Officer of Vigil Neuroscience Inc, a Nasdaq-listed biopharmaceutical company developing a pipeline of neuroimmune targeted therapeutics for the treatment of neurodegenerative disorders. Prior to joining Vigil, he served as Chief Development Officer, and SVP, Head of Development at Acadia Pharmaceuticals Inc., CEO at SwanBio Therapeutics, and EVP of Research & Development and Chief Medical Officer at Cavion. Before Cavion, he held senior/executive positions at Biogen Inc., Allergan plc, Pfizer Inc., and Teva Pharmaceuticals Inc. Dr. Papapetropoulos has filed multiple INDs and has overseen a broad spectrum of CNS biopharmaceutical development programs (small molecules, biologics, gene therapy), leading to successful regulatory filings (>20 INDs and multiple NDAs/BLAs) and new product launches worldwide. Dr. Papapetropoulos received his MD and PhD in Greece from the University of Patras, School of Medicine and before joining the biopharmaceutical industry served as faculty at the Department of Neurology of the University of Miami, School of Medicine.

David Ian Wilson

David Wilson has served as a member of our board of directors since June 2016. He has served as the Chairman and CEO of WG Partners LLP, an investment banking boutique advising life sciences companies on corporate finance, mergers and acquisitions, and capital raising, since November 2011. Prior to WG Partners LLP, Mr. Wilson worked at Piper Jaffray in various roles from 2001 to 2011, including CEO of European Operations, Chairman of the Global Healthcare Team and a Member of the Global Operating Board. He was also a Managing Director of ING Investment Banking from 1999 to 2001 and the Head of Small Companies Corporate Finance at Deutsche Bank from 1998 to 1999. He is currently on the board of directors of several privately held companies, including CS Pharmaceuticals Limited, a pharmaceutical company based in the United Kingdom, since July 2021. Mr. Wilson received his Bachelors degree from the University of Cambridge. Mr. Wilson’s experience in corporate finance and capital raising in the healthcare industry contributed to our board of directors’ conclusion that he should serve as a director of our company.

Alan David Fisher

Alan Fisher, a member of the Board since September 2016 was appointed Non-Executive Chair of the Board, effective from July 2023. He is also Chair of the Audit and Risk Management Committee and a member of the Nomination and Remuneration Committee. Mr. Fisher has served as the Managing Director of Fisher Corporate Advisory Pty Ltd since 1997, where he advises public and private companies on mergers and acquisitions, public and private equity raisings, business restructuring and strategic advice. He currently serves on the board of ASX-listed investment company Thorney Technologies Limited (Non-Executive Director – Chair of Audit and Risk Management Committee), since 2016. Mr. Fisher served as a Corporate Finance Partner of Coopers & Lybrand from 1985 to 1997. Mr. Fisher received his B.Com., Accounting from the University of Melbourne, Australia and is a Fellow of the Australian and New Zealand Institute of Chartered Accountants. Mr. Fisher’s experience as a biopharmaceutical board member and with financing and related transactions across industries contributed to our board of directors’ conclusion that he should serve as a director of our company.

Jane Ryan

Jane Ryan, Ph.D. has served as a member of our board of directors since October 2020. Dr. Ryan is a member of the Audit and Risk Management Committee and Chair of the Nomination and Remuneration Committee. Since January 2014, Dr. Ryan has provided executive level advisory services to biotechnology companies in connection with capital raising, business development, and mergers and acquisitions. Dr. Ryan currently serves as a non-executive director of Viral Vector Manufacturing Facility Pty Ltd. She previously served as commercial and product development advisor to BCAL Diagnostics, a cancer diagnostics company listed on the ASX. From 2014 to 2017, Dr. Ryan served as the CEO of Sementis Ltd., a public company (unlisted) developing vaccine technology. Prior to that, Dr. Ryan was an executive and division leader of product development at Biota Holdings, a biotechnology company listed on the ASX and Nasdaq, where she provided oversight to Biota Holdings’ development portfolio and programs, including the negotiation and winning of a $231 million advanced development contract with the government of the United States. From 2018 to 2023, Dr. Ryan served as director of Anatara Life Sciences, an ASX-listed company. Dr. Ryan has served as a director of IDT Australia Limited since January 2022, a listed company. She is also a member of the Australian Institute of Company Directors. She received her B.Sc. from the Australia National University, her Ph.D. from Macquarie University and was a Postdoctoral Fellow at Columbia University. Dr. Ryan’s knowledge of our business and experience as a biopharmaceutical executive and board member contributed to our board of directors’ conclusion that she should serve as a director of Bionomics.

Peter Miles Winston Davies

Peter Miles Winston Davies has served as a member of our board of directors since July 2021, and since June 2024 was appointed as a member of our Audit & Risk Management Committee. Mr. Davies worked at Apeiron Investment Group Ltd in the Healthcare team from 2021 to 2022. Prior to that, Mr. Davies was at Rothschild & Co. from 2006 to 2021. Mr. Davies received his Masters Degree from The University of Edinburgh, Scotland. Mr. Davies’ experience in the healthcare industry includes mergers and acquisitions, strategic advisory, capital raisings and restructuring transactions.

(b)	Company Secretary

Rajeev Chandra – Company Secretary

Rajeev Chandra has served as our Company Secretary since September 2023. Mr. Chandra was previously CFO and Company Secretary of a listed ASX company and has held multiple roles, including as Financial Controller, and National Sales and Country Manager in healthcare company Johnson & Johnson. He presently serves as a Company Secretary of multiple entities. Mr. Chandra is an Australian Chartered Accountant, a Fellow of the Governance Institute of Australia and holds an MBA from Deakin University, Australia and a Bachelor of Commerce from Auckland University in New Zealand.

(c)	Management team

Spyridon Papapetropoulos – President and CEO

Spyridon Papapetropoulos, M.D. has served as our President and Chief Executive Officer since January 2023. Dr. Papapetropoulos is an experienced biopharmaceutical executive, a recognized neuroscientist/neurologist, and change agent with a 25-year career focused on CNS disorders. He has held various positions of increasing responsibility at CNS-focused start-up/small, medium specialty and large biopharma companies. Since 2020, he was the Chief Medical Officer of Vigil Neuroscience Inc, a Nasdaq-listed biopharmaceutical company developing a pipeline of neuroimmune targeted therapeutics for the treatment of neurodegenerative disorders. Prior to joining Vigil, he served as Chief Development Officer, and SVP, Head of Development at Acadia Pharmaceuticals Inc., CEO at SwanBio Therapeutics, and EVP of Research & Development and Chief Medical Officer at Cavion. Before Cavion, he held senior/executive positions at Biogen Inc., Allergan plc, Pfizer Inc., and Teva Pharmaceuticals Inc. Dr. Papapetropoulos has filed multiple INDs and has overseen a broad spectrum of CNS biopharmaceutical development programs (small molecules, biologics, gene therapy), leading to successful regulatory filings (>20 INDs and multiple NDAs/BLAs) and new product launches worldwide. Dr. Papapetropoulos received his MD and PhD in Greece from the University of Patras, School of Medicine and before joining the biopharmaceutical industry served as faculty at the Department of Neurology of the University of Miami, School of Medicine.

Tim Cunningham – Chief Financial Officer

Tim Cunningham has served as our Chief Financial Officer since July 2023 through a consulting agreement entered into between the Company and Danforth Advisors LLC, or Danforth. He has served as a Chief Financial Officer Consultant at Danforth, a strategic finance and operations firm with a focus on life sciences companies, since September 2020, where he provides chief financial officer consulting services to both public and private pharma and biotechnology companies. Prior to joining Danforth, Mr. Cunningham served as Chief Financial Officer at Organogenesis (Nasdaq:ORGO), where he took the company public and helped raise over $250 million in equity and debt financing to facilitate the company’s growth. He has held leadership positions with several different public and private companies over the course of his career, which began at KPMG in NY followed by PwC Boston. Mr. Cunningham holds an MBA from Boston University, a BS in Accounting from Boston College and is a CPA in the state of Florida.

Liz Doolin – Vice President Clinical Development

Ms Doolin has over 25 years international experience in drug discovery, clinical and life sciences research. She joined Bionomics Limited in 2008 to lead the early clinical development program for BNC210, a small molecule with therapeutic potential for anxiety disorders, and trauma and stressor-related disorders including PTSD. Ms Doolin currently leads Bionomics’ clinical programs across central nervous system disorders and oncology, including three novel investigational drugs in Phase 1 and 2 clinical development. In addition to her extensive clinical research experience in Australia, Ms Doolin has a strong immunology and biotechnology research background, as well as biopharmaceutical development and GMP manufacturing experience, gained in New Zealand and the UK.

7.6	Capital structure

(a)	Capital structure table

As at the Last Practicable Date, the capital structure of Bionomics is as set out below:

Bionomics security	Number on issue
Shares

3,514,922,864

Of these, 3,325,373,980 ordinary shares are in ADS form and held by approximately 500 ADS Holders, and 189,548,884 ordinary shares are not represented by ADSs and are held by approximately 3,500 shareholders.

Bionomics ordinary shares are held on trust for Bionomics ADS Holders by Citicorp Nominees Pty Ltd, as custodian for Citibank NA, as the ADS depositary.

Options under Employee Equity Plan	97,424,330 ordinary shares issuable upon exercise of outstanding options, of which options to issue 63,580,498 new ordinary shares were vested. These options are held by 47 persons, who are existing or former employees and directors of Bionomics.
Warrants

●      A pre-funded warrant originally to purchase up to 6,279,905 ADSs (representing 1,130,382,900 ordinary shares), which have been exercised in full as outlined in section 7.6(b); and

●      An accompanying 5-year warrant to purchase up to 12,652,572 ADSs (representing 2,277,462,960 ordinary shares).

These Bionomics Warrants will not be exercised in such a way that would increase the interest of the holder to above a 9.99% interest in Bionomics, as explained in section 7.6(b).

Bionomics does not have any other type of securities on issue.

(b)	Terms of Bionomics Options and Bionomics Warrants

Bionomics currently has 97,424,330 options on issue, which are held by existing or former employees and directors. These options have a wide variety of terms, with exercise prices ranging from $0.0321 to $0.5125 per share, and with expiry dates between 4 November 2024 and 16 December 2031.

The Bionomics Warrants consisted of a pre-funded warrant that had an exercise price of US$0.01 per ADS and an accompanying 5-year warrant to purchase up to 12,652,572 ADSs at an exercise price of US$0.99 per ADS. The holder of the Warrants may not exercise the Bionomics Warrants if such exercise would take the holder’s beneficial ownership of Bionomics Shares above 9.99%.

The Bionomics Warrants were issued by Bionomics to Armistice Capital Master Fund Ltd (Armistice), a US-based institutional investor, in June 2024. Armistice is the only holder of Bionomics Warrants.

Armistice partially exercised the pre-funded warrants in July, August and September 2024, as set out below. The pre-funded warrants have been exercised in full and there are no pre-funded warrants outstanding.

●	in July 2024, 1,439,905 ADSs (representing 259,182,900 ordinary shares) were issued to Armistice upon its partial exercise of the pre-funded warrant;

●	in August 2024, 1,600,000 ADSs (representing 288,000,000 ordinary shares) were issued to Armistice upon its partial exercise of the pre-funded warrant;

●	in September 2024, 1,033,000 ADSs (representing 185,940,000 ordinary shares) were issued to Armistice upon its partial exercise of the pre-funded warrant; and

●	In October 2024, 2,207,000 ADSs (representing 397,260,000 ordinary shares) were issued to Armistice upon its partial exercise of the pre-funded warrant.

Armistice has assured Bionomics that it has not, and will not, exceed a 9.99% interest in Bionomics. Bionomics understands that only after Armistice sells Bionomics ADSs on Nasdaq, it acquires additional Bionomics ADSs via exercise of a Warrant, thus maintaining an interest of approximately 9.99% (but no more). This is consistent with US market practice. If Armistice were to exceed 10%, then it would be viewed as an “affiliate” under US securities law and, as an affiliate, it would be subject to US reporting requirements and limitations on trading that are applicable to officers and directors of the issuer. Any transfer by Armistice to a related body or associate would be subject to the same combined 9.99% limit.

To the best of Bionomics’ knowledge, Armistice has not exceeded a 9.99% relevant interest in Bionomics shares at any time.

Neuphoria will issue replacement Neuphoria Warrants to Armistice in exchange for the Bionomics Warrants currently issued to it by Bionomics, with appropriate adjustments for the terms of the Scheme including the exchange ratio. The Neuphoria Warrants will be subject to the same restriction on acquiring an interest above 9.99% in Neuphoria.

(c)	Substantial holders in Bionomics

The following table sets out the beneficial ownership of Bionomics Shares of as of October 7, 2024, based on information known to Bionomics. It is taken from the Form 10-K filed by Bionomics with SEC on 30 September 2024 and an amendment to Schedule 13D filed by Apeiron with the SEC on 7 October 2024.

The term “beneficial ownership” under US securities law is broad and includes affiliates (ie persons under common control) such as related bodies and associates so as to comprise a calculation which is equivalent to a substantial holder disclosure for Corporations Act purposes. The US law definition of “beneficial ownership” generally provides that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are exercisable within 60 days. This includes the holder of the security and its affiliates (ie, related bodies and associates).

Name of beneficial owner	Number of Shares Beneficially Owned	Percentage of shares
Apeiron Investment Group Ltd	276,490,501	8.87%
Armistice Capital, LLC	311,454,520	9.99%

Bionomics is not aware of any other person with a relevant interest of 5% or more in its shares.

7.7	Historical financial information

(a)	Basis of preparation

The historical financial information of Bionomics includes audited financial statements for the financial years ended 30 June 2024 and 30 June 2023, which are summarised in sections 7.7(b), 7.7(c) and 7.7(d)

(the Bionomics Historical Financial Information). The accompanying notes to the financial statements should be read in conjunction with the summarised financial information in sections 7.7(b), 7.7(c) and 7.7(d) and are contained in the Bionomics Historical Financial Information, which can be accessed as set out below.

The Bionomics Historical Financial Information is contained in Item 15 of Form 10-K of Bionomics for the period up to 30 June 2024, filed with SEC on 30 September 2024, which may be accessed on the SEC’s website (www.sec.gov) and Bionomics’ website (https://ir.bionomics.com.au/financials-filings/sec-filings).

The Bionomics Historical Financial Information is also contained in sections 5.7 – 5.8 of the Independent Expert Report, as set out in Annexure A.

If you would like to request a copy of the Bionomics Historical Financial Information to be emailed to you, please contact the Shareholder Information Line on 1300 850 505 (within Australia) or +61 3 9415 4000 (outside Australia) on Monday to Friday between 8.30am and 5.00pm (Sydney time).

(b)	Consolidated Balance Sheet

Below is a summary of Bionomics’ consolidated balance sheets for the years ended 30 June 2024 and 30 June 2023.

Bionomics Limited

Consolidated Balance Sheets

	June 30,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$12,608,109	$12,103,047
Accounts receivable, non-trade	126,884	426,087
Prepaid insurance expense	458,765	797,478
Total current assets	13,193,758	13,326,612
Property and equipment, net	1,994	2,522
Intangible assets, net	5,467,522	6,130,253
Operating lease right-of-use assets	216,975	330,478
Restricted cash	78,826	78,897
Goodwill	8,690,018	8,694,186
Total assets	$27,649,093	$28,562,948

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,243,662	$1,439,291
Accrued expenses and other current liabilities	1,463,421	1,185,567
Operating lease liability	121,990	113,930
Total current liabilities	3,829,073	2,738,788
Operating lease liability, net of current portion	117,628	239,835
Contingent consideration	587,762	2,456,199
Deferred tax liability	963,540	1,102,713
Accompanying warrants liability	4,657,832	-
Other non-current liabilities	2,886	14,850
Total liabilities	10,158,721	6,552,385
Commitments and contingencies (Note 17)
Shareholders’ equity:
Ordinary shares, no par value; 2,384,539,964 and 1,468,735,424 shares issued and outstanding at June 30, 2024 and 2023, respectively	-	-
Additional paid in capital	198,481,038	187,554,251
Accumulated other comprehensive loss, net of tax	(3,013,595)	(3,058,783)
Accumulated deficit	(177,977,071)	(162,484,905)
Total Shareholders’ equity	17,490,372	22,010,563
Total liabilities and shareholders’ equity	$27,649,093	$28,562,948

(c)	Consolidated statements of operations and other comprehensive income (loss)

Below is a summary of Bionomics’ consolidated statements of operations and other comprehensive income (loss) for the years ended 30 June 2024 and 30 June 2023.

Bionomics Limited

Consolidated Statements of Operations and Other Comprehensive Income (Loss)

	Year Ended June 30,
	2024	2023
Operating expenses:
Research and development	$9,417,785	$13,071,705
General and administrative	8,474,591	8,911,271
Total operating expenses	17,892,376	21,982,976
Loss from operations	(17,892,376)	(21,982,976)
Other income:
Interest income, net	220,097	323,158
(Loss) gain on foreign currency transactions	(209,842)	308,852
Research and development incentive award	95,215	422,742
Gain (loss) on fair value adjustments	2,207,420	(592,627)
Total other income, net	2,312,890	462,125
Loss before income taxes	(15,579,486)	(21,520,851)
Income tax benefit	87,320	139,174
Net loss	(15,492,166)	(21,381,677)
Other comprehensive (loss) income:
Unrealized gain (loss) on foreign currency translation	45,188	(1,036,633)
Total other comprehensive income (loss):	45,188	(1,036,633)
Comprehensive loss	$(15,446,978)	$(22,418,310)

Net loss per share—basic and diluted	$(0.01)	$(0.02)
Weighted-average common shares outstanding—basic and diluted	1,797,606,532	1,468,735,424

(d)	Consolidated statements of cash flows

Below is a summary of Bionomics’ consolidated statements of cash flows for the years ended 30 June 2024 and 30 June 2023.

	Year Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(15,492,166)	$(21,381,677)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	814,808	1,345,309
Depreciation and amortization expense	662,991	663,192
Non-cash rent expense	113,503	115,123
Change in fair value of accompanying warrant liability	(338,983)	-
Change in fair value of contingent consideration	(1,868,437)	592,627
Effect of foreign currency remeasurement	(27,350)	(556,782)
Changes in assets and liabilities:
Accounts receivable, non-trade	299,203	4,137,199
Prepaid insurance expense	338,713	173,975
Accounts payable	804,371	374,176
Accrued expenses and other current liabilities	277,854	138,079
Operating lease liability	(114,147)	(107,808)
Deferred tax liability	(139,173)	(139,173)
Other non-current liabilities	(11,964)	8,041
Net cash used in operating activities	(14,680,777)	(14,637,720)
Cash flows from financing activities:
Proceeds from sale of ADS shares and ADS pre-funded warrants, net of issue costs of $1.3 million	10,111,979	-
Proceeds from sale of ADS shares, net of issue costs of $1.1 million	-	3,858,451
Proceeds from the sale of accompanying ADS warrants	4,996,815	-
Net cash provided in financing activities	15,108,794	3,858,451
Effect of exchange rate on changes on cash, cash equivalents, and restricted cash	76,974	(243,822)
Net increase (decrease) in cash, cash equivalents and restricted cash	428,017	(10,779,269)
Cash, cash equivalents, and restricted cash, beginning of period	12,181,944	23,205,035
Cash, cash equivalents, and restricted cash, end of period	$12,686,935	$12,181,944
Reconciliation of cash, cash equivalents, and restricted cash at end of year:
Cash and cash equivalents	$12,608,109	$12,103,047
Restricted cash	78,826	78,897
Total cash, cash equivalents, and restricted cash	$12,686,935	$12,181,944

Supplemental cash flow data:
Cash paid for interest expense	$31,516	$-
Cash paid for income tax expense	$51,853	$-

7.8	Material changes in Bionomics’ financial position

To the knowledge of the members of the Bionomics Board, the financial position of Bionomics as at the Last Practicable Date has not materially changed since the financial year ended 30 June 2024, other than:

(a)	in the ordinary course of trading; and

(b)	as a result of generally known market conditions.

7.9	Bionomics Directors’ intentions for the business of Bionomics

If the Scheme is implemented, it is intended by Neuphoria that the existing Bionomics Board will remain the same, as will its assets and operations.

Neuphoria’s intentions regarding Bionomics’ business, assets and employees if the Scheme is implemented are set out in section 9.7 of this Scheme Booklet.

If the Scheme is not implemented, the Bionomics Directors intend to continue to operate Bionomics in the ordinary course of business.

7.10	Litigation

Bionomics is not aware of any material litigation, either in progress or proposed, to which it is a party.

7.11	Further information

Bionomics is a “disclosing entity” for the purposes of the Corporations Act and is subject to regular reporting and disclosure obligations under the Corporations Act. These obligations require Bionomics to notify the ASIC of periodic financial information, and information about specified matters and events as they arise for the purpose of the ASIC making that information publicly available. As an unlisted disclosing entity, Bionomics is subject to Corporations Act requirements which require (subject to some exceptions) continuous disclosure of any information that Bionomics has that a reasonable person would expect to have a material effect on the price or value of Bionomics Shares. Bionomics is also required to lodge various documents with ASIC.

Bionomics is also subject to the reporting and disclosure requirements applicable to US companies under the Exchange Act. See Schedule 1 for further information.

Copies of documents lodged with ASIC by Bionomics may be obtained from ASIC. Copies of documents filed with the SEC are available on its EDGAR system.

8.	Information about Neuphoria

8.1	Background

Neuphoria is a new company that was recently incorporated in the US State of Delaware for purposes of the re-domiciliation. Neuphoria would become the successor issuer to Bionomics and the Neuphoria shares would be listed on Nasdaq, replacing the ADSs of Bionomics.

8.2	Directors and senior management

As at the date of this Scheme Booklet, the Directors of Neuphoria are as follows:

●	Spyridon Papapetropoulos, M.D.

●	Alan David Fisher

●	Peter Miles Winston Davies

●	Jane Ryan

●	David Ian Wilson

Details of these individuals can be found in Section 7.6(a).

As at the date of this Scheme Booklet, the senior management of Neuphoria are as follows:

●	Spyridon Papapetropoulos, M.D. – President and Chief Executive Officer

●	Tim Cunningham - Chief Financial Officer, Treasurer and Secretary

See Section 7.5(c) for details of Mr Cunningham’s qualifications and experience.

8.3	Capital structure

Neuphoria is incorporated in Delaware, US, and as such it is not required to have (and does not have) any shareholders prior to the Implementation Date.

The capital structure of Neuphoria at the Last Practicable Date is set out below:

Neuphoria security	Number of authorised shares
Neuphoria Shares	30,000,000 shares of common stock are authorised (ie, available for issuance); no shares are outstanding
Neuphoria Shares of preferred stock	3,000,000 shares of preferred stock are authorised (ie, available for issuance); no shares are outstanding

The pro forma capital structure of Neuphoria at the Implementation Date is set out in section 9.4.

8.4	Neuphoria Director’s interests in Neuphoria Shares and Bionomics Shares

(a)	Interests in Neuphoria Shares

No person has any interest in Neuphoria Shares at the date of the Scheme Booklet.

(b)	Interests in Bionomics Shares

For the interests of Neuphoria Directors in the shares of Bionomics, please see Section 12.1(b).

(c)	Disclosure of interests

Except as otherwise provided in this Scheme Booklet, no:

(i)	Neuphoria Director or proposed director of Neuphoria;

(ii)	person named in this Scheme Booklet as performing a function in a professional, advisory or other capacity in connection with the preparation or distribution of this Scheme Booklet for or on behalf of Neuphoria;

(iii)	promoter, stockbroker or underwriter of Neuphoria or the Combined Group,

(together the Interested Persons) holds, or held at any time during the two years before the date of this Scheme Booklet any interests in:

(iv)	the formation or promotion of Neuphoria;

(v)	property acquired or proposed to be acquired by Neuphoria in connection with the formation or promotion of Neuphoria or the offer of Neuphoria Shares under the Scheme; or

(vi)	the offer of Neuphoria Shares under the Scheme.

(d)	Disclosure of fees and other benefits

Except as otherwise disclosed in this Scheme Booklet, Neuphoria has not paid or agreed to pay any fees, or provided or agreed to provide any benefit:

(i)	to a director or proposed director of Neuphoria to induce them to become or qualify as a director of Neuphoria;

(ii)	for services provided by any Interested Persons in connection with:

(A)	the formation or promotion of Neuphoria or the Combined Group; or

(B)	the offer of Neuphoria Shares under the Scheme.

8.5	Choice of Jurisdiction

The Board considers that the State of Delaware is an appropriate jurisdiction for the domicile of Neuphoria. More than 50% of the public companies listed on Nasdaq and the New York Stock Exchange are incorporated in Delaware. In addition, Delaware provides a well-developed body of law defining the fiduciary duties and decision-making processes expected of boards of directors in a variety of contexts, including evaluating potential and proposed corporate takeover offers and business combinations.

Bionomics’s aim is to redomicile the Bionomics group to the United States and obtain the advantages of Neuphoria being a US company. Neuphoria has adopted a customary form of by-laws for a Delaware corporation that it believes is appropriate for a Nasdaq-listed company. A description of a number of the key differences between the Australian and Delaware corporate legal regimes and their implications for shareholders of Neuphoria is set out in Schedule 1 of this Scheme Booklet.

8.6	Neuphoria Shares

Neuphoria Shares will generally confer the same rights as Bionomics Shares. Certain differences exist due to the facts explained below.

Neuphoria Shares will have shareholder rights governed by different corporate documents and different laws than those governing the Shares. The primary corporate documents governing Neuphoria shareholder rights will be Neuphoria’s Charter Documents, rather than Bionomics’s constitution. The primary laws governing Neuphoria shareholder rights will be the corporate law of the State of Delaware and the US federal securities law, rather than Australian law.

Neuphoria will not be governed by the Corporations Act or other Australian laws by which Bionomics is currently governed. Neuphoria will be subject to the Delaware General Corporation Law.

Key differences between the rights of the Neuphoria Shares and the Bionomics Shares and further details on the differences between Neuphoria’s governing documents and governing laws and Bionomics’s governing documents and governing laws are set out in Schedule 1.

8.7	Summary of the Neuphoria Charter Documents and Rights of Neuphoria Shareholders Neuphoria

Neuphoria is incorporated under the laws of the US State of Delaware and the rights of shareholders will be governed by the laws of Delaware, including the Delaware General Corporation Law, as well as the Neuphoria Amended and Restated Certificate of Incorporation and the Neuphoria Bylaws (collectively, “Charter Documents”).

Common Stock

The Neuphoria Amended and Restated Certificate of Incorporation will authorise the issuance of up to 30,000,000 shares of common stock.

Shareholders will be entitled to one vote per share on all matters submitted to a vote of shareholders, and the Neuphoria Amended and Restated Certificate of Incorporation will not provide for cumulative voting in the election of directors. Shareholders will receive pro-rata any dividends declared by the Neuphoria Board out of funds legally available. In the event of the liquidation, dissolution or winding up of Neuphoria, shareholders will be entitled to share pro-rata in all assets remaining after payment of, or provision for, any liabilities.

Preferred Stock

Under the Neuphoria Amended and Restated Certificate of Incorporation, the Neuphoria Board will have the authority, without further action by shareholders, to issue up to 3,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting and other rights, preferences and privileges of the shares of preferred stock of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of preferred stock of any such series.

The Neuphoria Board may authorise the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of shareholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of Neuphoria’s common stock and the voting and other rights of shareholders.

Board structure

●	Classified Neuphoria Board: The Neuphoria Charter Documents will establish a classified Neuphoria Board consisting of three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of shareholders, with the other classes continuing for the remainder of their respective three-year terms.

●	Election and removal of directors: The Neuphoria Charter Documents will provide that directors will be elected by a plurality vote. Directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all shareholders would be entitled to cast in an annual election of directors.

●	Number of directors: The Neuphoria Charter Documents will provide that the number of directors on the Neuphoria Board will be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorised.

●	Neuphoria Board vacancies: Unless otherwise provided by law or the Neuphoria Charter Documents, any newly created directorship or any vacancy occurring in the Neuphoria Board for any cause may be filled by a majority of the remaining members of the Neuphoria Board, even if such majority is less than a quorum, or by a sole remaining director (and not by shareholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

●	Neuphoria Board committees: The Neuphoria Board may designate one or more committees, each consisting of one or more directors. Except as otherwise required by law or the Neuphoria Charter Documents, any such committee, to the extent provided in the resolution of the Neuphoria Board establishing such committee, may exercise all the powers and authority of the Neuphoria Board in the management of the business and affairs of Neuphoria. Standing committees of the Neuphoria Board will consist of an audit committee, a compensation committee, and a nominating and corporate governance committee.

●	Special meetings of the Neuphoria Board: Special meetings of the Neuphoria Board may be called at any time by the Chairman of the Neuphoria Board, the Chief Executive Officer, or a majority of the directors then in office.

Director liability and indemnification

●	Limitation of liability of directors and officers: To the fullest extent permitted by the Delaware General Corporation Law, a director of Neuphoria will not be personally liable to Neuphoria or its shareholders for monetary damages for breach of fiduciary duty owed to Neuphoria and its shareholders.

●	Indemnification of directors and officers: Neuphoria will indemnify any person for any proceeding by reason of being a director or officer of Neuphoria or, while a director or officer, is or was serving at the request of Neuphoria as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise if such proceeding or part thereof was authorised by the Neuphoria Board. The right to indemnification covers all expense, liability and loss actually and reasonably incurred or suffered by such indemnitee in connection with such proceeding. It also includes the right to be paid by Neuphoria the expenses (including attorney’s fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition, provided, however, that an advancement of expenses will be made only upon delivery to Neuphoria of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it will ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses.

Shareholder meetings

●	Notice of shareholder meetings: Written notice stating the place, if any, date and time of each meeting of shareholders, the record date for determining shareholders entitled to vote at the meeting (if such date is different from the record date for shareholders entitled to notice of the meeting), the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting, if the meeting is to be held solely by means of remote communications, the means for accessing the list of shareholders, and, in case of a special meeting, the purpose or purposes for which the meeting is called will, unless otherwise provided by law or the Neuphoria governing documents, be delivered not less than 10 nor more than 60 days before the date of the meeting, to each shareholder entitled to vote at such meeting as of the record date for determining shareholders entitled to notice of the meeting.

●	Shareholder proposals: No business may be transacted at an annual meeting of shareholders, other than business that is either: (i) specified in the Neuphoria notice of meeting delivered pursuant to the Neuphoria Bylaws; (ii) properly brought before the annual meeting by or at the direction of the Neuphoria Board; or (iii) otherwise properly brought before the annual meeting by any shareholder of Neuphoria who is entitled to vote at the meeting, who complies with the notice procedures set forth in the bylaws and who is a shareholder of record at the time such notice is delivered to the Secretary of Neuphoria.

●	Requirements for advance notification of shareholder proposals: The Neuphoria Bylaws will establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors. A shareholder must: (i) give timely notice thereof in proper written form to the Secretary of Neuphoria; and (ii) the business must be a proper matter for shareholder action. To be timely, a shareholder’s notice must be received by the Secretary at the principal executive offices of Neuphoria not less than 90 or more than 120 days before the meeting. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a shareholder’s notice. Additionally, a shareholder must provide information pursuant to the advance notice provisions in the Neuphoria Bylaws.

●	Shareholder nominations of candidates for election as directors: Nominations of persons for election to the Neuphoria Board may be made at an annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors as set forth in the Neuphoria notice of such special meeting: (i) by or at the direction of the Neuphoria Board; or (ii) by any shareholder of Neuphoria who is entitled to vote at the meeting, who complies with the notice procedures set forth in the Neuphoria Bylaws and who is a shareholder of record at the time such notice is delivered to the Secretary of Neuphoria.

●	Requirements of advance notice for shareholder nominations: For a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a shareholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of Neuphoria: (i) in the case of an annual meeting, not later than the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or, if the number of directors to be elected to the Neuphoria Board is increased and the first public announcement naming all of the nominees for directors or specifying the size of the increased Neuphoria Board is less than 10 days prior to the last day a shareholder may deliver a notice in accordance with the above, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made; and (ii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Neuphoria. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice. Additionally, a shareholder must provide information pursuant to the advance notice provisions in the Neuphoria Bylaws.

●	No shareholder ability to call special meetings: The Neuphoria Charter Documents provide that only the Neuphoria Board may be able to call special meetings of shareholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of shareholders.

Other provisions with anti-takeover effects

●	Issuance of undesignated preferred stock: Under the Neuphoria Amended and Restated Certificate of Incorporation, the Neuphoria Board will have the authority, without further action by shareholders, to issue undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Neuphoria Board. The existence of authorised but unissued shares of preferred stock enables the Neuphoria Board to make it more difficult to attempt to obtain control of Neuphoria by means of a merger, tender offer, proxy contest or otherwise.

●	No written consent of shareholders: The Neuphoria Amended and Restated Certificate of Incorporation will provide that all shareholder actions be taken by a vote of shareholders at an annual or special meeting, and that shareholders may not take any action by written consent in lieu of a meeting.

●	Amendments to certificate of incorporation and bylaws: Any amendment to the Neuphoria Amended and Restated Certificate of Incorporation will be required to be approved by a majority of the Neuphoria Board as well as, if required by law or the Neuphoria Amended and Restated Certificate of Incorporation, a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of provisions to Neuphoria Board classification, shareholder action, certificate amendments, and liability of directors must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, voting together as a single class. Any amendment to the Neuphoria Bylaws will be required to be approved by either a majority of the Neuphoria Board or not less than two-thirds of the outstanding shares entitled to vote on the amendment, voting together as a single class.

●	Section 203 opt-out: Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a business combination specified in the statute with an interested shareholder (as defined in the statute) for a period of three years after the date of the transaction in which the person first becomes an interested shareholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. Neuphoria has elected to opt out of Section 203. See Schedule 1 for more information regarding takeover provisions in US law.

These provisions are designed to enhance the likelihood of continued stability in the composition of the Neuphoria Board and its policies, to discourage certain types of transactions that may involve an actual or threatened acquisition of Neuphoria and to reduce its vulnerability to an unsolicited acquisition proposal. These provisions are also designed to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for Neuphoria Shares and, as a consequence, they may also reduce fluctuations in the market price of Neuphoria Shares that could result from actual or rumoured takeover attempts.

Exclusive forum selection clause

The Neuphoria Amended and Restated Certificate of Incorporation will provide that, unless Neuphoria consents in writing to the selection of an alternative forum, the sole and exclusive forum to the fullest extent permitted by law for: (1) any derivative action or proceeding brought on behalf of Neuphoria; (2) any action asserting a breach of fiduciary duty owed by any director, officer or other employee to Neuphoria or its shareholders; (3) any action asserting a claim against Neuphoria or any director or officer or other employee arising pursuant to the Delaware General Corporation Law; (4) any action to interpret, apply, enforce or determine the validity of the Neuphoria Amended and Restated Certificate of Incorporation or the Neuphoria Bylaws; or (5) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, the Neuphoria Amended and Restated Certificate of Incorporation will provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the US Securities Act, but the forum selection provisions will not apply to claims brought to enforce a duty or liability created by the Securities Exchange Act of 1934. These provisions may have the effect of discouraging lawsuits against Neuphoria or its directors or officers. Although the Neuphoria Amended and Restated Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could find that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.

8.8	Changes in financial reporting and reporting obligations

If the Scheme proceeds, a different financial reporting regime will apply with respect to Neuphoria’s accounts. Neuphoria will not report under both IFRS and US Generally Accepted Accounting Principles (US GAAP) as Bionomics did but will instead report solely in accordance with US GAAP.

Bionomics’ board of directors considers there is no reason to believe that there would be a material difference in reported results under the different accounting principles. The Board believes users of the accounts will continue to understand the content of the accounts after the completion of the re-domiciliation.

8.9	Reporting obligations of Neuphoria following implementation of the Proposed Transaction

A detailed comparison of the reporting regimes in the US and Australia and how these differences may affect Bionomics’ accounts is set out in Schedule 1. Bionomics Shareholders should note that the comparison in Schedule 1 is not an exhaustive statement of all relevant financial reporting principles and is intended as a general guide only.

In connection with the implementation of the Scheme and the listing of Neuphoria Shares on Nasdaq, Neuphoria will become subject to the reporting requirements of the US Securities Exchange Act and will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC in addition to its reporting requirements under the Nasdaq listing rules. Affiliates of Neuphoria will also be subject to the short-swing profit disclosure and recovery provisions of Section 16 of the US Securities Exchange Act.

8.10	Use of funds

No funds are being raised under the Scheme.

8.11	Escrow

The Scheme Consideration will not be subject to escrow restrictions.

8.12	Employee incentive scheme

In connection with the re-domicile, the board of directors of Neuphoria Therapeutics Inc. will adopt the Neuphoria Therapeutics Inc. 2024 Equity Incentive Plan (the Neuphoria Stock Plan). If the Neuphoria Stock Plan is implemented, holders of Bionomics Options will receive, under the Neuphoria Stock Plan, options to purchase one share of common stock of Neuphoria for every 2,160 Bionomics Options cancelled and on terms which mirror, to the extent possible, their existing Bionomics Options.

The following summary of the Neuphoria Stock Plan is qualified in its entirety by the specific language of the Neuphoria Stock Plan. A copy of the Neuphoria Stock Plan can be obtained by contacting Bionomics. All capitalised terms used in this section are as defined in the Neuphoria Stock Plan unless otherwise stated.

(a)	General

The purpose of the Neuphoria Stock Plan is to provide a means through which Neuphoria and its affiliates may attract and retain key personnel and whereby directors, employees, and consultants of Neuphoria and its affiliates can acquire an equity interest in Neuphoria, thereby strengthening their commitment to the success of Neuphoria and aligning their interests with Neuphoria’s shareholders. The Neuphoria Stock Plan permits the grant of stock options (both nonstatutory stock options and incentive stock options), stock appreciation rights, restricted stock, restricted stock units, stock bonuses, and performance awards (collectively the Awards).

(b)	Authorised Shares

Subject to adjustment provisions in the Neuphoria Stock Plan, the board of directors of Neuphoria may reserve an appropriate number of Neuphoria Shares for issuance under the Neuphoria Stock Plan and such Neuphoria Shares may consist of authorised but unissued or reacquired shares or any combination thereof.

(c)	Share Counting

If (i) any stock option or stock appreciation right granted under the Neuphoria Stock Plan is exercised through the tendering of Neuphoria Shares (either actually or by attestation) or by the withholding of Shares by Neuphoria, or (ii) tax or deduction liabilities arising from an Award are satisfied by the tendering of Neuphoria Shares (either actually or by attestation) or by the withholding of Shares by Neuphoria, then in each case the Shares tendered or withheld shall be added to the Shares available for grant under the Neuphoria Stock Plan on a one-for-one basis. Shares underlying Awards under the Neuphoria Stock Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Neuphoria Stock Plan on a one-for-one basis.

(d)	Certain Adjustments

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalisation, stock split, reverse stock split, reorganisation, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Neuphoria Shares or other securities, or other change in corporate structure affecting the shares occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Neuphoria Stock Plan, will adjust the number and class of shares that may be delivered under the Neuphoria Stock Plan and/or the number, class, and price of shares covered by each outstanding Award. In the event of a proposed dissolution or liquidation of Neuphoria, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(e)	Administration

The board of directors of Neuphoria or a committee thereof has the authority to administer the Neuphoria Stock Plan, provided that different committees may administer the Neuphoria Stock Plan with respect to different groups of participants. The administrator’s authority includes the powers to, in its discretion: (i) designate participants; (ii) determine the type or types of Awards to be granted to a participant; (iii) determine the number of Neuphoria Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the form of Award agreement and the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Neuphoria Shares, other securities, other Awards or other property, or cancelled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Neuphoria Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant or of the administrator; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Neuphoria Stock Plan and any instrument or agreement relating to, or Award granted under, the Neuphoria Stock Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the administrator shall deem appropriate for the proper administration of the Neuphoria Stock Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, including, but not limited to, upon a qualifying termination; (x) to institute and determine the terms and conditions of an exchange program; provided, however, that the administrator shall not implement an exchange program without the approval of the holders of a majority of the Neuphoria Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of Neuphoria’s shareholders; (xi) to settle all controversies regarding the Neuphoria Stock Plan and Awards granted under it; (xii) to submit any amendment to the Neuphoria Stock Plan for stockholder approval, including, but not limited to, amendments to the Neuphoria Stock Plan intended to satisfy the requirements of Section 422 of the US Internal Revenue Code of 1986, as amended (the Code) regarding Incentive Stock Options; (xiii) to adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Neuphoria Stock Plan by employees, directors or consultants who are foreign nationals or employed outside the United States (provided that committee approval will not be necessary for immaterial modifications to the Neuphoria Stock Plan or any award agreement that are required for compliance with the laws of the relevant foreign jurisdiction); and (xiv) make any other determination and take any other action that the committee deems necessary or desirable for the administration.

(f)	Eligibility

Awards may be granted to employees, directors and other service providers of Neuphoria or any present or future subsidiary corporation or other affiliated entity of Neuphoria. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of Neuphoria or any subsidiary corporation.

(g)	Stock Options

A stock option may be granted as an incentive stock option or a nonqualified stock option. The exercise price for an incentive stock option may not be less than the fair market value of the Neuphoria Shares subject to the stock option on the date the stock option is granted (or less than 110% of the fair market value of the Neuphoria Shares if the participant owns Neuphoria Shares possessing more than 10% of the total combined voting power of all classes of Neuphoria Shares (a Ten Percent Stockholder). Stock options will not be exercisable after the expiration of 10 years from the date of grant (or five years, in the case of an incentive stock option issued to a Ten Percent Stockholder). Each Award agreement will set forth the number of Neuphoria Shares subject to each stock option, the vesting terms and the acceptable form of consideration for exercising the stock option, including the method of payment. As the administrator determines, such consideration may consist entirely of cash, check, promissory note, to the extent permitted by applicable laws, Neuphoria Shares, cashless exercise, net exercise, such other consideration and method of payment to the extent permitted by applicable laws or any combination of the foregoing.

(h)	Stock Appreciation Rights (‘SARs’)

A stock appreciation right, or SAR, is a right that entitles the participant, upon exercise of the SAR, to receive, in cash or Neuphoria Shares or a combination thereof, as determined by the administrator, value equal to or otherwise based on the excess of (i) the fair market value of a specified number of Neuphoria Shares at the time of exercise over (ii) the strike price of the SAR, as established by the administrator on the date of grant. SARs will not be exercisable after the expiration of 10 years from the date of grant. Each Award agreement will set forth the number of Neuphoria Shares subject to the SAR, the vesting schedule applicable to the SAR, including any performance conditions, and other terms and conditions of the SAR.

(i)	Restricted Stock and Restricted Stock Units

Restricted stock awards are the grant of Neuphoria Shares of which issuance, retention, vesting and/or transferability is subject during specified periods of time to such conditions (including continued employment) and terms as the administrator deems appropriate. Restricted stock units, or RSUs, are an Award denominated in units under which the issuance of Neuphoria Shares (or cash payment in lieu thereof) is subject to the satisfaction of such conditions (including continued employment) and terms as the administrator deems appropriate. Each Award agreement evidencing a grant of restricted stock or RSUs will set forth the terms and conditions of each Award, including vesting and forfeiture provisions, transferability and, if applicable, right to receive dividends or dividend equivalents. Generally, unless the administrator provides otherwise, holders of restricted stock will be entitled to receive all dividends and other distributions paid with respect to such Neuphoria Shares, provided that if any such dividends or distributions are paid in Neuphoria Shares, the Neuphoria Shares will be subject to the same restrictions on transferability and forfeitability as the restricted stock with respect to which they were paid.

(j)	Performance Awards

Performance awards are the grant of Neuphoria Shares, the issuance, retention, vesting and/or transferability of which is subject to the satisfaction of specific performance criteria set by the administrator at the time of grant. Each Award agreement evidencing a grant of a performance award will set forth the terms and conditions of each Award, including the performance criteria, forfeiture provisions, transferability and, if applicable, right to receive dividends or dividend equivalents.

(k)	Stock Bonuses

Stock bonuses are Awards payable in cash or Neuphoria Shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment) and terms as the administrator deems appropriate. Each Award agreement evidencing a stock bonus will set forth the terms and conditions of each Award, including vesting and forfeiture provisions, transferability and, if applicable, right to receive dividends or dividend equivalents.

(l)	Transferability of Awards

Unless determined otherwise by the administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the participant only by the participant.

(m)	Change in Control

Under the Neuphoria Stock Plan, a Change in Control is defined to include a person acquiring more than 50% of the voting stock of Neuphoria, a sale of substantially all its assets and a merger in which holders of Neuphoria Shares do not own more than 50% of the voting stock of the combined business.

Unless provided otherwise in an Award agreement or other written agreement between a participant and Neuphoria or an affiliate or by the Neuphoria board of directors at the time of grant of an Award, in the event of a Change in Control the administrator may, in its sole discretion: (i) cancel Awards for a cash payment or Share issuance equal to their fair value (as determined in the sole discretion of the administrator), (ii) provide for the issuance of substitute or replacement awards, (iii) terminate stock options without providing accelerated vesting, (iv) immediately vest the unvested portion of any Award and provide a period for exercise, or (v) take any other action with respect to the Awards the administrator deems appropriate. The treatment of Awards upon a Change in Control may vary among participants and types of Awards in the administrator’s sole discretion. Awards subject to performance goals shall be settled upon a Change in Control based upon the extent to which the performance goals underlying such Awards have been achieved as determined in the sole discretion of the administrator.

(n)	Withholding

Prior to the delivery of any Neuphoria Shares or cash pursuant to an Award, Neuphoria may deduct or withhold from any and all payments made under the Neuphoria Stock Plan, or to require the participant to remit to Neuphoria an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the participant’s US Federal Insurance Contributions Act obligations), if any, required by law to be withheld by Neuphoria with respect to an Award or the Neuphoria Shares acquired pursuant thereto.

(o)	Termination and Amendment, Term

The Neuphoria board of directors may at any time amend, alter, suspend or terminate the Neuphoria Stock Plan, provided that shareholder approval will be obtained for any Neuphoria Stock Plan amendment to the extent necessary and desirable to comply with applicable laws. No amendment, alteration, suspension or termination of the Neuphoria Stock Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the administrator. Termination of the Neuphoria Stock Plan will not affect the administrator’s ability to exercise the powers granted to it under the Neuphoria Stock Plan with respect to Awards granted under the Stock Plan prior to the date of such termination. The Neuphoria Stock Plan will become effective upon its adoption by the Neuphoria board of directors and, unless sooner terminated, will continue in effect for a term of 10 years from the effective date of the Neuphoria Stock Plan.

8.13	Interests in Bionomics Shares and Benefits

Neuphoria holds no Bionomics Shares as at the date of this Scheme Booklet.

8.14	No other material information known to Neuphoria

Except as disclosed elsewhere in this Scheme Booklet, so far as Neuphoria is aware, as at the date of the Scheme Booklet, there is no other information that is:

●	material to the making of a decision by a Bionomics Shareholder whether or not to vote in favour of the Scheme; and

●	known to Neuphoria, at the date of lodging this Scheme Booklet with ASIC for registration, which has not previously been disclosed to Bionomics Shareholders.

9.	Overview of the Combined Group

9.1	Responsibility for information

The information set out in this section was prepared by Bionomics and Bionomics is responsible for the information contained in this section.

9.2	Overview of the Combined Group

The Combined Group will represent a continuation of the assets, operations, management and strategy of Bionomics. The disclosures elsewhere in this Scheme Booklet regarding those matters will be equally applicable to the Combined Group, except to the extent a different position is described in this Section 9.

9.3	Board and management of the Combined Group

(a)	Directors

It is intended that if the Scheme is implemented, the Neuphoria Board will be the same as the current members of the Bionomics Board of Directors.

A summary of the qualifications and experience of each current and incoming director is set out in section 8.2.

(b)	Senior management

The Combined Group will continue to be led by Bionomics’ current senior executive team consisting of Spyridon Papapetropoulos, Tim Cunningham, and Liz Doolin.

9.4	Capital structure

(a)	Pro forma capital structure table

Post-implementation of the Scheme, the percentage shareholdings in Neuphoria will be the same as the percentage beneficial shareholdings in Bionomics at the Record Date (other than in relation to the Bionomics Shares to be sold through the Sale Facility). Neuphoria will be the sole shareholder of Bionomics from the Implementation Date.

The pro forma capital structure of Neuphoria at the Implementation Date is set out below.

Neuphoria security	Number on issue
Neuphoria Shares	1,627,279
Shares of preferred stock	nil
Neuphoria Options	45,103 options, exercisable into Neuphoria Shares
Neuphoria Warrants	1,054,381 warrants to purchase 1,054,381 Neuphoria Shares

Notes:

●	Post-implementation numbers are subject to rounding

●	The holder of the Neuphoria Warrants may not exercise the warrants if such exercise would take the holder’s beneficial ownership of Bionomics Shares above 9.99%.

(b)	Substantial holders in Neuphoria

The substantial shareholders of Neuphoria on the Implementation Date will be the same as the substantial shareholders in Bionomics (assuming no changes to their shareholdings occur prior to the Record Date), as set out in section 7.6(c).

9.5	Corporate governance

The corporate governance policies of Neuphoria must comply with Nasdaq listing rules and will be substantially the same as Bionomics’ corporate governance policies. For information about Bionomics’ corporate governance policies, see Item 10 (Directors, Executive Officers and Corporate Governance) to its 2024 annual report on Form 10-K that was filed with the SEC on 30 September 2024. It may be accessed on the SEC’s website (www.sec.gov) and Bionomics’ website (https://ir.bionomics.com.au/financials-filings/sec-filings).

9.6	Strategic rationale for the Scheme

The acquisition of Bionomics by Neuphoria is expected to enhance the Combined Group and provide a number of benefits. In particular, it is expected that the Scheme will (if implemented) provide benefits including:

●	reducing compliance costs by ceasing to have reporting obligations as an Australian public company;

●	increasing the Combined Group’s visibility and reputation in the pharmaceutical industry;

●	increasing attractiveness to potential investors;

●	simplifying the corporate structure and reducing compliance costs;

●	increasing the potential investor pool; and

●	enhanced regulatory pathways through direct access to FDA resources:

9.7	Neuphoria’s intentions for the business, assets and employees of Bionomics

This section sets out the current intentions of Neuphoria in relation to the Combined Group if the Scheme is implemented. These intentions are based on facts and information known to Neuphoria at the time of preparing this Scheme Booklet that concern Neuphoria and Bionomics as well as the general economic and business environment and are statements of current intention only and, accordingly, may vary as new information becomes available or circumstances change.

(a)	Business

If the Scheme is implemented, Neuphoria intends to continue the business of Bionomics in a similar manner as it is currently operating.

(b)	Assets

Bionomics’ assets are described in detail in Section 7, and implementation of the Scheme will not change the composition of those assets or the strategy of the Combined Group in relation to those assets.

(c)	Employees

Neuphoria’s current view is to retain all employees of Bionomics on their current terms.

If any current Bionomics employees are made redundant, where appropriate having regard to the positions held by any relevant employees, Neuphoria will attempt to identify opportunities for alternative employment. If any employee is made redundant, they will receive all entitlements in compliance with applicable legislative awards or contractual requirements and they will be paid any redundancy amounts in accordance with their legal entitlements.

(d)	Capital raising

Neuphoria has no immediate to medium-term intention to raise further capital following the Scheme by issuing common stock.

Neuphoria has not issued any preferred stock and has no immediate to medium-term intention to issue any preferred stock following the Scheme.

However, as a biopharmaceutical company, Bionomics may need to raise additional funding from time to time as part of the normal course of its operations. If the Scheme is implemented, Neuphoria and Bionomics may engage in capital raising activities for the Combined Group in the future, as they deem necessary. This may include equity and/or debt funding.

9.8	Dividend policy

If the Scheme is implemented, the payment of future dividends to shareholders of the Combined Group will be at the discretion of the directors of Neuphoria and will be a function of a number of factors including general business conditions, the operating results and financial condition of the Combined Group, its strategy, future funding requirements including an assessment of the capital required for new investments, compliance with debt facilities, capital management initiatives, taxation considerations, any contractual, legal or regulatory restrictions on the payment of dividends by the Combined Group and any other factors the directors of the Combined Group may consider relevant.

9.9	Prospects of the Combined Group

The prospects and strategy of Bionomics and its assets are detailed in Section 7, and those aspects will continue to apply to the assets and business of the Combined Group.

10.	Risk factors

10.1	Overview

This section describes certain key risks associated with the Scheme. It outlines:

(a)	risks relating to the Scheme;

(b)	specific risks relating to the Combined Group; and

(c)	risks to Bionomics Shareholders if the Scheme does not proceed.

The outline of risks in this section is a summary only and should not be considered exhaustive. This section does not attempt to set out every risk that may be associated with an investment in Bionomics, Neuphoria or the Combined Group now or in the future. The occurrence or consequences of some of the risks described in this section may be partially or completely outside the control of Bionomics, Neuphoria or the Combined Group.

10.2	Risks relating to the Scheme

(a)	The exact value of the Scheme consideration is not certain

Under the terms of the Scheme, subject to exceptions in relation to Ineligible Overseas Shareholders and Electing Small Parcel Holders, Bionomics Shareholders will receive one Neuphoria Share for every 2,160 Bionomics Shares they hold. The exact value of the Scheme Consideration that would be realised by individual Shareholders will be dependent on the price at which the Neuphoria Shares trade on Nasdaq after the Implementation Date.

(b)	In addition, the Sale Agent will be issued Neuphoria Shares attributable to certain Ineligible Overseas Shareholders and Electing Small Parcel Holders under the Scheme and will sell them on market as soon as reasonably practicable after the Implementation Date. It is possible that such sales may exert downward pressure on the Combined Group’s share price during the applicable period. In any event, there is no guarantee regarding the prices that will be realised by the Sale Agent or the future market price of the Neuphoria Shares. Future market prices may be either above or below current or historical market prices.

(c)	Contract risk

The Scheme or the issue of Neuphoria Shares upon implementation of the Scheme may be deemed (under contracts to which Bionomics or its subsidiaries are a party) to result in a change of share ownership event in respect of Bionomics that allows the counterparty to review or terminate the contract as a result of the change, or the issue of shares by Neuphoria, upon implementation of the Scheme. If the counterparty to any such contract were to validly seek to renegotiate or terminate the contract on that basis, this may have a material adverse effect on the financial performance of the Combined Group, depending on the relevant contracts. Based on Bionomics’ due diligence and enquiries of current key contractual counterparties, Bionomics does not expect that any of its material contracts will be terminated as a result of the Proposed Transaction.

(d)	Scheme Implementation Agreement may be terminated

Each of Bionomics and Neuphoria has the right to terminate the Scheme Implementation Agreement in certain circumstances as set out in section 5.6 of this Scheme Booklet. Accordingly, there is no certainty that the Scheme Implementation Agreement will not be terminated by either Bionomics or Neuphoria before the implementation of the Scheme.

(e)	Court Approval

There is a risk that the Court may not approve the Scheme, either at all or in the form proposed, or the Court’s approval of the Scheme may be delayed. In particular, if there is a material change in circumstances between the Scheme Meeting and the Second Court Date, the Court will take the change into account in deciding whether it should approve the Scheme. If there is a material change of sufficient importance so as to materially alter the Scheme, there is a risk that the Court may not approve the Scheme on the Second Court Date.

(f)	Transaction costs may vary

Transaction costs and other costs incurred (or which are expected to be incurred by Bionomics) in relation to the successful implementation of the Proposed Transaction are currently estimated at approximately $900,000 (exclusive of GST). In addition, Citibank, N.A., as depositary for Bionomics’ American Depositary Receipt program, has demanded a significant amount of fees be paid in connection with the re-domiciliation. Bionomics believes Citibank’s initial demand was excessive and currently expects to pay fees of approximately US$100,000 to Citibank for its services as depositary in connection with the re-domiciliation. There can be no assurance as to the final amount of fees and if not resolved commercially, then, like any contract dispute, it could be resolved through litigation although this is not expected by Bionomics to be necessary.

(g)	Tax consequences for Bionomics Shareholders

If the Scheme proceeds, there may be tax consequences for Scheme Participants. Similar to an investment in Bionomics ADSs, an investment in Neuphoria Shares involves US income tax considerations. Following implementation of the Scheme, US and non-US holders of Neuphoria Shares may be subject to US tax and reporting requirements like an investment in shares of other US companies.

General information on the Australian and US tax consequences of the Scheme is set out in section 11 of this Scheme Booklet.

(h)	Other risks

Additional risks and uncertainties not currently known to Bionomics or Neuphoria may also have a material adverse effect on the business of Bionomics, Neuphoria or the Combined Group and the information set out above does not purport to be, nor should it be construed as representing, an exhaustive list of the risks of Bionomics, Neuphoria or the Combined Group.

10.3	Risks relating to the operations of the Combined Group

For information about risk factors relating to the operations of Bionomics’ and the Combined Group, see Item 1A (Risk Factors) to Bionomics’ 2024 annual report on Form 10-K that was filed with the SEC on 30 September 2024. It may be accessed on the SEC’s website (www.sec.gov) and Bionomics’ website (https://ir.bionomics.com.au/financials-filings/sec-filings).

10.4	Risks if the Scheme does not proceed

If the Scheme does not proceed, Bionomics will continue on a standalone basis and Bionomics Shareholders will retain their Bionomics Shares and will not receive any Scheme Consideration. In these circumstances, there is a risk that Bionomics ADSs may trade below their current market price.

In addition, if Scheme does not proceed, then Bionomics will continue to be subject to duplicative costs and requirements under U.S. and Australian law. For instance, effective July 2024, Bionomics must prepare financial statements in compliance with both GAAP and Australian Accounting Standards (which are consistent with International Financial Reporting Standards) and the two sets of financial statements will be audited by two different auditors under two different auditing standards.

If the Scheme is not implemented, Bionomics expects to pay an aggregate of approximately $900,000 (excluding GST) in transaction costs in connection with the Scheme. These transaction costs are primarily payable to Bionomics financial, legal, tax and accounting advisors, the Independent Expert, the Share Registry, and ASIC and Court filing fees.

11.	Taxation

11.1	United States federal taxation implications

The following is a summary of certain material US federal income tax consequences of the (i) Scheme and (ii) post Scheme ownership and disposition of Neuphoria Shares. This summary is based upon the Code, final, temporary and proposed US Treasury regulations promulgated thereunder, published guidance and court decisions, each as in effect on the date hereof, all of which are subject to change, or changes in interpretation, possibly with retroactive effect. In addition, this discussion is based in part upon the provisions in the Deposit Agreement entered into with the ADS Depositary and the assumption that each obligation in the Deposit Agreement and any related agreements will be performed according to its terms.

The following summary assumes the Scheme will be consummated as described in this Scheme Booklet and applies only to Bionomics Shareholders and ADS Holders that hold their Bionomics Shares, or Bionomics ADSs, and that will hold their Neuphoria Shares received respectively pursuant to the Scheme, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of US federal income taxation that may be relevant to a Bionomics Shareholder or ADS Holder in light of such Bionomics Shareholder’s or ADS Holder’s particular circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income, the alternative minimum tax, or to any Bionomics Shareholder or ADS Holder subject to special treatment under the Code, including, but not limited to:

●	a person who directly, indirectly or constructively owns 10 percent or more of the Bionomics Shares and/or Bionomics ADSs;

●	financial institutions or broker-dealers;

●	mutual funds;

●	tax-exempt organisations (including private foundations);

●	insurance companies;

●	dealers in securities or foreign currencies;

●	traders in securities who elect to use a mark-to-market method of accounting;

●	controlled foreign corporations and their shareholders, or any foreign corporation with respect to which there are one or more “United States shareholders” within the meaning of Section 951(b) of the Code;

●	passive foreign investment companies and their shareholders;

●	United States expatriates and certain former United States citizens or long-term residents;

●	“S” corporations, partnerships and their partners, or other entities or arrangements classified as partnerships for United States federal income tax purposes, grantor trusts, or other passthrough entities (and investors therein);

●	Bionomics Shareholders who acquired their Bionomics Shares or ADS Holders who acquired their Bionomics ADSs through the exercise of options or otherwise as compensation;

●	Bionomics Shareholders who hold their Bionomics Shares or ADS Holders who hold their Bionomics ADSs (or Neuphoria Shares after the Scheme) as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated transaction for United States federal income tax purposes;

●	a person that is or may have been liable for alternative minimum tax;

●	regulated investment companies;

●	real estate investment trusts;

●	investors subject to special tax accounting rules as a result of any item of gross income with respect to the Bionomics ADSs or common stock being taken into account in an applicable financial statement; or

●	Bionomics Shareholders or ADS Holders that have a functional currency other than the United States dollar.

In addition, this summary does not address any aspect of foreign (except as otherwise provided herein) state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder. This summary is intended to provide only a general summary of certain material United States federal income tax consequences of the Scheme to holders of Bionomics Shares or Bionomics ADSs. The United States federal income tax laws are complex and subject to varying interpretation. Accordingly, the United States Internal Revenue Service (IRS) may not agree with the tax consequences described in this Scheme Booklet, and there is no assurance that the IRS’s position would not be sustained in a court.

This discussion is for informational purposes only and is not tax advice. Bionomics Shareholders and ADS Holders should consult their own tax advisor regarding the United States federal, state, local, non-US and other tax consequences to them of the receipt of Neuphoria Shares in exchange for the Bionomics Shares or Bionomics ADSs pursuant to the Scheme and the ownership and disposition thereof.

For purposes of this summary, a “US Holder” includes a beneficial owner of Bionomics Shares or Bionomics ADSs that is, for United States federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, created in, or organised under the laws of, the United States or any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election to be treated as a United States person under the Code.

If a partnership (or other entity treated as a “tax transparent” entity for United States tax purposes) is the beneficial owner of Bionomics Shares or Bionomics ADSs, the tax treatment of a partner in the partnership (or interest holder in the “tax transparent” entity) will generally depend on the status of the partner (or interest holder) and the activities of the partnership (or “tax transparent” entity). In general, for United States federal income tax purposes, US Holders of Bionomics ADSs will be treated as the beneficial owners of the underlying Bionomics Shares represented by the Bionomics ADSs.

A Non-US Holder is a beneficial owner (other than a partnership) of Bionomics Shares or Bionomics ADSs that is not a US Holder (defined above). The following summary assumes that a Non-US Holder does not have a trade or business (or permanent establishment) in the United States.

As holders of Bionomics ADSs are treated as the beneficial owners of the underlying Bionomics Shares represented by the Bionomics ADSs, we refer to holders of both Bionomics Shares and Bionomics ADSs as Shareholders for purposes of the discussion that follows.

(a)	Material US Federal Income Tax Consequences of the Scheme

The exchange of Bionomics Shares or Bionomics ADSs for Neuphoria Shares, respectively, pursuant to the Scheme, is intended to be treated as a transfer to which Section 351 of the Code applies and/or as a reorganisation described in Section 368(a) of the Code in which no gain or loss is recognised to Bionomics, Neuphoria, US Holders or Non-US Holders. This summary assumes that the exchange of Bionomics Shares or ADSs for Bionomics Shares, respectively, pursuant to the Scheme will be treated as a transfer to which Section 351 of the Code applies and/or a reorganisation described in Section 368(a) of the Code.

(i)	US Holders

(A)	Passive Foreign Investment Company

The Code provides special, generally adverse, rules regarding sales, exchanges and other dispositions of the stock of a passive foreign investment company (PFIC). A foreign (non-US) corporation will be treated as a PFIC for any taxable year if at least 75% of its gross income for the taxable year is passive income or at least 50% of its gross assets during the taxable year, based on a quarterly average and generally by value, produce or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions and gains from assets that produce passive income. In determining whether a foreign corporation is a PFIC, a pro-rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Depending upon the value and the nature of Bionomics’ assets and income over time, Bionomics could be classified as a “passive foreign investment company”, or “PFIC”, for United States federal income tax purposes. Based on Bionomics’ income and assets, Bionomics believes that it was not a PFIC for the fiscal year ended June 30, 2024. In general, unless an exception applies, gain (but not loss) must be recognised upon the disposition of PFIC stock by a US shareholder in connection with a nonrecognition transaction, notwithstanding that such transfer may otherwise be eligible for nonrecognition treatment. Exceptions to such gain recognition on transfers of PFIC stock include (i) certain transfers to US persons, (ii) certain transfers which result in the transferring US shareholder holding an indirect ownership interest in the PFIC, and (iii) if the transferring US shareholder timely made a valid QEF or mark-to-market election with respect to the PFIC. If a disposition of PFIC stock in a nonrecognition transaction to which such an exception would apply but for the fact that cash is received in addition to stock, gain is generally recognised to the extent of the cash received. If an exception to gain recognition applies, a US shareholder will generally be subject to additional information reporting requirements.

Upon the completion of the Scheme, Bionomics expects that the PFIC regime and associated implications discussed above will no longer be relevant to the Neuphoria Holders. This is because US Holders will then directly own Neuphoria Shares or in Neuphoria, which will be treated as a United States corporation and therefore not subject to the PFIC rules. Furthermore, PFIC status of any of the Neuphoria non-US subsidiaries could only be attributed to any of the US Holders if such shareholder owned 50 percent or more of the outstanding Neuphoria Shares, which is not expected to occur.

US Holders are urged to contact their own tax advisor regarding Bionomics’ status as a PFIC, including the impact of such PFIC status on their taxation as a result of participation in the Scheme, reporting requirements and the application of the PFIC rules in light of each US Holder’s particular circumstances.

(B)	Exchange of Bionomics Shares or Bionomics ADSs for or Neuphoria Shares and Receipt of Neuphoria Shares

A US Holder will generally not recognise any gain or loss on the exchange of Bionomics Shares or Bionomics ADSs for Neuphoria Shares

US Holders will have an aggregate adjusted United States federal tax basis in the Neuphoria Shares or received pursuant to the Scheme equal to their aggregate adjusted United States federal tax basis in the Bionomics ADSs or Bionomics Shares surrendered. Thus, to the extent a US Holder has a loss in its Bionomics ADSs or Bionomics Shares, such loss generally will be preserved. The holding period for Neuphoria Shares or received pursuant to the Scheme will generally include the holding period of Bionomics ADSs or Bionomics Shares surrendered pursuant to the Scheme.

(ii)	Non-US Holders

(A)	Exchange of Bionomics Shares or Bionomics ADSs for or Neuphoria Shares and Receipt of Neuphoria Shares

Non-US Holders will generally not recognise any gain or loss as a result of the Scheme, except that Non-US Holders that receive cash (upon the sale of their Neuphoria Shares because they are Ineligible Overseas Shareholders or Electing Small Parcel Holders) may recognise a gain or loss, if any, if Neuphoria is considered a “United States real property holding corporation” (USRPHC) within the meaning of Section 897 of the Code, immediately after the Scheme. Bionomics expects Neuphoria to be a USRPHC immediately after the Scheme. Subject to the considerations described in “Non-US Holders – Sale or Other Disposition of Neuphoria Shares” below, any gain recognised by a Non-US Holder with respect to the receipt of cash upon the sale of Neuphoria Shares will generally not be subject to United States federal income taxation.

Non-US Holders are urged to contact their own tax advisor regarding the reporting requirements and information statements that could potentially be applicable with respect to the Scheme and any consequences, including penalties, potentially applicable as a result of a failure to meet such requirements.

Non-US Holders will have an aggregate adjusted United States federal tax basis in the Neuphoria Shares received pursuant to the Scheme equal to their aggregate adjusted United States federal tax basis in the Bionomics Shares or Bionomics ADSs surrendered. The holding period for Neuphoria Shares received pursuant to the Scheme will generally include the holding period of Bionomics Shares or Bionomics ADSs surrendered pursuant to the Scheme.

(b)	Material US Federal Income Tax Consequences of Holding and Disposing of Neuphoria Shares Post-Scheme

(i)	US Holders

(A)	Sale or Other Disposition of Neuphoria Shares

A US Holder will generally recognise gain or loss on a sale or other disposition of Neuphoria Shares equal to the difference, if any, between the fair market value of the Neuphoria Shares sold and such US Holder’s adjusted US federal tax basis in the Neuphoria Shares. Such gain or loss will generally be capital gain or loss. If the US Holder has a holding period in the Neuphoria Shares sold of more than one year, such capital gain or loss will be long-term capital gain or loss. Generally, for US Holders who are individuals (as well as certain trusts and estates), long-term capital gains are subject to US federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations.

(B)	Distributions on Neuphoria Shares

Distributions, if any, paid on Neuphoria Shares will be treated as dividends to the extent of Neuphoria’s current and accumulated earnings and profits. Amounts treated as dividends will generally be includable in a US Holder’s gross income in the year actually or constructively received. Any amount distributed in excess of Neuphoria’s current earnings and profits will first be treated as a tax-free return of capital to the extent of a US Holder’s basis in the Neuphoria Shares with respect to which the distribution was received. Amounts in excess of a US Holder’s basis in the Neuphoria Shares will be treated as capital gain subject to the treatment described above in “Sale or Other Disposition of Neuphoria Shares.” Generally, for US Holders who are individuals (as well as certain trusts and estates), dividends paid by us will be subject to US federal income tax at preferential rates.

(C)	Information Reporting and Backup Withholding

US backup withholding tax and information reporting requirements will generally apply to payments to non-corporate holders of Neuphoria Shares. Information reporting will apply to payments of dividends on, and to proceeds from the disposition of, Neuphoria Shares by a paying agent within the United States to a US Holder, other than US Holders that are exempt from information reporting and properly certify their exemption. A paying agent within the United States will be required to withhold at the applicable statutory rate, currently 24%, in respect of any payments of dividends on, and the proceeds from the disposition of, Neuphoria Shares within the United States to US Holders (other than US Holders that are exempt from backup withholding and properly certify their exemption) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements. US Holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a US Holder’s US federal income tax liability. A US Holder generally may obtain a refund of any amounts withheld under the backup withholding rules in excess of such US Holder’s US federal income tax liability by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

(ii)	Non-US Holders

(A)	Sale or Other Disposition of Neuphoria Shares

If Neuphoria is considered a “United States real property holding corporation” (“USRPHC” within the meaning of Section 897 of the Code) or has been a USRPHC in the 5 year period ending on the date of sale or other disposition then, absent an exception, the gain of a Non-US Holder, if any, on the sale of Neuphoria Shares will be treated as effectively connected with the conduct of a US trade or business. We expect that Neuphoria will be treated as a USRPHC immediately after the Scheme. Assuming so and except as described below for certain 5% or less shareholders, Non-US Holders will be subject to US federal income taxation on any gain treated as effectively connected with the conduct of a US trade or business at the rates generally applicable to US persons. Additionally, a purchaser of Neuphoria Shares from a Non-US Holder may withhold 15% of the purchase price.

Gain recognised by Non-US Holders who have directly, indirectly, and constructively owned 5 percent or less of the outstanding Neuphoria Shares during the 5-year period ending on the date of any sale or disposition will generally not be treated as effectively connected with a US trade or business and will therefore not be subject to US taxation as described immediately above, provided that Neuphoria Shares are regularly traded on an established securities market. Neuphoria Shares generally will be considered to be regularly traded on an established securities market if they are regularly quoted by brokers or dealers making a market in such interests. If the Neuphoria Shares are not considered regularly traded, then the exception for Non-US Holders who have owned 5 percent or less of the Neuphoria Shares described above will not be applicable.

(B)	Distributions on Neuphoria Shares

Distributions, if any, paid on Neuphoria Shares will be treated as dividends to the extent of Neuphoria’s current and accumulated earnings and profits. Any amount distributed in excess of Neuphoria’s current earnings and profits will first be treated as a tax-free return of capital to the extent of a US Holder’s basis in the Neuphoria Shares with respect to which the distribution was received. Amounts in excess of a US Holder’s basis in the Neuphoria Shares will be treated as capital gain subject to the treatment described above in “Sale or Other Disposition of Neuphoria Shares.”

Dividends paid to a Non-US Holder will generally be subject to withholding tax at a 30% rate unless the Non-US Holder is eligible for the benefits of an income tax treaty that provides for a reduced rate of withholding and such Non-US Holder establishes its eligibility for the reduced rate by providing a valid Form W-8BEN or Form W-8BEN-E (or other applicable documentation). If a Non-US Holder is eligible for a reduced rate of withholding, such Non-US Holder may file a refund claim with the IRS for a refund of any amounts withheld in excess of such reduced rate.

Although distributions that are treated as a return of capital or as capital gain are generally not subject to withholding, distributions from USRPHCs are generally subject to withholding. As noted above, it is anticipated that Neuphoria will be treated as a USRPHC immediately after the Scheme. Accordingly, it is anticipated that Neuphoria will withhold 15% of any amount distributed that is not a dividend. Non-US Holders can file a US tax return and claim a refund of any amount withheld with respect to a return of capital distribution or a capital gain distribution (to the extent the amount withheld exceeds such Non-US Holder’s tax due). Certain Non-US Holders may be entitled to an Australian foreign income tax offset (“FITO”) with respect to any amounts of tax withheld.

(C)	Information Reporting and Backup Withholding

Payments to Non-US Holders of dividends on Neuphoria Shares will generally not be subject to backup withholding, and payments of proceeds made to Non-US Holders by brokers upon a sale of Neuphoria Shares will generally not be subject to information reporting or backup withholding, in each case so long as the Non-US Holder certifies its non-resident status (and Neuphoria or its paying agent do not have actual knowledge or reason to know that the Non-US Holder is a US person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim a reduced rate of withholding under an income tax treaty described above in “Distributions on Neuphoria Shares” will generally satisfy the certification requirements necessary to avoid backup withholding. Copies of information returns with respect to dividends that are filed with the IRS may also be made available to tax authorities of the country in which the Non-US Holder resides.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Non-US Holder’s US federal income tax liability. A Non-US Holder generally may obtain a refund of any amounts withheld under the backup withholding rules in excess of such Non-US Holder’s US federal income tax liability by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

(D)	Additional FATCA Withholding

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act or “FATCA”) on certain types of payments made to non-US financial institutions and certain other non-US entities. Specifically, a 30% withholding tax may be imposed on payments of dividends if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution enters into an agreement with the United States Department of the Treasury to undertake certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution which entered into the agreement in (1) above, the diligence and reporting requirements include, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. An intergovernmental agreement governing FATCA between the United States and an applicable foreign country may modify the requirements described in this paragraph.

The FATCA withholding tax will apply to all “withholdable payments” (as defined in the Code) without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from or reduction of withholding tax pursuant to an applicable tax treaty with the United States or under other provisions of the Code. Non-US Holders are urged to consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Neuphoria Shares.

THE US FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. HOLDERS OF, OPTIONS, SHARES, AND AFTER THE SCHEME, NEUPHORIA SHARES, SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDERS OF THE SCHEME, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND NON-US TAX LAWS.

11.2	Australian taxation implications

The following is a general description of the Australian tax consequences of the Scheme (assuming it is implemented) for Bionomics Shareholders. It does not consider the tax consequences that may arise on the exchange of Bionomics Options and Bionomics Warrants for equivalent options and performance rights in Neuphoria.

The following description does not constitute tax advice and should not be relied upon as such. It is based upon the Australian tax law and administrative practice in effect at the date of this Scheme Booklet. It is general in nature and is not intended to be an authoritative or complete statement of the laws applicable to the particular circumstances of a Bionomics Shareholder. Bionomics Shareholders are advised to seek their own independent professional tax advice in relation to their own particular circumstances.

The comments set out below are relevant only to those Bionomics Shareholders who hold their Bionomics Shares on capital account. The description does not apply to Bionomics Shareholders who:

●	acquired their Bionomics Shares pursuant to an employee share scheme arrangement;

●	are financial institutions, insurance companies, partnerships, tax exempt organisations, dealers in securities, Bionomics Shareholders who change their tax residency while holding the shares or are subject to special tax rules;

●	hold their Bionomics Shares for the purposes of speculation or a business of dealing in securities (e.g. as trading stock);

●	hold their shares on revenue account or are subject to the taxation of financial arrangements rules in Division 230 of the ITAA 1997 in relation to gains and losses on their Bionomics Shares;

●	are non-residents of Australia who hold their Bionomics Shares in relation to carrying on a business at or through a permanent establishment in Australia; or

●	acquired or are deemed to have acquired their Bionomics Shares before 20 September 1985.

Bionomics Shareholders who are tax residents of a country other than Australia (whether or not they are also residents, or are temporary residents, of Australia for tax purposes) should take into account the tax consequences of the Scheme under the laws of their country of residence, as well as under Australian law. These comments relate to Australian tax law only.

This tax summary is based on Australian income tax, GST and duty law and relevant regulations, rulings or judicial or administrative interpretations of such tax laws as at the date of this Scheme Booklet.

(a)	Australian resident shareholders

(i)	Capital Gains Tax

The disposal of Bionomics Shares held on capital account to Neuphoria by an Australian resident Bionomics Shareholder will constitute a capital gains tax (CGT) event A1 and may result in a capital gain or loss for income tax purposes (subject to any scrip for scrip roll-over relief that may be available).

The time of the CGT event will be when the Bionomics Shareholders transfer their Bionomics Shares to Neuphoria under the Scheme (i.e. the Implementation Date)

Calculation of capital gain or capital loss (apart from CGT roll-over relief)

Bionomics Shareholders will make:

●	a capital gain to the extent that their capital proceeds from the disposal of their Bionomics Shares are greater than the cost base of those Bionomics Shares; or

●	a capital loss to the extent that the capital proceeds are less than the reduced cost base of those Bionomics Shares.

Subject to choosing to apply CGT roll-over relief, a Bionomics Shareholder who makes a capital gain on the disposal of their Bionomics Shares will be required to include the net capital gain (if any) for that income year in their assessable income. In this regard, capital gains and capital losses of a taxpayer in a year of income from Bionomics Shares and any other relevant CGT events are aggregated to determine whether there is a net capital gain or net capital loss.

Any net capital gain is to be included in a Bionomics Shareholder’s assessable income, and is potentially subject to income tax. A net capital loss may not be deducted against other income for income tax purposes, but may be carried forward to offset future capital gains. Where a Bionomics Shareholder is a company, certain specific loss rules apply. These rules may limit the ability to offset capital losses in a current or later income year.

Cost base of Bionomics Shares

The cost base of the Bionomics Shares of a Bionomics Shareholder will generally include the amount paid, and the market value of any property given, to acquire the Bionomics Shares, plus any non-deductible incidental costs of acquisition and disposal (e.g. brokerage fees and legal costs).

The reduced cost base of the Bionomics Shares of a Bionomics Shareholder will be determined in a similar manner to the cost base, although some differences in the calculation of reduced cost base do exist depending on the relevant Bionomics Shareholder’s circumstances.

Capital proceeds

The capital proceeds for the disposal of the Bionomics Shares of a Bionomics Shareholder will be the Scheme Consideration, which should be equal to the market value of the Neuphoria Shares received under the Scheme.

CGT discount

Individuals, complying superannuation entities or trustees that have held their Bionomics Shares for at least 12 months (excluding the date of acquisition and disposal) may be entitled to benefit from the CGT discount to reduce the amount of any capital gain derived (after application of capital losses) from the disposal of their Bionomics Shares by:

●	50% in the case of individuals and trusts (for trustees, the ultimate availability of the discount for the beneficiaries of a trust will depend on the particular circumstances of the beneficiaries); or

●	33⅓% for complying superannuation entities.

The CGT discount will not be available to a Bionomics Shareholder that is a company or otherwise considered a corporate tax entity. Bionomics Shareholders who are trustees should seek their own independent professional advice on how the CGT discount provisions will apply to them and the trust’s beneficiaries.

(ii)	CGT roll-over relief

Bionomics Shareholders who make a capital gain on the disposal of their Bionomics Shares under the Scheme may choose to apply CGT roll-over relief to the extent they receive Neuphoria Shares in respect of their Bionomics Shares.

If CGT roll-over relief is available and chosen by a Bionomics Shareholder, the capital gain realised from the disposal of the particular Bionomics Shares will be disregarded. Consequently, the disregarded capital gain is excluded from the calculation of the net capital gains or the carry-forward capital loss balance of the Bionomics Shareholder.

Whether a Bionomics Shareholder has made the choice to apply CGT roll-over is generally evidenced by the way in which that Bionomics Shareholder prepares their income tax return. There is no need to lodge a separate notice with the ATO.

Where a Bionomics Shareholder has chosen CGT roll-over relief, the following should apply:

●	The first element of the cost base of the Neuphoria Shares received as Scheme Consideration should be equal to the proportion of the cost base of their original Bionomics Shares that were exchanged for Scheme Consideration.

●	The Neuphoria Shares will be taken to be acquired at the time their Bionomics Shares were originally acquired (for the purpose of any subsequent disposal of the Neuphoria Shares and the application of the CGT discount).

The benefit of choosing CGT roll-over relief will depend upon the individual circumstances of each Bionomics Shareholder.

(iii)	Where CGT roll-over relief is not chosen or available

Where CGT roll-over relief is not chosen or is not available in relation to a Bionomics Shareholder’s disposal of Bionomics Shares under the Scheme, the following should apply:

●	The capital gain or capital loss from the disposal of the Bionomics Shareholder’s Bionomics Shares will be taken into account in calculating the Bionomics Shareholder’s net capital gain for the income year in which the Implementation Date occurs.

●	The first element of the cost base of each Neuphoria Share (i.e. the Scheme Consideration) received should be an amount equal to the market value of the Bionomics Shares given in respect of acquiring the Neuphoria Share, as determined on the Implementation Date.

●	The acquisition date of the Neuphoria Shares will be the Implementation Date. This date will be relevant for any future application of the CGT discount with respect to CGT events occurring in relation to the Neuphoria Shares.

(iv)	Holding and disposing of Neuphoria Shares

Dividends on Neuphoria Shares

An Australian resident shareholder will generally have to include the gross amount of any dividend received from their Neuphoria Shares in their assessable income for the relevant income year.

Where foreign withholding tax has been paid on any dividend received from the Neuphoria Shares, the Australian resident shareholder may be able to claim a non-refundable foreign income tax offset and use it to reduce their tax liabilities in the relevant year (subject to certain limits).

Future disposal of Neuphoria Shares

Where an Australian resident shareholder subsequently disposes of their Neuphoria Shares, a CGT event will arise which may give rise to a capital gain or loss.

The cost base and acquisition date of the Neuphoria Shares, and eligibility to claim the CGT discount, are described above.

(b)	Non-resident shareholders

(i)	Capital Gains Tax

For Bionomics Shareholders who are not Australian tax residents (including Ineligible Overseas Shareholders), the disposal of their Bionomics Shares should have no CGT consequences if the Bionomics Shares are not “taxable Australian property”.

The Bionomics Shares held by a non-resident Bionomics Shareholder will be “taxable Australian property” where:

●	the non-resident Bionomics Shareholder holds their Bionomics Shares in carrying on a business at or through a permanent establishment in Australia;

●	the non-resident Bionomics Shareholder is an individual who has previously made an election to disregard a capital gain or capital loss in respect of their Bionomics Shares when they ceased to be an Australian tax resident; or

●	the Bionomics Shares held by the non-resident Bionomics Shareholder are “indirect Australian real property interests”.

As at the date of this Scheme Booklet, Bionomics considers that Bionomics Shares should not constitute “indirect Australian real property interests” on the basis that the value of Bionomics is not principally attributable to Australian real property interests.

On the basis that Bionomics does not consider that the Bionomics Shares held by Bionomics Shareholders would constitute “indirect Australian real property interests”, Australia’s foreign resident CGT withholding regime should not apply. Accordingly, no amount should be required to be withheld from the Scheme Consideration and paid to the Commissioner pursuant to Subdivision 14-D of the Taxation Administration Act 1953 in respect of foreign resident CGT withholding.

We note that as part of the 2024-25 Federal Budget, the Federal Government indicated that it would introduce reforms to the non-resident CGT regime which will commence starting 1 July 2025. These reforms include measures that seek to expand the definition of “taxable Australian property”. Based on the guidance available, it is not expected that these measures would result in Bionomics Shares constituting “indirect Australian real property interests” although as at the date of this Scheme Booklet, draft legislation has not been introduced. However, in any event, provided that the Implementation Date occurs before 1 July 2025 then the existing tax law outlined above should continue to apply.

(ii)	Holding and disposing Neuphoria Shares

Where a non-resident shareholder receives a dividend in respect of their Neuphoria Shares, those shareholders will generally not have to include the amount within their Australian assessable income for the relevant income year.

Where a non-resident shareholder disposes of their Neuphoria Shares, this will generally not give rise to a capital gain or a capital loss, provided that the Neuphoria Shares are not “taxable Australian property” at the time of disposal.

(c)	Stamp duty

No Australian stamp duty should be payable by Bionomics Shareholders in relation to:

(i)	the disposal of their Bionomics Shares to Neuphoria under the Scheme; or

(ii)	on the issue of Neuphoria Shares to Bionomics Shareholders in exchange for their Bionomics Shares, provided that:

(1)	Neuphoria is not considered a ‘landholder’ for the purposes of the landholder duty provisions in any Australian jurisdiction; and

(2)	no Bionomics Shareholder alone, or with associated or related persons or with any persons (whether they are associated or related persons), commence to hold an interest of more than 50% in Neuphoria under the Scheme.

(d)	Goods and Services Tax

No GST should be payable by the Bionomics Shareholders in respect of their disposal of Bionomics Shares nor their acquisition of Neuphoria Shares under the Scheme.

Bionomics Shareholders who are registered for GST may not be entitled to input tax credits (or only entitled to reduced input tax credits) for any GST incurred on costs associated with their participation in the Scheme. Bionomics Shareholders should seek independent advice in relation to the impact of GST on their individual circumstances.

12.	Additional information

This section sets out additional information required to be disclosed to Bionomics Shareholders pursuant to the Corporations Act and the Corporations Regulations, together with other information that may be of interest to Bionomics Shareholders.

12.1	Interests of Bionomics Directors

(a)	Bionomics Directors

The Bionomics Directors as at the date of lodgement of this Scheme Booklet for registration by ASIC were:

Bionomics Board
David Ian Wilson	Director
Alan David Fisher	Director
Spyridon Papapetropoulos	President and Chief Executive Officer
Jane Ryan	Director
Peter Miles Winston Davies	Director

(b)	Interests of Bionomics Directors in Bionomics securities

The following table shows the marketable securities of Bionomics owned by, or on behalf of, each Bionomics Director, or in which they have a Relevant Interest, as at the Last Practicable Date:

Bionomics Director	Bionomics Shares	Bionomics options
Alan David Fisher	100,000	300,000
David Ian Wilson	251,939	300,000
Jane Ryan	0	500,000
Spyridon Papapetropoulos	5,999,940	27,067,015
Peter Miles Winston Davies	269,984	0

No Director of Bionomics holds Bionomics Shares in ADS form, or any Bionomics Warrants.

The Directors of Bionomics who hold Bionomics Shares will be Scheme Participants and receive Scheme Consideration in respect of the Bionomics Shares which they hold, as will be the case in respect of all other Scheme Participants.

All Bionomics Board members who hold Bionomics Shares intend to vote in favour of the Scheme in respect of all Bionomics Shares in which they have a Relevant Interest, subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Bionomics Shareholders.

(c)	Dealings of Bionomics Directors in Bionomics Shares

No Bionomics Director has acquired or disposed of a Relevant Interest in any Bionomics Shares in the four-month period ending on the date immediately prior to the date of this Scheme Booklet.

(d)	Interests of Bionomics Directors in Neuphoria

Spyridon Papapetropoulos is the President and Chief Executive Officer of Neuphoria.

No Bionomics Director has a Relevant Interest in Neuphoria and no such persons are otherwise entitled to such securities as at the date of this Scheme Booklet.

12.2	Interests of Bionomics in Neuphoria Shares

Bionomics does not hold any Neuphoria Shares as at the date of this Scheme Booklet.

12.3	Interests of Neuphoria in Bionomics Shares

(a)	Interests of Neuphoria in marketable securities of Bionomics

As at the date of this Scheme Booklet, Neuphoria does not hold any ordinary shares in Bionomics.

(b)	Dealings of Neuphoria Directors in Bionomics securities

No Neuphoria Director acquired or disposed of a Relevant Interest in any Bionomics Shares in the four-month period ending on the date immediately before the date of this Scheme Booklet.

(c)	Interests of Neuphoria Directors in marketable securities of Bionomics

Spyridon Papapetropoulos is the President and Chief Executive Officer of Bionomics. As at the date of this Scheme Booklet, Dr Papapetropoulos has a Relevant Interest in 5,999,940 Bionomics Shares, being 0.67%. The nature of Dr Papapetropoulos’ Relevant Interest in Bionomics Shares is set out in the table below.

Registered holder	Nature of Relevant Interest	Number of Bionomics Shares
Spyridon Papapetropoulos	Direct holding	5,999,940

No other Neuphoria Director has a Relevant Interest in any Bionomics Shares and no such persons are otherwise entitled to such securities as at the date of this Scheme Booklet.

12.4	Benefits and agreements

(a)	Payments in connection with retirement from office

Other than as disclosed in this Scheme Booklet there is no payment or other benefit that is proposed to be made or given to any Bionomics Director or secretary or executive officer of Bionomics (or any of its Related Bodies Corporate) as compensation for the loss of, or as consideration for or in connection with their retirement from, office in Bionomics or any of its Related Bodies Corporate in connection with, or that is materially affected by the implementation of, the Scheme.

(b)	No collateral benefits offered by Neuphoria in the last four months

Other than as disclosed in this Scheme Booklet, during the four-month period before the date of this Scheme Booklet, neither Neuphoria, an Neuphoria Director or any associate of Neuphoria gave, or offered to give or agreed to give a benefit to another person which was likely to induce the other person or an associate of the other person to:

(i)	vote in favour of the Scheme; or

(ii)	dispose of any Bionomics Shares (as applicable),

which benefit was not offered to all Bionomics Shareholders.

(c)	Agreements or arrangements with Bionomics Directors in connection with, or conditional on, the outcome of the Scheme

There are no agreements or arrangements made between any Bionomics Director and another person in connection with, or conditional on, the outcome of the Scheme other than as disclosed in this Scheme Booklet or in their capacity as a Bionomics Shareholder.

(d)	Payments and benefits to Bionomics Directors, secretaries and executive officers in connection with the Scheme

Other than as disclosed in this Scheme Booklet, no Bionomics Director, secretary or executive officer of Bionomics (or any of its Related Bodies Corporate) has agreed to receive, or is entitled to receive, any payment or benefit from Neuphoria which is conditional on, or is related to, the Scheme, other than in their capacity as a Bionomics Shareholder.

(e)	Interests of Bionomics Directors in Neuphoria contracts

Other than as described in this Scheme Booklet, no Bionomics Director has an interest in any contract entered into by Neuphoria.

12.5	Creditors of Bionomics

The Scheme, if implemented, is not expected to materially prejudice Bionomics’ ability to pay its creditors as it involves the acquisition of securities in Bionomics for consideration provided by a third party. No material new liability is expected to be incurred by Bionomics because of the implementation of the Scheme. Bionomics has paid and is paying all of its creditors within normal terms and is solvent and trading in an ordinary commercial manner.

12.6	Transaction costs

Bionomics will incur external transaction costs in connection with the Scheme. Certain of these costs are conditional on the Scheme proceeding, and if the Scheme is implemented these will effectively be borne by Neuphoria who will have acquired Bionomics from implementation.

If the Scheme is implemented, Bionomics expects to pay an aggregate of approximately $900,000 (excluding GST) in external transaction costs in connection with the Scheme. These transaction costs are primarily payable to Bionomics financial, legal, tax and accounting advisors, the Independent Expert, the Share Registry and ASIC and Court filing fees.

12.7	ASIC relief

It is not envisaged that any ASIC relief will be required for the purposes of the Scheme and no ASIC relief was required for the issue of this Scheme Booklet.

12.8	Disclosures and consents

(a)	Consents

The following parties have given and have not withdrawn, before the time of registration of this Scheme Booklet by ASIC, their written consent to be named in this Scheme Booklet in the form and context in which they are named:

●	Neuphoria Therapeutics Inc.;

●	Hamilton Locke as Australian legal adviser to Bionomics;

●	Rimon as US legal adviser to Bionomics;

●	Findex Corporate Finance (Aust) Ltd as the Independent Expert; and

●	Computershare Investor Services Pty Limited as the principal Share Registry in Australia.

●	Computershare Trust Company, N.A. as the branch Share Registry in the United States.

Findex Corporate Finance (Aust) Ltd has also given and has not withdrawn, before the time of registration of this Scheme Booklet with ASIC, its written consent to the inclusion of its Independent Expert’s Report in this Scheme Booklet in the form and context in which it is included and to all references in this Scheme Booklet to that report in the form and context in which they appear.

Neuphoria has also given and has not withdrawn, before the time of registration of this Scheme Booklet with ASIC, its written consent to the inclusion of the Neuphoria Information in the form and context in which it is included and to all references in this Scheme Booklet to the Neuphoria Information in the form and context in which they appear.

Hamilton Locke has also given and has not withdrawn, before the time of registration of this Scheme Booklet with ASIC, its written consent to the inclusion of section 11 of this this Scheme Booklet being the outline of the taxation implications of the Scheme.

(b)	Disclaimers

None of the persons referred to above has authorised or caused the issue of this Scheme Booklet and does not make or purport to make any statement in this Scheme Booklet other than those statements made in the capacity and to the extent the person has provided its consent, as referred to above.

To the maximum extent permitted by law, each person referred to above disclaims all liability in respect of, makes no representation regarding and takes no responsibility for any part of this Scheme Booklet.

12.9	Privacy and personal information

Bionomics and Neuphoria, their respective share registries and investor relations advisers may collect personal information about you in the process of implementing the Scheme. The personal information may include the names, contact details and details of the security holdings of Bionomics Shareholders, and the names of individuals appointed by Bionomics Shareholders as proxies, corporate representatives or attorneys at the Scheme Meeting.

The personal information is collected for the primary purpose of implementing the Scheme. Bionomics Shareholders who are individuals and the other individuals in respect of whom personal information is collected as outlined above have certain rights to access the personal information collected in relation to them.

Such individuals should contact the Shareholder Information Line at 1300 850 505 (within Australia) or +61 3 9415 4000 (outside Australia) on Monday to Friday between 8.30am and 5.00pm (Sydney time) in the first instance if they wish to request access to that personal information. Bionomics Shareholders who appoint an individual as their proxy, corporate representative or attorney to vote at the Scheme Meeting should inform that individual of the matters outlined above.

12.10	Right to inspect and obtain copies of the Share Register

Bionomics Shareholders have the right to inspect the Share Register which contains the name and address of each Bionomics Shareholder and certain other prescribed details relating to Bionomics Shareholders, without charge.

Bionomics Shareholders also have the right to request a copy of the Share Register upon payment of a fee (if any) up to a prescribed amount.

Bionomics Shareholders have these rights by virtue of section 173 of the Corporations Act.

12.11	Foreign selling restrictions

Law may restrict the distribution of this Scheme Booklet outside of Australia and persons who come into possession of this Scheme Booklet should seek advice on and observe any such restrictions. Any failure to comply with such restrictions may contravene applicable securities law. Bionomics disclaims all liabilities to such persons. Bionomics Shareholders who are nominees, trustees or custodians are encouraged to seek independent advice as to how they should proceed.

No action has been taken to register or qualify this Scheme Booklet or any aspect of the Scheme in any jurisdiction outside of Australia. This Scheme Booklet does not constitute an offer of Neuphoria Shares in any jurisdiction in which it would be unlawful. In particular, this Scheme Booklet may not be distributed to any person, and the Neuphoria Shares and may not be offered or sold, in any country outside Australia except to the extent permitted below.

Canada

The Neuphoria Shares will be issued by Neuphoria in reliance upon exemptions from the prospectus and registration requirements of the applicable Canadian securities law in each province and territory of Canada.

No securities commission in Canada has reviewed or in any way passed upon this document or the merits of the Scheme.

European Union (excluding Austria)

This Scheme Booklet is not a prospectus under Regulation (EU) 2017/1129 of the European Parliament and the Council of the European Union (the “Prospectus Regulation”). Therefore, the Scheme Booklet has not been, and will not be, registered with or approved by any securities regulator in the European Union. Accordingly, this Scheme Booklet may not be made available, nor may the Neuphoria Shares be offered for sale or exchange, in the European Union except in circumstances that do not require the obligation to publish a prospectus under the Prospectus Regulation.

In accordance with Article 1(4) of the Prospectus Regulation, an offer of Neuphoria Shares in each member state of the European Union is limited:

●	to persons who are “qualified investors” (as defined in Article 2(e) of the Prospectus Regulation);

●	to fewer than 150 other natural or legal persons (excluding France); and

●	in any other circumstance falling within Article 1(4) of the Prospectus Regulation.

Investors in the Netherlands should note:

Hong Kong

WARNING: The contents of this Scheme Booklet have not been reviewed or approved by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Scheme. If you are in any doubt about any of the contents of this Scheme Booklet, you should obtain independent professional advice.

This Scheme Booklet does not constitute an offer or invitation to the public in Hong Kong to acquire or subscribe for or dispose of any securities. This Scheme Booklet also does not constitute a prospectus (as defined in section 2(1) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong)) or notice, circular, brochure or advertisement offering any securities to the public for subscription or purchase or calculated to invite such offers by the public to subscribe for or purchase any securities, nor is it an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong).

Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or cause to be issued this Scheme Booklet in Hong Kong, other than to persons who are “professional investors” (as defined in the Securities and Futures Ordinance and any rules made thereunder) or in other circumstances that do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance.

No person may issue or have in its possession for the purposes of issue, this Scheme Booklet or any advertisement, invitation or document relating to these securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than any such advertisement, invitation or document relating to securities that are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors.

Copies of this Scheme Booklet may be issued to Bionomics shareholders in Hong Kong in a manner that does not constitute any issue, circulation or distribution of this Scheme Booklet, or any offer or an invitation in respect of these securities, to the public in Hong Kong. This Scheme Booklet is for the exclusive use of Bionomics shareholders in connection with the Scheme. No steps have been taken to register or seek authorisation for the issue of this Scheme Booklet in Hong Kong.

This Scheme Booklet is confidential to the person to whom it is addressed and no person to whom a copy of this Scheme Booklet is issued may issue, circulate, distribute, publish, reproduce or disclose (in whole or in part) this Scheme Booklet to any other person in Hong Kong or use for any purpose in Hong Kong other than in connection with consideration of the Scheme by Bionomics shareholders.

Jersey

This Scheme Booklet may only be distributed in Jersey to shareholders of Bionomics. No offer or invitation to subscribe for Neuphoria Shares may be made to the public in Jersey.

Kazakhstan

This Scheme Booklet has not been and will not be filed, registered, or approved by the National Bank of the Republic of Kazakhstan or any other governmental authority of the Republic of Kazakhstan, and Neuphoria Shares will not be offered or distributed within the territory of the Republic of Kazakhstan. Furthermore, this Scheme Booklet is being distributed solely to shareholders Bionomics and is not intended for public advertisement.

Mexico

Neuphoria Shares are being offered in Mexico only to less than 100 persons and may not be publicly offered or sold in Mexico.

This Scheme Booklet does not constitute a public offering of Neuphoria Shares under Mexican law and, therefore, the offer of Neuphoria Shares is not subject to obtaining the prior authorization of the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) nor the registration of the New Shares with the Mexican National Registry of Securities (Registro Nacional de Valores).

New Zealand

This Scheme Booklet is not a New Zealand disclosure document and has not been registered, filed with or approved by any New Zealand regulatory authority under or in accordance with the Financial Markets Conduct Act 2013 or any other New Zealand law. The offer of Neuphoria Shares under the Scheme is being made to existing shareholders of Bionomics in reliance upon the Financial Markets Conduct (Incidental Offers) Exemption Notice 2021 and, accordingly, this Scheme Booklet may not contain all the information that a disclosure document is required to contain under New Zealand law.

Norway

This Scheme Booklet has not been approved by, or registered with, any Norwegian securities regulator under the Norwegian Securities Trading Act of 29 June 2007 no. 75, as amended. Accordingly, this Scheme Booklet shall not be deemed to constitute an offer to the public in Norway within the meaning of the Norwegian Securities Trading Act.

The Neuphoria Shares may not be offered or sold in Norway except:

●	to “professional clients” (as defined in the Norwegian Securities Trading Act);

●	to fewer than 150 non-professional clients; or

●	in any other circumstances provided that such offer of securities does not result in a requirement for the registration or the publication of a prospectus pursuant to the Norwegian Securities Trading Act.

Singapore

This Scheme Booklet and any other document relating to the Scheme have not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore and the Scheme is not regulated by any financial supervisory authority in Singapore. Accordingly, statutory liabilities in connection with the contents of prospectuses under the Securities and Futures Act 2001 (the “SFA”) will not apply.

This Scheme Booklet and any other document relating to the Scheme may not be made the subject of an invitation for subscription, purchase or receipt, whether directly or indirectly, to persons in Singapore except pursuant to exemptions in Subdivision (4) Division 1, Part 13 of the SFA, including the exemption under section 273(1)(c) of the SFA, or otherwise pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Any offer is not made to you with a view to Neuphoria Shares being subsequently offered for sale to any other party in Singapore. You are advised to acquaint yourself with the SFA provisions relating to on-sale restrictions in Singapore and comply accordingly.

This Scheme Booklet is being furnished to you on a confidential basis and solely for your information and may not be reproduced, disclosed, or distributed to any other person. Any investment referred to in this Scheme Booklet may not be suitable for you and it is recommended that you consult an independent investment advisor if you are in doubt about such investment.

Neither Bionomics nor Neuphoria is in the business of dealing in securities or holds itself out, or purports to hold itself out, to be doing so. As such, Bionomics and Neuphoria are neither licensed nor exempted from dealing in securities or carrying out any other regulated activities under the SFA or any other applicable legislation in Singapore.

South Africa

The Scheme does not constitute an offer of securities to the public in terms of the South African Companies Act and accordingly, this Scheme Booklet does not, nor is it intended to, constitute a prospectus prepared and registered under the Companies Act. This Scheme Booklet may be distributed, and the Neuphoria Shares issued, in South Africa only to existing shareholders of Bionomics.

South Korea

Neither Bionomics nor Neuphoria are making any representation with respect to the eligibility of any recipients of this Scheme Booklet to acquire the Neuphoria Shares under the laws of the Republic of Korea, including the Foreign Exchange Transaction Act and regulations thereunder. The Neuphoria Shares have not been, and will not be, registered under the Financial Investment Services and Capital Markets Act of Korea (“FSCMA”) and therefore may not be offered or sold in Korea or to any resident of Korea or to any persons for re-offering or resale in Korea or to any resident of Korea (as defined under the Foreign Exchange Transaction Act of Korea and its enforcement decree), except as permitted under the applicable laws and regulations of Korea.

Accordingly, the Shares may not be offered or sold in Korea other than (i) to “accredited investors” (as defined in the FSCMA) or (ii) in other circumstances that do not constitute an offer to the public within the meaning of the FSCMA.

Switzerland

The Neuphoria Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange or on any other stock exchange or regulated trading facility in Switzerland. Neither this Scheme Booklet nor any other offering material relating to the Neuphoria Shares constitutes a prospectus or a similar notice as such terms are understood pursuant to art. 35 of the Swiss Financial Services Act (FinSA) or the listing rules of any stock exchange or regulated trading facility in Switzerland. Neither this Scheme Booklet nor any other offering material relating to the Neuphoria Shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this Scheme Booklet nor any other offering material relating to the Neuphoria Shares have been, or will be, filed with or approved by any Swiss regulatory authority or authorized review body. In particular, this Scheme Booklet will not be filed with, and the offer of Neuphoria Shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This Scheme Booklet may be distributed in Switzerland only to existing shareholders of Bionomics and is not for general circulation in Switzerland.

United Kingdom

Neither this Scheme Booklet nor any other document relating to the Scheme has been delivered for approval to the Financial Conduct Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the Neuphoria Shares.

This Scheme Booklet does not constitute an offer of transferable securities to the public within the meaning of the UK Prospectus Regulation or the FSMA. Accordingly, this Scheme Booklet does not constitute a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 FSMA) received in connection with the issue or sale of the Neuphoria Shares has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) FSMA does not apply to Bionomics or Neuphoria.

In the United Kingdom, this Scheme Booklet is being distributed only to, and is directed at, persons (i) who fall within Article 43 (members of certain bodies corporate) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or (ii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this Scheme Booklet relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this Scheme Booklet.

United States

Bionomics and Neuphoria intend to rely on an exemption from the registration requirements of the US Securities Act of 1933 provided by Section 3(a)(10) thereof in connection with the consummation of the Scheme and the issuance of Neuphoria Shares. Approval of the Scheme by an Australian court will be relied upon by Bionomics and Neuphoria for purposes of qualifying for the Section 3(a)(10) exemption.

US shareholders of Bionomics should note that the Scheme is made for the securities of an Australian company in accordance with the laws of Australia. The Scheme is subject to disclosure requirements of Australia that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have against Bionomics arising under US federal securities laws since Bionomics is located in Australia and several of its directors and officers reside outside the United States. You may not be able to sue Bionomics or its directors or officers in Australia for violations of the US securities laws. It may be difficult to compel Bionomics to subject itself to a US court’s judgment.

The Scheme Booklet has not been filed with or reviewed by the US Securities and Exchange Commission or any state securities authority and none of them has passed upon or endorsed the merits of the Scheme or the accuracy, adequacy or completeness of the Scheme Booklet. Any representation to the contrary is a criminal offence.

The Neuphoria Shares to be issued pursuant to the Scheme have not been, and will not be, registered under the US Securities Act or the securities laws of any US state or other jurisdiction. The Scheme is not being made in any US state or other jurisdiction where it is not legally permitted to do so.

12.12	Interests of advisors

Other than as set out in this Scheme Booklet, no person named in this Scheme Booklet as performing a function in a professional, advisory or other capacity in connection with the preparation or distribution of this Scheme Booklet holds, or held at any time during the last two years before the date of this Scheme Booklet, any interest in:

(a)	the formation or promotion of Bionomics; or

(b)	any property acquired or proposed to be acquired by Bionomics in connection with its formation or promotion or in connection with the Scheme.

12.13	Fees

If the Scheme is implemented, the amount of the external fees and expenses expected to be incurred by Bionomics in connection with the Scheme, including the fees and expenses of any financial advisers, lawyers, accountants, Share Registry and filing fees, is estimated at approximately $900,000 (excluding GST).

If the Scheme is not implemented and the Scheme Implementation Agreement is terminated as at the date of this Scheme Booklet, Bionomics expects to pay approximately the same amount because these are largely one off costs that have already been incurred.

12.14	Status of regulatory Scheme Conditions

The regulatory approvals that are Scheme Conditions are set out in section 5.3 of this Scheme Booklet. As at the Last Practicable Date, the following regulatory approvals that are Scheme Conditions are still outstanding:

No	Condition
Scheme Conditions
1.

ASIC approval

Before 8.00am on the Second Court Date, ASIC issues or provides any consents or approvals, or has done any other acts, which the parties agree are reasonably necessary or desirable to implement the Scheme, and those consents, approvals or other acts have not been withdrawn or revoked at that time.

2.	Shareholder approval The Scheme is approved by Bionomics Shareholders at the Scheme Meeting by the majorities required under section 411(4)(a)(ii) of the Corporations Act.
3.	Court approval The Court makes orders under section 411(4)(b) of the Corporations Act approving the Scheme.

12.15	Supplementary information

Bionomics will issue a supplementary document to this Scheme Booklet if it becomes aware of any of the following between the date of lodgement of this Scheme Booklet for registration by ASIC and the Effective Date:

(a)	a material statement in this Scheme Booklet is materially false or misleading;

(b)	a material omission from this Scheme Booklet;

(c)	a significant change affecting a matter included in this Scheme Booklet; or

(d)	a significant new matter has arisen and it would have been required to be included in this Scheme Booklet if it had arisen before the date of lodgement of this Scheme Booklet for registration by ASIC.

Depending on the nature and timing of the changed circumstances and subject to obtaining any relevant approvals, Bionomics may circulate and publish any supplementary document by:

(a)	placing an advertisement in a prominently published newspaper which is circulated generally throughout Australia; or

(b)	posting the supplementary document on Bionomics’ website at https://www.bionomics.com.au.

as Bionomics, in its absolute discretion, considers appropriate, subject to any approval that may be required from the Court.

12.16	Actions by Bionomics and Neuphoria

If Court orders approving the Scheme are obtained, the board of directors of Bionomics and the board of directors of Neuphoria will take or procure the taking of the steps required for the Scheme to be implemented. These will include the following:

(a)	Bionomics will lodge with ASIC an office copy of the Court order approving the Scheme, under section 411(10) of the Corporations Act, and the Scheme will become Effective;

(b)	on the Implementation Date:

(i)	all of the Bionomics Shares held by Bionomics Shareholders on the Record Date will be transferred to Neuphoria and in exchange, each Bionomics Shareholder (other than Ineligible Overseas Shareholders or Electing Small Parcel Holders) will be issued the Scheme Consideration; and

(ii)	the Sale Agent will receive the Scheme Consideration from Neuphoria (or an agent of Neuphoria) in respect of the Bionomics Shares held on the Record Date by all Ineligible Overseas Shareholders and all Electing Small Parcel Holders. Neuphoria will procure that the Sale Agent sells those Neuphoria Shares within eight weeks following the Implementation Date. The Sale Agent must then promptly remit the proceeds of the sale of those securities to Neuphoria which will then remit such proceeds to Ineligible Overseas Shareholders and Electing Small Parcel Holders. Bionomics will pay all brokerage and related costs, levies or fees associated with the sale of Neuphoria Shares through the Sale Facility;

(iii)	Bionomics will enter the name of Neuphoria in the share register of Bionomics as the holder of the Bionomics Shares;

(iv)	Neuphoria will procure that the ADS Depositary delivers (by way of exchange) such Neuphoria Shares to the ADS Holders on the basis of one Neuphoria Share for every 12 Bionomics ADSs held on the Record Date;

(c)	as soon as possible after the Implementation Date, Bionomics will be removed from the official list of Nasdaq; and

(d)	on or as soon as possible after the Implementation Date, Neuphoria will be admitted to the official list of Nasdaq and the Neuphoria Shares will be admitted for official quotation by Nasdaq.

12.17	Trading in Neuphoria Shares on Nasdaq

Trading of Neuphoria Shares on Nasdaq is expected to commence promptly following the Implementation Date. The actual dates will be announced to Nasdaq and also published on the website of Bionomics / Neuphoria.

Neuphoria will procure the dispatch of DRS Statements to Scheme Participants who are not Ineligible Overseas Shareholders and Electing Small Parcel Holders in respect of the Neuphoria Shares those Scheme Participants are entitled as soon as practicable after the Implementation Date.

Scheme Participants (other than Ineligible Overseas Shareholders and Electing Small Parcel Holders) will be able to trade their Neuphoria Shares immediately upon receipt of their DRS Statement after the Implementation Date. Shareholders should note that they will not be able to trade their Neuphoria Shares before receiving their DRS Statement.

ADS Holders should use a broker to trade Neuphoria Shares just as they do currently to trade Bionomics ADSs. Several Australian brokers (including a number of discount online brokers) now offer the ability to trade US stocks including Bionomics ADSs, as well as Neuphoria Shares following completion of the Scheme. Bionomics Shareholders who are not Ineligible Overseas Shareholders or Electing Small Parcel Holders should obtain a brokerage account which allows them to sell US stocks if they wish to sell their Neuphoria Shares, as set out in section 4.3(e).

The highest price of a Bionomics ADS on Nasdaq in the twelve months prior to the Last Practicable Date was US$2.84and the lowest price of a Bionomics ADS on Nasdaq in the twelve months prior to the Last Practicable Date was US$0.177.

Current and historical market prices for the Bionomics ADSs (listed on Nasdaq under the ticker “BNOX”) can be found on the Nasdaq website at www.nasdaq.com/market-activity.

12.18	Delisting of Bionomics

It is intended that Bionomics will request the removal of Bionomics ADSs from quotation on Nasdaq with effect from as soon as possible after the Implementation Date. In particular, Neuphoria will be the successor issuer of Bionomics for purposes of Bionomics’ Nasdaq listing.

On or as soon as possible after the Implementation Date, it is expected that Neuphoria will be admitted to the official list of Nasdaq and the Neuphoria Shares will be admitted, respectively, for official quotation by Nasdaq.

12.19	Lodgement of Scheme Booklet

The Scheme Booklet was given to ASIC in accordance with section 411(2)(b) of the Corporations Act. ASIC takes no responsibility for the content of this Scheme Booklet.

12.20	No other material information

Except as disclosed elsewhere in this Scheme Booklet, there is no other information that is material to the making of a decision by a Bionomics Shareholder whether or not to vote in favour of the Scheme (as applicable) which is known to any Bionomics Director and which has not previously been disclosed to Bionomics Shareholders at the date of lodging this Scheme Booklet with ASIC for registration.

13.	Glossary

13.1	Definitions

The meaning of the terms used in this Scheme Booklet are set out below:

DEFINED TERM	MEANING
Accounting Standards

(a)   the accounting standards made by the Australian Accounting Standards Board in accordance with the Corporations Act, and the requirements of that Act relating to the preparation and content of accounts; and

(b)   generally accepted accounting principles that are consistently applied in Australia, except those inconsistent with the standards or requirements referred to in paragraph (a).

ADS	American Depositary Shares
ADS Depositary	Citibank, N.A.
ADS Holder	a holder of Bionomics ADSs.
ASIC	Australian Securities and Investments Commission.
ASX	ASX Limited.
ATO	the Australian Taxation Office.
Bionomics	Bionomics Limited (ACN 075 582 740).
Bionomics ADS	an American Depositary Share representing 180 Bionomics Shares
Bionomics Board	the board of directors of Bionomics as at the date of this Scheme Booklet.
Bionomics Director	a director of Bionomics as at the date of this Scheme Booklet.
Bionomics Group	Bionomics and its Subsidiaries.
Bionomics Historical Financial Information	has the meaning given in section 7.7 of this Scheme Booklet.
Bionomics Information	the information contained in this Scheme Booklet other than: (a) the Neuphoria Information; and (b) the Independent Expert’s Report.
Bionomics Option	an option to acquire by way of issue one Bionomics Share.
Bionomics Share	a fully paid ordinary share in Bionomics.
Bionomics Shareholder	each person who is registered as the holder of a Bionomics Share in the Share Register from time to time.

DEFINED TERM	MEANING
Bionomics Shareholder Information Line	the information telephone line that Bionomics Shareholders can contact for further information about the Scheme, being 1300 850 505 (within Australia) or +61 3 9415 4000 (outside Australia) on Monday to Friday between 8.30am and 5.00pm (Sydney time).
Bionomics Warrant	a right to be issued one Bionomics Share upon satisfaction of conditions set forth in such Warrant.
Business Day	a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney, Australia and, to the extent any action must be taken in relation to Nasdaq, a day on which Nasdaq is operating but excludes a day that is a Saturday, Sunday, bank holiday or public holiday in New York, United States.
Combined Group	the combination of the Neuphoria and the Bionomics Group following implementation of the Scheme.
Control	has the meaning given in Section 50AA of the Corporations Act.
Corporations Act	Corporations Act 2001 (Cth).
Corporations Regulations	Corporations Regulations 2001 (Cth).
Court	the Supreme Court of New South Wales, or other court of competent jurisdiction.
DRS Statement	means direct registration system statement evidencing registration and ownership of Neuphoria Shares in book-entry (i.e. uncertificated) form.
Deed Poll	the deed poll dated 23 October 2024 executed by Neuphoria in relation to the Scheme as set out in Annexure C.
Effective	when used in relation to the Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme.
Effective Date	the date on which the Scheme becomes Effective.
Electing Small Parcel Holder	means a Small Parcel Holder who has made a valid election to participate in the Sale Facility pursuant to the Small Parcel Holder Election Form, and whose valid election was received before 5:00pm two business days prior to the Record Date.
End Date	the later of: (a) 31 January 2025; or (b) such other date and time agreed in writing between Neuphoria and Bionomics.
Exchange Ratio	(a) 1 Neuphoria Share for every 2,160 Bionomics Shares held; or (b) 1 Neuphoria Share for every 12 Bionomics ADSs held.

DEFINED TERM	MEANING
Excluded Shareholder	Neuphoria and any of its subsidiaries.
First Court Date	the date the Court first hears the application to order the convening of the Scheme Meeting under section 411(1) of the Corporations Act or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.
First Court Hearing	the Court hearing on the First Court Date.
Government Agency	a government, government department or a governmental, semi-governmental, administrative, statutory or judicial entity, agency, authority, commission, department, tribunal, or person charged with the administration of a law or agency, whether in Australia or elsewhere, including ASIC, Nasdaq and any self-regulatory organisation established under statute.
Headcount Test	the requirement under section 411(4)(a)(ii)(A) of the Corporations Act that the resolution to approve the Scheme at the Scheme Meeting is passed by a majority in number of Bionomics Shareholders present and voting, either in person or by proxy.
IFRS	International Financial Reporting Standards.
Implementation Date	the fifth Business Day following the Record Date or such other date as Bionomics and Neuphoria agree.
Independent Expert	an expert, independent of the parties, engaged by Bionomics to prepare the Independent Expert’s Report, being Findex Corporate Finance (Aust) Ltd.
Independent Expert’s Report	the report of the Independent Expert, as set out in Annexure A.
Ineligible Overseas Shareholder	a Bionomics Shareholder whose address as shown in the Bionomics Share Register is located outside Australia, Canada, European Union (excluding Austria), Hong Kong, Jersey, Kazakhstan, Mexico, New Zealand, Norway, Singapore, South Africa, South Korea, Switzerland, the United Kingdom and the United States unless Neuphoria is satisfied that it is permitted to issue Neuphoria Shares to that Bionomics Shareholder under the Scheme in compliance with the laws of that jurisdiction, without having to comply with any governmental approval or other consent or registration, filing or other formality which in each case Neuphoria reasonably regards as unduly onerous.
ITAA 1997	the Income Tax Assessment Act 1997 (Cth).
Last Practicable Date	31 October 2024, being the last practicable day before finalising the information in this Scheme Booklet.

DEFINED TERM	MEANING
Neuphoria	means Neuphoria Therapeutics Inc., a Delaware corporation.
Neuphoria Board	the board of directors of Neuphoria, being comprised of, as at the date of this Scheme Booklet, the individuals listed in section 8.2 of this Scheme Booklet.
Neuphoria Directors	the directors of Neuphoria, being, as at the date of this Scheme Booklet, the individuals listed in section 8.2 of this Scheme Booklet.
Neuphoria Information	the information regarding Neuphoria provided by Neuphoria to Bionomics for inclusion in this Scheme Booklet, being the information contained in sections 8 and 12.3 of this Scheme Booklet (including the information contained in those sections as summarised in section 2 of this Scheme Booklet), except to the extent it pertains to Bionomics.
Neuphoria Register	the register of shareholders of Neuphoria maintained by or on behalf of Neuphoria.
Neuphoria Share	a share of common stock of Neuphoria.
Neuphoria Shareholder	each person who is registered in the Neuphoria Register as a holder of Neuphoria Shares.
Neuphoria Option	an option to acquire a Neuphoria Share, which is to be issued to Bionomics Option holders under the Options Exchange Agreements.
Neuphoria Warrant	each Warrant to acquire Neuphoria Shares to be issued to the Bionomics Warrant holder under the Warrants Exchange Agreement.
Non-Electing Small Parcel Holder	means a Small Parcel Holder who is not an Electing Small Parcel Holder.
Options Exchange Agreement	an agreement to be entered into between Bionomics, Neuphoria and a holder of Bionomics Options under which the holder’s Bionomics Options are cancelled in exchange for the Options Exchange Consideration, conditional upon the Scheme becoming Effective.
Options Exchange Consideration

the consideration to be provided by Neuphoria to a Bionomics Option holder under the terms of the Options Exchange Agreement for the cancellation and replacement of their Bionomics Options:

(a)          comprised of such number of Neuphoria Options as determined by applying the Exchange Ratio;

(b)          have an exercise period equal to the unexpired exercise period of the relevant Bionomics Option it replaces;

(c)          an exercise price equal to the exercise price of the Bionomics Option it replaces (in Australian dollars), multiplied by the Exchange Ratio; and

be vested to the same extent and have the same terms as to vesting as the relevant Bionomics Option it replaces, ignoring any deemed vesting which arises by reason of the Proposed Transaction.

DEFINED TERM	MEANING
Proposed Transaction

(a)          the proposed acquisition by Neuphoria of all the shares in Bionomics through the implementation of, and in accordance with, the Scheme; and

(b)          all associated transactions and steps contemplated by the Scheme Implementation Agreement.

Proxy Cut-Off Date	the last day on or before which proxies must be lodged for the Scheme Meeting, being 48 hours before the commencement of the Scheme Meeting.
Proxy Form	the proxy form for the Scheme Meeting, which accompanies this Scheme Booklet.
Record Date	5:00pm on the 1st Business Day after the Effective Date.
Related Body Corporate	has the meaning given in the Corporations Act.
Relevant Date

in relation to a Scheme Condition in the Scheme Implementation Agreement, the date or time specified in the Scheme Implementation Agreement for its satisfaction or, if no date or time is specified, 8.00am on the Second Court Date, or such extension of that time and date as agreed between Neuphoria and Bionomics.

In relation to a Scheme Condition in the Scheme, the date or time specified in the Scheme for its satisfaction (if any).

Relevant Interest	has the meaning given in the Corporations Act.
Requisite Majority

in respect of the Scheme, approval by:

(a)   more than 50% in number of Bionomics Shareholders present and voting (unless the Court otherwise orders); and

(b)   at least 75% of the total number of votes cast on the Scheme Resolution by Bionomics Shareholders.

Sale Agent	means a person appointed by Neuphoria to sell the Neuphoria Shares that would otherwise be issued to or for the benefit of Ineligible Overseas Shareholders or Electing Small Parcel Holders under the terms of the Scheme.
Sale Facility	means the facility to be made available to Ineligible Overseas Shareholders and Electing Small Parcel Holders, under which Ineligible Overseas Shareholders and Electing Small Parcel Holders will have their Scheme Consideration sold on their behalf by the Sale Agent and have the proceeds of sale remitted to them.

DEFINED TERM	MEANING
Scheme	the proposed scheme of arrangement under Part 5.1 of the Corporations Act between Bionomics and Scheme Participants, a copy of which is contained in Annexure B.
Scheme Booklet	this document that constitutes the Explanatory Booklet referred to in the Scheme Implementation Agreement in respect of the Scheme to be approved by the Court and despatched to Bionomics Shareholders and includes the annexures to this document.
Scheme Conditions	the conditions set out in clause 3.2 of the Scheme Implementation Agreement and clause 3.1 of the Scheme.
Scheme Consideration	the number of Neuphoria Shares to be issued to each Scheme Participant under the Scheme, calculated by reference to the Exchange Ratio.
Scheme Implementation Agreement	the Scheme Implementation Agreement dated 1 October 2024 between Neuphoria and Bionomics relating to implementation of the Scheme, as filed with the SEC as Exhibit 2.1 to Bionomics’ Current Report on Form 8-K on 2 October 2024, and which can be accessed on SEC’s website at www.sec.gov or Bionomics’ website at www.bionomics.com.au.
Scheme Meeting	the meeting of Bionomics Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting.
Scheme Participant	a Bionomics Shareholder as at the Record Date, other than Excluded Shareholders.
Scheme Resolution	the resolution set out in the Notice of Scheme Meeting set out in Annexure D.
SEC	the US Securities and Exchange Commission.
Second Court Date	the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard or scheduled to be heard or, if the application is adjourned for any reason, the date on which the adjourned application is heard or scheduled to be heard.
Second Court Hearing	the Court hearing on the Second Court Date.
Share Register	the register of shareholders maintained by Bionomics under section 168(1) of the Corporations Act, comprised of the Australian principal and United States branch share registers.
Share Registry	Australian principal share registry: Computershare Investor Services Pty Limited (ACN 078 279 277). United States branch share registry: Computershare Trust Company, N.A.

DEFINED TERM	MEANING
Small Parcel Holder	means a Shareholder who: (a) is not an Ineligible Overseas Shareholder; and (b) holds fewer than 200,000 Bionomics Shares on the Record Date.
Small Parcel Holder Election Form	means the form made available with the Scheme Booklet, which Small Parcel Holders may complete and return to the Share Registry to opt in to participating in the Sale Facility and be treated as Electing Small Parcel Holders.

Small Parcel Holder Election Withdrawal Form	means the form to be completed and returned to the Share Registry by an Electing Small Parcel Holder who has submitted a Small Parcel Holder Election Form and wishes to withdraw their election to opt in to participating in the Sale Facility.

A Small Parcel Holder Election Withdrawal Form can be requested by contacting the Shareholder Information Line.

Subsidiary	has the meaning given to that term in section 46 of the Corporations Act.
Third Party	a person other than a Neuphoria or a Bionomics Group member.
Warrants Exchange Agreement	an agreement to be entered into between Bionomics, Neuphoria and the holder of Bionomics Warrants under which the holder’s Bionomics Warrants are cancelled in exchange for the Warrants Exchange Consideration, in each case conditional upon the Scheme becoming Effective.
Warrants Exchange Consideration

the consideration to be provided by Neuphoria to the Bionomics Warrants holder under the terms of the Warrants Exchange Agreement for the cancellation and replacement of its Bionomics Warrants:

(a)          comprised of such number of Neuphoria Warrants as determined by applying the Exchange Ratio;

(b)          have a vesting and exercise period equal to the unexpired vesting and exercise period of the relevant Bionomics Warrant it replaces; and

be vested to the same extent and have the same terms as to vesting as the relevant Bionomics Warrant it replaces, ignoring any deemed vesting which arises by reason of the Proposed Transaction.

Voting Entitlement Time	the date for determining voting eligibility at the Scheme Meeting, being 5.00pm on Tuesday 10 December 2024.

13.2	Interpretation

In this Scheme Booklet, unless the context otherwise appears:

(a)	words and phrases have the same meaning (if any) given to them in the Corporations Act, unless inconsistent with the meaning given in this section;

(b)	words importing a gender include any gender;

(c)	words importing the singular include the plural and vice versa;

(d)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(e)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and vice versa;

(f)	a reference to a section or annexure is a reference to a section of or an annexure to this Scheme Booklet as relevant;

(g)	a reference to any statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or by laws amending, varying, consolidating or replacing it and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(h)	headings and bold type are for convenience only and do not affect the interpretation of this Scheme Booklet;

(i)	a reference to time is a reference to time is to Sydney time, unless otherwise indicated;

(j)	a reference to writing includes facsimile transmissions; and

(k)	a reference to dollars, $, cents, ¢ and currency is a reference to the lawful currency of the Commonwealth of Australia.

Corporate Directory

Bionomics Limited ACN 075 582 740 200 Greenhill Road Eastwood SA 5063 +61 8 8150 7400 www.bionomics.com.au

Australian Legal adviser

Hamilton Locke

Level 42, Australia Square,

264 George Street,

Sydney, NSW 2000

www.hamiltonlocke.com.au

US Legal adviser

Rimon Law

Level 2, 50 Bridge Street

Sydney, NSW 2000

www.rimonlaw.com

Independent Expert

Findex Corporate Finance (Aust) Ltd
Level 42, 600 Bourke Street
Melbourne VIC 3000

www.findex.com.au

Share Registry

Computershare Investor Services Pty Limited

Level 5, 115 Grenfell Street

Adelaide SA 5000

Australia

www.computershare.com/au

Directors David Ian Wilson Alan David Fisher Spyridon Papapetropoulos Jane Ryan Peter Miles Winston Davies
Company Secretary Rajeev Chandra

Schedule 1

COMPARISON OF RELEVANT AUSTRALIAN AND UNITED STATES LAWS

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Share capital

The Corporations Act does not:

●     prescribe the minimum amount of share capital that the Company should have;

●     prescribe a minimum issue price for each share in the Company; or

●     require the Company to place a maximum limit on the share capital for which its members may apply.

Australian law does not contain any concept of authorised capital or par value per share.

The issue price of shares is set by the directors of the Company collectively at the time of each issue.

A public company cannot hold shares in itself or shares “in treasury” other than in limited prescribed circumstances.

Neuphoria’s certificate of incorporation authorises the issue of up to 33,000,000 shares, of which 30,000,000 are designated as common stock, par value US$0.00001 per share, and 3,000,000 shares are designated as preferred stock, par value US$0.00001 per share.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Issues of additional shares

The Company’s constitution authorises the Board to allot and issue shares in the Company to persons, including members, directors or employees of the Company on such terms and with such rights as the Board determines.

The issue of securities to directors and other related parties of the Company is regulated under the Corporations Act. Generally, various requirements must be met for such an issue, including shareholder approval, unless the issue falls within a specified exception.

There are also restrictions on issuing securities where the Company is subject to a takeover or where a majority shareholder has notified the Company of its intention to call a general meeting to appoint or remove directors.

If all the shares authorised in Neuphoria’s certificate of incorporation have not been issued, then the board of directors may issue shares in such manner, for such consideration and on such terms as the board of directors may determine, without shareholder approval, not exceeding the number authorised with shares.

Under the Nasdaq listing rules, shareholder approval is required for certain significant issuances of Neuphoria securities, including issuances in excess of 20% of the voting power or number of shares outstanding before the issuance (or 5% in the case of certain related parties), issuances of company securities that will result in a change in control and issuances in connection with a new or materially amended equity compensation arrangement for officers, directors, employees or consultants.

Pre-emption rights	The Company’s constitution does not provide any pre-emptive rights in respect of transfers or issues of Shares.	Neuphoria’s certificate of incorporation and bylaws do not provide any pre-emptive rights in respect of transfers or issues of shares of common stock or preferred stock.
Issues of preference and/or redeemable shares	Subject to the Corporations Act, the Company’s constitution authorises preference shares to be issued on terms that they are, or at the option of the Company are liable, to be redeemed.	Shares of preferred stock may be issued by the Neuphoria board of directors from time to time in one or more series. The board of directors is also authorised to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.
Share certificates

The Company’s constitution provides that the Directors may determine not to issue a share certificate or may determine to cancel a certificate without issuing any certificate in its place, if that determination is not contrary to the Corporations Act.

Where the Directors make such a determination, a member shall have the right to receive such statements of the holdings of the member as are required to be distributed under the Corporations Act.

Shares in Neuphoria may be represented by certificates. The board of directors may provide by resolutions that certain series of shares shall be uncertificated.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Buy back of shares

The Corporations Act allows the Company to buy-back its own shares through a specific buy-back procedure provided that:

●     the buy-back does not materially prejudice the Company’s ability to pay its creditors; and

●     the Company follows the procedures set out in the Corporations Act.

The buy-back procedure which includes the form of shareholder approval (for example, ordinary, special or unanimous resolutions), notice period and disclosure to be given to the shareholders, depends on the type of buy back.

In accordance with the Corporations Act and the Listing Rules, the Company may buy back shares (in accordance with certain additional disclosure and timetable requirements).

The DGCL generally permits a company such as Neuphoria to purchase or redeem its outstanding shares out of funds legally available for that purpose without obtaining shareholder approval, provided that:

●     the capital of Neuphoria is not impaired;

●     such purchase or redemption would not cause the capital of Neuphoria to become impaired;

●     the purchase price does not exceed the price at which the shares are redeemable at the option of Neuphoria; and

●     immediately following any such redemption Neuphoria must have outstanding one or more shares of one or more classes or series of stock, which shares must have full voting powers.

Transfer/transmission of shares	Under the Company’s constitution, securities in the Company are generally freely transferable.

Transfers of shares of Neuphoria must be made on its books only upon authorisation by the registered holder or by such holder’s attorney, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares and the payment of any taxes.

Neuphoria may recognise and enforce any lawful restriction on transfer. Transfers may also be made in any manner authorised by Neuphoria (or its authorised transfer agent) and permitted by the DGCL.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Dividends and distributions

Under the Company’s constitution, the Directors may declare a dividend out of profits in accordance with the Corporations Act and may authorise the payment or crediting by the Company to its members of such dividend.

Before declaring a dividend, the Directors should be satisfied that:

●     the Company’s assets exceed its liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend;

●     the payment of the dividend is fair and reasonable to the Company’s shareholders as a whole;

●     the payment of the dividend is made out of the profits of the Company; and

●     the payment of the dividend does not materially prejudice the Company’s ability to pay its creditors.

Under the DGCL, the board of directors of Neuphoria is permitted to declare and pay dividends to shareholders either:

●     out of Neuphoria’s surplus, which is defined to be the net assets less statutory capital; or

●     if no surplus exists, then out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, provided that the capital of the corporation is not less than the aggregate amount of the capital represented by the corporation’s outstanding shares of all classes having a preference on distribution of assets.

Holders of shares of common stock are entitled to receive dividends when and as declared by Neuphoria board out of funds legally available for that purpose.

Under Neuphoria’s certificate of incorporation, subject to the rights of the holders of any outstanding series of preferred stock, the holders of shares of common stock are entitled to receive any dividends to the extent permitted by law when, as and if declared by the board of directors of Neuphoria.

Voting rights

The Company’s constitution provides that:

●     each member entitled to vote may vote in person or by proxy, attorney or representative;

●     on a show of hands, every person present who is a member or a proxy, attorney or a representative of a member has one vote; and

●     on a poll, every person present who is a member or a proxy, attorney or representative of a member shall, in respect of each fully paid share held by him, or in respect of which he or she is appointed a proxy, attorney or representative have one vote for the share, but in respect of partly paid shares, shall have a fraction of a vote for each partly paid share.

Further, if the Corporations Act requires that some members are not to vote on a resolution or that votes cast by some members be disregarded in order for the resolution to have the intended effect, and the notice of meeting at which the resolution was proposed states that fact, the Company must not count any votes purported to be cast by those members.

The certificate of incorporation and bylaws of Neuphoria provide that each holder of common stock is entitled to one vote for each share of common stock held by such holder on all matters on which shareholders generally are entitled to vote.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Variation of rights

The Company’s constitution provides that if at any time the Company’s share capital is divided into different classes of shares, the rights attached to any class may (unless otherwise provided by the terms of issue of the shares in that class) be varied or abrogated in any way with the consent in writing of the holders of 75% of the issued shares in that class, or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

The Corporations Act provides that where shareholders in an affected class do not all agree (whether by resolution or written consent) to the:

●     variation or cancellation of their rights; or

●     a modification to the Company’s constitution to allow rights to be varied or cancelled,

shareholders with at least 10% of the votes in the affected class may apply to the court (within a limited time frame) to have the variation, cancellation or modification set aside.

Subject to the shares’ terms of issue, the rights attached to a class of shares are not deemed varied by the issue of further shares of that class.

Under the DGCL, any amendment to Neuphoria’s certificate of incorporation requires approval by holders of the outstanding shares of a particular class if that amendment would:

●     increase or decrease the aggregate number of authorized shares of that class;

●     increase or decrease the par value of the shares of that class; or

●     alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

If an amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to adversely affect that series without adversely affecting the entire class, then only the shares of the series so affected shall be considered a separate class and entitled to such separate class approval of the proposed amendment.

Neuphoria’s certificate of incorporation may be amended or repealed by:

●     Neuphoria at any time and from time to time, consistent with the DGCL; and

●     the affirmative vote of at least 66.7% of the voting power of the shares outstanding and entitled to vote thereon, voting together as a single class in the matters specified therein.

Neuphoria’s bylaws may be amended or repealed by the board of directors or by the affirmative vote of the holders of at least 66.7% of the voting power of the shares outstanding and entitled to vote thereon, voting together as a single class.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Continuous disclosure

As an unlisted disclosing entity, Bionomics is subject to Corporations Act requirements which require (subject to some exceptions) lodgement with ASIC of notices regarding any information that Bionomics has, and that a reasonable person would expect to have a material effect on the price or value of Bionomics Shares.

The Company must comply with all the filing and reporting requirements like a US company under US securities laws because it has lost its status as a “foreign private issuer” on 1 July 2024.

In particular, the Company must file:

●     annual reports on Form 10-K;

●     quarterly reports on Form 10-Q;

●     current reports containing material information required to be disclosed on Form 8-K;

●     company insider reports; and

●     proxy statement.

Neuphoria will be subject to US federal securities laws following the implementation of the Scheme in relation to its continuous disclosure obligations.

US securities laws and Nasdaq listing rules will generally require disclosure to the public of any material information that would reasonably be expected to affect the value of Neuphoria’s shares or influence investors’ decisions.

US federal securities laws will require Neuphoria to publicly file with the SEC:

●     annual reports on Form 10-K;

●     quarterly reports on Form 10-Q;

●     current reports containing material information required to be disclosed on Form 8-K;

●     company insider reports; and

●     proxy statement.

Powers of the board and matters that require shareholder approval

The Company’s constitution grants the Board the power to manage the Company’s business.

The Corporations Act provides that the following matters (among others and in addition to others set out in this table) require shareholder approval, and are therefore not within the powers of the Board:

●     removal of directors;

●     appointment of an auditor;

●     amending or changing the constitution; and

●     adopting a new company name.

Neuphoria’s bylaws grant the board of directors the power to manage or direct Neuphoria’s business and affairs, and to exercise all the powers of the corporation, except as otherwise provided by the DGCL or in the certificate of incorporation.

At any meeting of Neuphoria board, all matters are determined by the vote of a majority of the directors present. Action may also be taken by Neuphoria board without a meeting if all members thereof consent thereto in writing or by electronic transmission.

The DGCL and Neuphoria’s bylaws provide that the following matters require shareholder approval:

●     election and removal of directors; and

●     amending and repealing the certificate of incorporation.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Director duties

Under Australian law, the Directors of the Company have a wide range of both general law and statutory duties to the Company.

These duties are of a fiduciary nature and include the duty to:

●     act in good faith in the best interests of the Company as a whole;

●     act for a proper purpose;

●     not improperly use information or their position;

●     exercise care, skill and diligence; and

●     avoid actual or potential conflicts of interest.

Under Delaware law, the directors of Neuphoria have fiduciary obligations, including the duty of care and the duty of loyalty. The duty of care requires directors to inform themselves of all reasonably available material information before making business decisions on behalf of Neuphoria and to act with requisite care in discharging their duties to Neuphoria. The duty of loyalty requires directors to act in good faith and in Neuphoria’s best interests.

Compensation of directors

The Company’s constitution provides that the remuneration of the non-executive Directors will not be more than the aggregate fixed sum which is determined by general meeting, or until so determined, such sum as determined by the Directors, and the remuneration will accrue from day to day.

Under the Company’s constitution the remuneration of the executive Directors:

●     will, subject to the provisions of any contract between each of them and the Company, be fixed by the Directors; and

●     must not be by way of commission on, or percentage of, operating revenue.

Termination or retirement benefits to directors and other officers of the Company are subject to restrictions under the Corporations Act.

Neuphoria’s bylaws provide that directors may receive such compensation, if any, for their services on the board of directors and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the board of directors.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Transactions involving directors or other related parties (including large shareholders)

The Corporations Act prohibits the Company from giving a director (or other related party (including a shareholder who controls the Company) a financial benefit unless either:

●     the Company obtains shareholder approval (in compliance with the Corporations Act requirements) and gives the benefit within 15 months after approval; or

●     giving the financial benefit falls within a specific exception set out in the Corporations Act (eg, a benefit given on arms’ length terms or a benefit constituting reasonable remuneration or reimbursement of an officer or employee of the Company).

Directors, when entering into transactions with the Company, are subject to the Australian common law and statutory duties to avoid actual and potential conflicts of interest.

There are also disclosure requirements and voting restrictions imposed on directors under the Corporations Act on matters involving a material personal interest.

Subject to the Corporations Act, under the Company’s constitution a director may:

●     hold any other office or place of profit in or in relation to the Company (except that of auditor) in conjunction with his or her office of Director and on such terms as to remuneration or otherwise as the Directors shall approve;

●     become a shareholder in or director of or hold any office or place of profit in or in relation any company promoted by the Company or in which the Company may be interested, whether as to vendor, shareholder or otherwise; and

Under the DGCL, no contract or transaction between Neuphoria and one or more of its directors, or between Neuphoria and any other corporation, partnership, association or other organisation in which one or more of its directors are directors or officers or have a financial interest will be void or voidable solely for that reason, or solely because the relevant director is present at or participates in Neuphoria board or committee meeting that authorises the contract or transaction, or solely because the vote of the relevant director is counted for that purpose, if:

●     the material facts as to the director’s relationship or interest, and as to the contract or transaction, are disclosed or known to the board of directors or committee, and the board of directors or committee in good faith authorises the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

●     the material facts as to the director’s relationship or interest and as to the contract or transaction are disclosed or known to Neuphoria shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

●     the contract or transaction is fair to Neuphoria as of the time that it is authorised, approved or ratified by the board of directors, committee or shareholders.

Under US federal securities law, Neuphoria would be required to disclose related party transactions, including those with directors.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
● in all respects act as a Director in relation to any contract or arrangement in which he or she is interested, including in relation to the execution of the contract or agreement or the use of the Company’s common seal, but he or she may not vote in relation to any contract or proposed contract or arrangement in which he or she has directly or indirectly a material interest and in that respect he or she shall comply with the requirements of the Corporations Act.
Number and nomination of directors

Number

As an unlisted public company in Australia, the Company must have:

●     no fewer than 3 directors (not counting alternate directors);

●     at least 2 directors ordinarily resident in Australia;

●     at least one secretary; and

●     at least one secretary must ordinarily reside in Australia.

The Company’s constitution provides that the Directors can determine the number of Directors, subject to there being not less than 3 Directors and not more than 12 Directors.

The Company in general meeting can increase or reduce the number of Directors, subject to there being not less than 3 Directors.

The board of directors consists of such number of directors as is determined from time to time by resolution adopted by the affirmative vote of a majority of the directors.

Nomination

In order to nominate directors at an annual meeting, a shareholder must provide the Secretary of Neuphoria with advance written notice of his or her intent to make the nomination not earlier than the 120th day, nor later than the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting, except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier or 60 days later than such anniversary date, notice must be received not earlier than the close of business 120 days prior to the date of the annual meeting and not later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares

Nomination

Under the Company’s constitution, a person other than a Director seeking re-election shall be eligible for election as a Director at any general meeting unless that person or some shareholder intending to propose that person has given notice in accordance with the Company’s constitution.

Nominations of persons for election to the board of directors may be made at a special meeting of shareholders pursuant to a notice of meeting: (i) by or at the direction of the board of directors (or any authorised committee thereof); or (ii) provided that one or more directors are to be elected at such meeting, by any shareholder who is a shareholder of record at the time the notice is delivered to the Secretary of Neuphoria, who is entitled to vote at the meeting and upon such election and who delivers notice in writing setting forth the information required by the bylaws. Any shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice of meeting, if the notice required under the bylaws shall be delivered to the Secretary of Neuphoria at its principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting is first made by Neuphoria.
Removal of directors

The shareholders of the Company may remove a director from office by passing an ordinary resolution to do so at a general meeting.

Under the Corporations Act, a notice of intention to move the resolution must be given to the Company at least 2 months before the meeting is to be held. However, if the Company calls a meeting after the notice of intention is given, the meeting may pass the resolution even though the meeting is held less than 2 months after the notice of intention is given. The director is entitled to put their case to members and to receive a copy of the notice.

The Company’s constitution further provides that a person will automatically cease to be a Director if that person (among other things):

●     becomes of unsound mind;

Removal of directors

The DGCL provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock, or of a single class or series, entitled to vote generally in the election of directors, voting together as a single class, unless the board of directors is classified into one, two or three classes.

Under Neuphoria’s bylaws, subject to the rights of the holders of shares of preferred stock, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of the shares outstanding and entitled to vote.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
● retires from office; ● becomes bankrupt; or ● becomes disqualified by law from being a direct (under the Corporations Act or otherwise).

Cessation of director’s appointment

While the DGCL does not provide for an automatic cessation of a director’s appointment, Section 223 implies directors may cease to be such for any cause, including death and resignation.

Casual vacancies	The Board may appoint a person to be a director at any time, subject to not exceeding the maximum number of directors. Any director so appointed holds office until the next annual general meeting (and is eligible for-re-election and is not taken into account in deciding the rotation or retirement of directors.	Neuphoria’s certificate of incorporation and bylaws provide that, subject to the rights of the holders of any outstanding series of preferred stock, and unless otherwise required by law, any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.
Rotation of directors	The Company’s constitution provides that at every annual general meeting one-third of the directors must retire from office, as well as any other director who has been in office for three years or more since that directors’ last election or re-election (provided that the Company has 3 or more directors). The Company’s constitution provides that directors required to retire are those who have been longest in office since last being elected.

Neuphoria’s certificate of incorporation provides that, subject to the rights of the holders of shares of preferred stock, the board of director shall be divided into three classes designated Class I, Class II and Class Ill. Class I directors initially serve until the first annual meeting of shareholders; Class II directors initially serve until the second annual meeting of shareholders; and Class Ill directors initially serve until the third annual meeting of shareholders.

Commencing with the first annual meeting of shareholders, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office.

The board of directors is authorised to assign members of the board of directors already in office to Class I, Class II or Class Ill, with such assignment becoming effective as of the initial effectiveness of the certificate of incorporation.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Directors’ indemnity

The Corporations Act prohibits the indemnification of persons against the following specific liabilities incurred as an officer or auditor of the Company:

●     owed to the Company or a related body corporate;

●     for a pecuniary penalty order or a compensation order under the Corporations Act; or

●     owed to someone other than the Company or a related body corporate and did not arise out of conduct in good faith.

Further, the Corporations Act prohibits an indemnity for legal costs incurred in defending an action for a liability incurred as an officer or auditor of the Company in specific circumstances including where an officer is found to have a liability for which they could not be indemnified or found guilty in criminal proceedings, or where the grounds for a court order have been made out (in proceedings brought by the Australian Securities and Investments Commission or a liquidator).

Payments by the Company of insurance premiums which cover conduct involving a wilful breach of duty in relation to the Company or a breach of a director’s statutory duty not to improperly use their position or improperly use information is also prohibited under the Corporations Act.

Neuphoria’s bylaws provide that, to the fullest extent permitted by the DGCL, Neuphoria will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was a director or officer of Neuphoria, or is, or was, serving at the request of Neuphoria as a as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss actually or reasonably incurred or suffered by such person.

Neuphoria may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Neuphoria or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Neuphoria would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Directors’ liability	Under the Corporations Act, there is a general prohibition on a company or a related body corporate exempting officers from any liability incurred as an officer of the company.

Under the DGCL, Neuphoria may include in its certificate of incorporation a provision eliminating the personal liability of a director to the company or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares

However, the provision may not eliminate liability for:

●     breach of the director’s duty of loyalty;

●     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

●     unlawful payment of dividends;

●     unlawful purchases or redemptions of shares; or

●     any transaction from which the director derived an improper personal benefit.

Neuphoria’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

Corporate governance

The structures of the Company’s Board and the Company’s corporate policies as a whole, must comply with the requirements of the Corporations Act in relation to corporate governance.

As the Company lost its status as a “foreign private issuer” under US securities law on 1 July 2024, the Company must also comply with the corporate governance requirements under the rules of the SEC and Nasdaq.

Neuphoria’s board structure, the independence of its board members, the existence and composition of its various board committees and its corporate policies as a whole must comply with Delaware law and, when the corporation is listed on Nasdaq, Neuphoria must also comply with the corporate governance requirements under the Nasdaq listing rules and US federal securities laws.
Insider trading	Under the Corporations Act, any person who possesses price sensitive information relating to the Company or its securities is prohibited (subject to exceptions) from buying or selling those securities or procuring others do so, or from communicating the information to third parties.	US federal securities laws generally prohibit any person who possesses material non-public information relating to Neuphoria or its securities from buying or selling those securities or procuring others to do so, or from communicating the material non-public information to third parties.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Quorum of shareholders

Under the Company’s constitution, the quorum for a general meeting of Shareholders is 2 Shareholders entitled to vote.

As the Company is subject to Nasdaq’s corporate governance standards, the applicable quorum for a general meeting is also subject to a quorum of 33 1/3 % of the outstanding shares of the Company.

Under Neuphoria bylaws, at any meeting of shareholders, one-third of the voting power of the shares outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series is required, a majority of the voting power of the shares of such class or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter.
AGM	Under the Corporations Act, the annual general meeting of the Company is required to be held at least once every calendar year and within 5 months after the end of each financial year (unless an extension is granted by ASIC).	Under Neuphoria bylaws, the annual meeting of shareholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as the board of directors shall fix. The board of directors may postpone, reschedule or cancel any annual meeting of shareholders previously scheduled by the board of directors.
Notice of shareholders meetings

Under the Company’s constitution and the Corporations Act, not less than 28 days’ notice of a general meeting must be given to Shareholders.

The notice of a meeting must specify the date, time and place of the meeting and state the general nature of the business to be transacted at the meeting.

The notice shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each shareholder entitled to vote at such meeting. In the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice.
Calling meetings

Under the Corporations Act, a general meeting of Shareholders may be called by individual directors, or by Shareholders holding at least 5% of the total votes that may be cast at the meeting.

Additionally, under the Company’s constitution, the Board is given the power to convene a general meeting at any time.

Under the DGCL, a director or shareholder of Neuphoria may petition the Court of Chancery of Delaware for an order compelling the holding of an annual meeting if:

●     no annual meeting has been held, or no action by written consent to elect directors in lieu of an annual meeting has been taken, for a period of 30 days after the date designated for the annual meeting; or

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares

●     no date for an annual meeting has been designated for a period of 13 months after the latest to occur of Neuphoria’s organisation, the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting.

Under the certificate of incorporation of Neuphoria, except as required by law or provided by any preferred stock designation, a special meeting of shareholders may only be called by the board of directors.

Under the Nasdaq listing rules, Neuphoria will be required to hold an annual meeting within a year of its fiscal year end.

Shareholder proposed resolutions	Under the Corporations Act, Shareholders holding at least 5% of the votes that may be cast at a general meeting, or at least 100 Shareholders who are entitled to vote at the meeting may, by written notice to the Company, propose a resolution for consideration at the next general meeting occurring more than two months after the date of their notice.	Any shareholder can propose a resolution with respect to the election of a director or any other matter. In addition, a shareholder can propose any resolution if such shareholder has notified Neuphoria of his or her intention to present the proposal at an annual or special meeting in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by Neuphoria to solicit proxies for such meeting.
Ordinary and special resolutions at meetings	An ordinary resolution at a general meeting is passed by a majority of votes cast by those present and voting (ie, more than 50%) while a special resolution typically requires the approval of not less than 75% of those present and voting at the meeting.	All corporate actions to be taken by vote of the shareholders shall be authorised by the affirmative vote of at least a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the subject matter, and where a separate vote by a class or series is required, if a quorum of such class or series is present, such act shall be authorised by the affirmative vote of at least a majority of the voting power of the shares of such class or series present in person or represented by proxy and entitled to vote on the subject matter.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Business at annual meetings

Under the Corporations Act, the business of an annual general meeting may include any of the following, even if not referred to in the notice of meeting:

●     consideration of the annual financial report, directors’ report (including remuneration report) and auditor’s report;

●     advisory (non-binding) resolution to adopt the remuneration report, with the rule that if 25% or more of the shareholders vote against its adoption in 2 consecutive years, a resolution to spill the board is put to shareholders at that second meeting (two strikes rule);

●     election of directors;

●     appointment of the auditor; and

●     fixing the auditor’s remuneration.

Under Neuphoria’s bylaws, the business of an annual general meeting may include the election of the directors, any matter proposed by shareholders under the procedures set forth under the bylaws, and any matter proposed by shareholders included in Neuphoria’s proxy statement in compliance with Rule 14a-8 under the Exchange Act.
Attending meetings

Shareholders entitled to vote at a meeting of Shareholders can attend and vote by:

●     attending the shareholder meeting and voting in person;

●     appointing an attorney to attend the Shareholder meeting and vote on their behalf, or, in the case of corporate shareholders, a corporate representative to attend the meeting and vote on its behalf; or

●     appointing a proxy to attend the shareholder meeting and vote on their behalf.

Every shareholder entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more persons authorised to act for such shareholder by proxy.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Derivative action

Under Australian common law, Shareholders do not have the right to bring a common law action on behalf of the Company.

Under the Corporations Act, a statutory derivative action may be instituted by a shareholder, former shareholder or person entitled to be registered as a shareholder. In all cases, leave of the court is required. Such leave will be granted if:

●     it is probable that the company will not itself bring the proceedings or properly take responsibility for them;

●     the applicant is acting in good faith;

●     it is in the best interests of the company;

●     there is a serious question to be tried; and

●     either:

o     at least 14 days before making the application, the applicant gave written notice to the company of the intention to apply for leave and of the reasons for applying; or

●     it is otherwise appropriate for the court to grant leave.

The DGCL permits a Neuphoria shareholder to bring a derivative action on behalf of Neuphoria if those in control of Neuphoria have failed to assert a claim belonging to Neuphoria.

Derivative actions have certain standing and eligibility requirements, including that the plaintiff in the action must generally have been a shareholder of the company at the time that the act complained of occurred and must maintain his or her status as a shareholder of the company throughout the course of the litigation. Derivative plaintiffs must have previously made a demand on the directors of the company to assert the corporate claim, unless such a demand would have been futile.

Relief from oppression	Under the Corporations Act, any shareholder can bring an action in cases of conduct which is either contrary to the interests of Shareholders as a whole, or oppressive to, unfairly prejudicial to, or unfairly discriminatory against, any Shareholders in their capacity as a shareholder, or themselves in a capacity other than as a shareholder. Former Shareholders can also bring an action if it relates to the circumstances in which they ceased to be a shareholder.	The DGCL contains no equivalent statutory provisions. However, Delaware law may provide judicial remedies to shareholders in comparable circumstances.
Statutory rights of action for misrepresentations	Under the Corporations Act, any Shareholder who suffers loss as a result of misleading or deceptive conduct relating to securities can bring an action against the person engaged in the conduct. Similarly, any shareholder who suffers loss as a result of a misleading or deceptive statement contained in a disclosure document (i.e. a prospectus) can bring an action against the company, any director or the underwriter to the offer made through the disclosure document.	The DGCL contains no equivalent statutory provisions. However, the DGCL provides judicial remedies for the violations by directors of their fiduciary obligations, including the duty of care and the duty of loyalty.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Inspection of books	Under the Corporations Act, a shareholder must obtain a court order to obtain access to the Company’s books and records.

The DGCL provides each Neuphoria shareholder with the right to inspect, to make copies of and to take extracts from, certain books and records of Neuphoria for any proper purpose during normal business hours upon the shareholder making a sworn written demand, stating the purpose of his or her inspection.

The books and records subject to a shareholders’ right of inspection include Neuphoria’s stock ledger, Neuphoria’s list of shareholders and certain other books and records of Neuphoria and its subsidiaries.

Financial records and reports

Under the Corporations Act, the Company must report annually to its members, which report must include a financial report, directors’ report (which includes the remuneration report) and the auditor’s report on the financial report for each relevant year.

The Company must also file quarterly and annual reports with the SEC in compliance with the reporting obligations under the US Securities Exchange Act and in compliance with US GAAP.

Neuphoria will be required to file quarterly and annual reports with the SEC, in compliance with the reporting obligations under the Exchange Act. These reports also require Neuphoria to disclose financial statements in compliance with US GAAP with respect to the relevant reporting period.
Takeovers

Under the Corporations Act any acquisition by a person of a “relevant interest” in a “voting share” of the Company is restricted where, because of a transaction, that person or someone else’s percentage “voting power” in the Company increases above 20% (or, where the person’s voting power was already above 20% and below 90%, increases in any way at all).

There is an exception from these restrictions where the shares are acquired under takeover offers made under the Corporations Act to all shareholders (which must be on the same terms for all the Company Shareholders (subject to minor exceptions) and which must comply with the timetable and disclosure requirements of the Corporations Act).

Neuphoria is not subject to any equivalent statutory provision. While Section 203 of the DGCL restricts certain business combinations with interested shareholders, under its certificate of incorporation, Neuphoria has elected that it shall not be governed by, or otherwise subject to, Section 203 of the DGCL. Under Section 251 of the DGCL, the board of directors of a target corporation may adopt a resolution approving an agreement of merger or consolidation and declaring its advisability. Such agreement must be submitted to the shareholders for consideration and is subject to approval by a majority of the outstanding shares of the corporation entitled to vote.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares

There are also other exceptions from the 20% limit for acquisitions made through permitted gateways such as acquisitions with shareholder approval or “creeping” by acquiring up to 3% every 6 months (if throughout the 6 months before the acquisition the person has had voting power in the company of at least 19%).

The purpose of these provisions is to attempt to ensure that the shareholders in the target company have a reasonable and equal opportunity to share in any premium for control and that they are given reasonable time and enough information to assess the merits of the proposal.

In addition, the Company is also subject to the same takeover (“tender offer”) rules under the Exchange Act as Neuphoria following the Company’s loss of status as a “foreign private issuer” on 1 July 2024. See “Takeovers” for Neuphoria for more details on the applicable tender offer rules under the Exchange Act.

Under Delaware case law, in the context of a takeover, management and directors have fiduciary obligations to act in good faith, with due care and loyalty, in what they believe to be the best interests of the corporation and the shareholders. Directors and management are not obligated to negotiate with third parties, or to sell the corporation, if a good faith, informed decision is made that it would be in the corporation’s best interests to reject the negotiation. The degree of judicial scrutiny of the actions taken by the directors and management will be more rigorous depending on whether defensive tactics have been employed against a hostile takeover bid and whether directors and management have an interest in rejecting the takeover bid.

In addition to Delaware law, US federal securities law applies to tender (or takeover) offers for securities of SEC-registrants. Whether a “tender offer” exists depends on the applicability of an eight-factor test developed under case law:

(i)           an active and widespread solicitation of public shareholders for the securities of an issuer;

(ii)          a solicitation is made for a substantial percentage of the issuer’s securities;

(iii)        the offer to purchase is made at a premium over the prevailing market price;

(iv)        the terms of the offer are firm rather than negotiable;

(v)         the offer is contingent on the tender of a fixed number of shares, often subject to a fixed maximum number to be purchased;

(vi)        the offer is open only for a limited period of time;

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares

(vii)        the offeree is subjected to pressure to sell his or her security; and

(viii)       public announcements of a purchasing program concerning the target issuer precede or accompany a rapid accumulation of large amounts of the target issuer’s securities.

Regulation 14D under the Exchange Act includes rules for the conduct of tender offers for equity securities registered under the Exchange Act. This includes a “best price” rule that is meant to provide equal treatment to all holders of securities in a tender offer, which can involve cash and/or securities as consideration.

Regulation 14E under the Exchange Act sets forth requirements and anti-fraud rules that apply to all tender offers, including the following:

●     Tender offer must be open at least 20 business days. The tender offer must be open for at least 20 business days from the date first published or sent to shareholders;

●     10-day extension requirement/or material change. If the percentage of securities sought is increased (by more than 2% of outstanding shares) or is decreased, or the consideration offered or the dealer’s soliciting fee is increased or decreased, then the tender offer must remain open for at least ten business days from the date the increase or decrease is first published or sent to shareholders;

●     Prompt payment requirement. The consideration offered must be paid to tendering shareholders (or securities deposited must be returned) “promptly” after the termination of the tender offer. The term “promptly” is generally understood to mean within three business days;

●     Notice of extension of tender offer requirement. If the tender offer period is extended, the offeror must issue a notice of the extension by press release or public announcement, including disclosure of the approximate number of securities tendered to date;

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares

●     Transactions on the basis of non-public information prohibited. If any person has taken substantial steps to commence or has commenced a tender offer, it is unlawful for any other person to purchase or sell the securities subject to the tender offer while the person is in possession of material non-public information related to the tender offer (which that person knows or ought to know is non-public and has been acquired from the issuer or a director, officer or employee or person acting on behalf of the issuer);

●     Purchases outside of a tender offer prohibited. A “covered person” must not directly or indirectly purchase or arrange to purchase securities subject to a tender offer except as part of the tender offer, from the time of public announcement until the expiration of the tender offer. A “covered person” includes the offeror, its affiliates and the dealer- manager, or any of their advisors whose compensation is dependent upon completion of the tender offer. Certain transactions are excepted from the prohibition.

Disclosure of substantial holdings	Not applicable to unlisted disclosing entities

The Exchange Act requires any person to file a Schedule 13D who acquires beneficial ownership of more than 5% of a voting class of the equity securities of an SEC-registrant. Beneficial ownership is defined as holding voting or investment power, directly or indirectly.

The Exchange Act requires a person to file a Schedule 13G under the same circumstances which trigger the obligation to file a Schedule 13D except the person acquires beneficial ownership with no purpose to influence or change control of the issuer.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares

Any person who holds more than 20% of a voting class of equity securities must file a Schedule 13D.

The requirement to file Schedule 13D and Schedule 13G applies not only to US domestic listed issuers, such as Neuphoria, but also to foreign private issuers, such as the Company, listed on a US stock exchange. Thus, this requirement will not impose any new obligations on Neuphoria Shareholders.

Winding up

Under Australian law, an insolvent company may be wound up by a liquidator appointed by either creditors or the court. Directors cannot use their powers after a liquidator has been appointed. If there are funds left over after payment of the costs of the liquidation, and payments to other priority creditors, including employees, the liquidator will pay these to unsecured creditors. The Shareholders rank behind the creditors.

Under Australian law, shareholders of a solvent company may decide to wind up the company if the directors are able to form the view that the company will be able to pay its debts in full within 12 months after the commencement of the winding-up. A meeting at which a decision is made to wind up a solvent company requires at least 75% of votes cast by the shareholders present and voting.

The Company’s constitution states that if the Company is wound up and there is a surplus, the liquidator may, with the sanction of a special resolution, divide among the Shareholders in kind, the whole or any part of the property of the Company representing that surplus, and may for that purpose set whatever value the liquidator considers fair on any property to be so divided and determine how the division should be carried out.

The DGCL permits the board of directors to authorise the dissolution of a company if:

●     a majority of the directors in office adopt a resolution to approve dissolution at a board meeting called for that purpose;

●     holders of a majority of the issued and outstanding shares entitled to vote on the matter adopt a resolution to approve dissolution at a shareholders’ meeting called for that purpose; and

●     a certificate of dissolution is filed with the Delaware Secretary of State.

The DGCL also permits shareholders to authorise the dissolution of a company without board action if:

●     all of the shareholders entitled to vote on the matter provide written consent to dissolution; and

●     a certificate of dissolution is filed with the Delaware Secretary of State.

Area	Rights of holders of Shares in Bionomics ADSs	Rights of holders of Neuphoria Shares
Restricted securities and mandatory lock up periods		Offers and sales of securities in the United States must be registered under the US Securities Act unless an exemption under the US Securities Act is available. In the case of an exempt transaction, the securities offered are deemed to be “restricted securities” and can be reoffered and resold only pursuant to the requirements of Rule 144 or Regulation S under the US Securities Act.
Accounts

Under Australian law, the Company must prepare its financial accounts and present its financial statements in accordance with the financial reporting standards determined by the Australian Accounting Standards Board.

Since the Company lost its status as a “foreign private issuer” on 1 July 2024, The Company must prepare financial accounts in accordance with US GAAP.

As a company incorporated under the law of a US state, Neuphoria must prepare its financial accounts and present its financial statements in accordance with US GAAP.
Auditors

Under the Corporations Act, a company must appoint an auditor within one month after the day on which the company is registered, unless the company, at a general meeting, has appointed an auditor. The auditor holds office until the company’s first annual general meeting, where the appointment is confirmed by the members or another auditor is appointed.

The auditor holds office until one of the following occurs:

●     the auditor obtains ASIC consent to resign;

●     the auditor is removed by the company;

●     the auditor is deceased;

●     the auditor ceases to be capable of acting as an auditor;

●     the auditor ceases to be an auditor; or

●     the company is being wound up.

In accordance with the US Sarbanes-Oxley Act of 2002, Neuphoria must appoint auditors that are registered with the Public Company Accounting Oversight Board.

Annexure A – Independent Expert’s Report

[This annexure is left blank in the Scheme Booklet filed by Bionomics as an exhibit to a Form 8-K with the US Securities and Exchange Commission; to view the Independent Expert’s Report, please see the version on Bionomics’ website]

Annexure B – Scheme

Scheme of Arrangement

Bionomics Limited

ACN 075 582 740

and

Scheme Participants

SCHEME OF ARRANGEMENT

Under section 411 of the Corporations Act

BETWEEN:

(1)	Bionomics Limited ACN 075 582 740 formed in Australia whose registered office is at 200 Greenhill Road, Eastwood South Australia 5063 (Bionomics); and

(2)	Each person registered as a holder of fully paid ordinary shares in Bionomics as at the Record Date, other than Excluded Shareholders (Scheme Participants).

THE PARTIES AGREE AS FOLLOWS:

1.	Definitions and interpretation

1.1	Definitions

Unless the contrary intention appears, these meanings apply:

ADS means an American Depositary Share.

ADS Depositary means Citibank, N.A.

ADS Holder means a holder of Bionomics ADSs.

ASIC means the Australian Securities & Investments Commission.

Bionomics ADS means each American Depositary Share, representing 180 Bionomics Shares and which trade on Nasdaq under the ticker code “BNOX”.

Bionomics Share means each fully paid ordinary share in Bionomics.

Bionomics Shareholder means each person entered in the Register as a holder of Bionomics Shares.

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Adelaide, South Australia or Delaware, United States.

Completion means completion of the implementation of the Scheme on the Implementation Date.

Corporations Act means the Corporations Act 2001 (Cth).

Court means Supreme Court of New South Wales or such other court of competent jurisdiction as the parties may agree in writing.

Deed Poll means the deed poll dated 23 October 2024 executed by Neuphoria substantially in the form of Annexure D of the Scheme Booklet or as otherwise agreed by Neuphoria and Bionomics under which Neuphoria covenants in favour of each Scheme Participant to perform its obligations under this Scheme.

Effective means the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme, but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date means the date on which the Scheme becomes Effective.

Electing Small Parcel Holder means a Small Parcel Holder who has made a valid election to opt in and participate in the Sale Facility.

Encumbrance means any security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or 12(2) of the PPSA or any agreement to create any of them or allow them to exist.

End Date means the Sunset Date, including any extension to that date, as defined in the Scheme Implementation Agreement.

Excluded Shareholder means Neuphoria and any of its subsidiaries.

Implementation Date means the fifth Business Day following the Record Date or such other date as the parties agree in writing.

Ineligible Overseas Shareholder means a Bionomics Shareholder:

(a)	who is (or is acting on behalf of) a resident of a jurisdiction other than a Permitted Jurisdiction; or

(b)	whose address shown in the Register is a place outside a Permitted Jurisdiction,

unless Neuphoria and Bionomics jointly determine that it is lawful and not unduly onerous and not unduly impracticable to issue that Bionomics Shareholder with Neuphoria Shares when the Scheme becomes Effective and it is lawful for that Bionomics Shareholder to participate in the Scheme by the law of such other place as a Bionomics Shareholder may be resident or located.

Nasdaq means the Nasdaq Global Market.

Neuphoria means Neuphoria Therapeutics Inc., a Delaware corporation.

Neuphoria Share means a share of common stock in Neuphoria.

New Neuphoria Shares means Neuphoria Shares to be issued under the Scheme as Scheme Consideration.

Permitted Jurisdiction means Australia, Canada, European Union (excluding Austria), Hong Kong, Jersey, Kazakhstan, Mexico, New Zealand, Norway, Singapore, South Africa, Switzerland, South Korea, the United Kingdom, the United States and any other jurisdictions mutually agreed by Bionomics and Neuphoria.

PPSA means the Personal Property Securities Act 2009 (Cth).

Record Date means 7.00 pm on the second Business Day following the Effective Date, or any other date (after the Effective Date) agreed by the parties to be the record date to determine entitlements to receive Scheme Consideration under the Scheme.

Register means the register of members of Bionomics.

Registered Address means, in relation to a Bionomics Shareholder, the address shown in the Register.

Sale Facility means the facility to be conducted in accordance with clause 6.4.

Scheme means this scheme of arrangement between Bionomics and Scheme Participants under which all of the Scheme Shares will be transferred to Neuphoria under Part 5.1 of the Corporations Act as described in clause 6 of this Scheme, in consideration for the Scheme Consideration, subject to any amendments or conditions made or required by the Court pursuant to section 411(6) of the Corporations Act to the extent they are approved in writing by Bionomics and Neuphoria in accordance with clause 10 of this Scheme.

Scheme Booklet means the information prepared in accordance with the Scheme Implementation Agreement and agreed by the parties (acting reasonably) to be approved by the Court and despatched to Scheme Participants in relation to the Scheme.

Scheme Consideration in relation to a Scheme Participant means the number of New Neuphoria Shares to be issued to the Scheme Participant as described in clause 6.2.

Scheme Implementation Agreement means the scheme implementation agreement dated 1 October 2024 between Bionomics and Neuphoria under which, amongst other things, Bionomics has agreed to propose this Scheme to Bionomics Shareholders, and each of Neuphoria and Bionomics has agreed to take certain steps to give effect to this Scheme.

Scheme Meeting means the meeting of Bionomics Shareholders to be convened as ordered by the Court under section 411(1) of the Corporations Act, to consider the Scheme.

Scheme Participant means each Bionomics Shareholder as at the Record Date (taking into account registration of all registrable transfers and transmission applications received at Bionomics’ share registry by the Record Date) other than an Excluded Shareholder.

Scheme Record Date means 7.00 pm on the second Business Day after the Effective Date, or such other date (after the Effective Date) as Bionomics and Neuphoria may agree in writing.

Scheme Share means a Bionomics Share held by a Scheme Participant as at the Record Date and, for the avoidance of doubt, includes any Bionomics Shares issued on or before the Record Date.

Second Court Date means the first day on which the Court hears the application for an order under section 411(4)(b) of the Corporations Act approving the Scheme or, if the application is adjourned or subject to appeal for any reason, the first day on which the adjourned or appealed application is heard.

Share Scheme Transfer means, for each Scheme Participant, a duly completed and executed proper instrument of transfer of the Scheme Shares held by that Scheme Participant for the purposes of section 1071B of the Corporations Act, which may be a master transfer of all Scheme Shares.

Small Parcel Holder means a Scheme Participant who holds fewer than 200,000 Bionomics Shares as at the Scheme Record Date.

1.2	General interpretation

Headings and labels used for definitions are for convenience only and do not affect interpretation. Unless the contrary intention appears, in this document:

(a)	the singular includes the plural and vice versa;

(b)	a reference to a document includes any agreement or other legally enforceable arrangement created by it (whether the document is in the form of an agreement, deed or otherwise);

(c)	a reference to a document also includes any variation, replacement or novation of it;

(d)	the meaning of general words is not limited by specific examples introduced by “including”, “for example”, “such as” or similar expressions;

(e)	a reference to “person” includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation;

(f)	a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(g)	a reference to a time of day is a reference to Sydney, Australia, time;

(h)	a reference to dollars, $ or A$ is a reference to the currency of Australia;

(i)	a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

(j)	a reference to a group of persons is a reference to any 2 or more of them jointly and to each of them individually;

(k)	a reference to any thing (including an amount) is a reference to the whole and each part of it;

(l)	a period of time starting from a given day or the day of an act or event, is to be calculated exclusive of that day;

(m)	if a party must do something under this document on or by a given day and it is done after 5.00 pm on that day, it is taken to be done on the next day; and

(n)	if the day on which a party must do something under this document is not a Business Day, the party must do it on the next Business Day.

2.	Preliminary

2.1	Bionomics

Bionomics is:

(a)	An unlisted public company limited by shares; and

(b)	incorporated in Australia and registered in South Australia.

2.2	Neuphoria

Neuphoria is:

(a)	An unlisted non-public corporation; and

(b)	incorporated in Delaware, United States.

2.3	If Scheme becomes Effective

If this Scheme becomes Effective:

(a)	in consideration of the transfer of each Scheme Share to Neuphoria, Bionomics will procure Neuphoria to provide the Scheme Consideration to each Scheme Participant in accordance with the terms of this Scheme;

(b)	all Scheme Shares will be transferred to Neuphoria on the Implementation Date; and

(c)	Bionomics will enter the name of Neuphoria in the Register in respect of all Scheme Shares transferred to Neuphoria in accordance with the terms of this Scheme.

2.4	Scheme Implementation Agreement

Bionomics and Neuphoria have agreed by executing the Scheme Implementation Agreement to implement the terms of this Scheme.

2.5	Deed Poll

(a)	Neuphoria has executed the Deed Poll for the purpose of covenanting in favour of the Scheme Participants to perform (or procure the performance of) its obligations as contemplated by this Scheme, including to provide the Scheme Consideration.

(b)	Bionomics undertakes in favour of each Scheme Participant to enforce the Deed Poll against Neuphoria on behalf of and as agent and attorney for the Scheme Participants.

3.	Conditions precedent

3.1	Conditions precedent to Scheme

This Scheme is conditional on, and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a)	as at 8.00 am on the Second Court Date, the Deed Poll not having been terminated;

(b)	as at 8.00 am on the Second Court Date, all of the conditions precedent in clause 3.1 of the Scheme Implementation Agreement having been satisfied or waived in accordance with the terms of the Scheme Implementation Agreement, other than the conditions in clauses 3.1(c) (Court approval of Scheme) and 3.1(d) (Order lodged with ASIC);

(c)	the Court having approved this Scheme, with or without any modification or condition, pursuant to section 411(4)(b) of the Corporations Act, and if applicable, Bionomics and Neuphoria having accepted in writing any modification or condition made or required by the Court under section 411(6) of the Corporations Act;

(d)	lodgement with ASIC of an office copy of the order of the Court approving the Scheme pursuant to section 411(10) of the Corporations Act; and

(e)	the coming into effect, pursuant to section 411(10) of the Corporations Act, of the orders of the Court made under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act) in relation to this Scheme.

3.2	Conditions precedent and operation of clause 5

The satisfaction of each condition of clause 3.1 of this Scheme is a condition precedent to the operation of clause 5 of this Scheme.

3.3	Certificate in relation to conditions precedent

(a)	Bionomics and Neuphoria must provide to the Court on the Second Court Date a certificate confirming (in respect of matters within their knowledge) whether or not all of the conditions precedent set out in clause 3.1 of this Scheme (other than the conditions precedent in clauses 3.1(c), 3.1(d) and 3.1(e) of this Scheme) have been satisfied or waived as at 8.00 am on the Second Court Date.

(b)	The certificate referred to in this clause 3.3 will constitute conclusive evidence of whether the conditions precedent referred to in clause 3.1 of this Scheme (other than the conditions precedent in clauses 3.1(c), 3.1(d) and 3.1(e) of this Scheme) have been satisfied or waived as at 8.00 am on the Second Court Date.

4.	Scheme

4.1	Effective Date

Subject to clause 4.2, this Scheme will come into effect pursuant to section 411(10) of the Corporations Act on and from the Effective Date.

4.2	End Date

This Scheme will lapse and be of no further force or effect if the Effective Date does not occur on or before the End Date.

5.	Implementation of Scheme

5.1	Lodgement of Court orders with ASIC

If the conditions precedent set out in clause 3.1 of this Scheme (other than the conditions precedent in clauses 3.1(d) and 3.1(e) of this Scheme) are satisfied, Bionomics must lodge with ASIC in accordance with section 411(10) of the Corporations Act an office copy of the Court order approving this Scheme as soon as possible, and in any event by no later than 4.00 pm on the first Business Day after the day on which the Court approves this Scheme or such later time as Neuphoria and Bionomics agree in writing.

5.2	Transfer and registration of Bionomics Shares

On the Implementation Date, but subject to the provision of the Scheme Consideration for the Scheme Shares in accordance with clause 6 of this Scheme and Neuphoria having provided Bionomics with written confirmation of the provision of the Scheme Consideration:

(a)	the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, will be transferred to Neuphoria without the need for any further act by any Scheme Participant (other than acts performed by Bionomics as attorney and agent for Scheme Participants under clause 8 of this Scheme) by:

(i)	Bionomics delivering to Neuphoria a duly completed and executed Share Scheme Transfer executed on behalf of the Scheme Participants; and

(ii)	Neuphoria duly executing the Share Scheme Transfer and delivering it to Bionomics for registration; and

(b)	as soon as practicable after receipt of the duly executed Share Scheme Transfer, Bionomics must enter the name of Neuphoria in the Register in respect of all Scheme Shares transferred to Neuphoria in accordance with the terms of this Scheme.

5.3	Entitlement to Scheme Consideration

On the Implementation Date, in consideration for the transfer to Neuphoria of the Scheme Shares, each Scheme Participant will be entitled to receive the Scheme Consideration in respect of each of their Scheme Shares in accordance with clause 6 of this Scheme.

5.4	Title and rights in Bionomics Shares

Subject to the provision of the Scheme Consideration for the Scheme Shares as contemplated by clause 6 of this Scheme, on and from the Implementation Date, Neuphoria will be beneficially entitled to the Scheme Shares transferred to it under the Scheme, pending registration by Bionomics of Neuphoria in the Register as the holder of the Scheme Shares.

5.5	Scheme Participants’ agreements

Under this Scheme, each Scheme Participant agrees to the transfer of their Scheme Shares, together with all rights and entitlements attaching to those Scheme Shares, in accordance with the terms of this Scheme.

5.6	Warranty by Scheme Participants

Each Scheme Participant warrants to Neuphoria and is deemed to have authorised Bionomics to warrant to Neuphoria as agent and attorney for the Scheme Participant by virtue of this clause 5.6, that:

(a)	all their Scheme Shares (including any rights and entitlements attaching to those shares) transferred to Neuphoria under the Scheme will, as at the date of the transfer, be fully paid and free from all Encumbrances; and

(b)	they have full power and capacity to sell and to transfer their Scheme Shares (including any rights and entitlements attaching to those shares) to Neuphoria under the Scheme.

5.7	Transfer free of Encumbrances

To the extent permitted by law, all Bionomics Shares (including any rights and entitlements attaching to those shares) which are transferred to Neuphoria under this Scheme will, at the date of the transfer of them to Neuphoria, vest in Neuphoria free from all Encumbrances and interests of third parties of any kind, whether legal or otherwise, and free from any restrictions on transfer of any kind not referred to in this Scheme.

5.8	Nomination of acquirer subsidiary

If Neuphoria nominates a Neuphoria Nominee (as defined in clause 4.3 of the Scheme Implementation Agreement) to acquire Bionomics Shares under the Scheme references to the transfer of Scheme Shares to Neuphoria and the entering of Neuphoria into the Register, will be read as references to Neuphoria Nominee.

6.	Scheme Consideration

6.1	Issue of consideration under the Scheme

On the Implementation Date, Bionomics must procure that, in consideration for the transfer to Neuphoria of the Bionomics Shares, Neuphoria issues to the Scheme Participants (or to the nominee in the case of Ineligible Overseas Shareholders or Electing Small Parcel Holders, in accordance with clause 6.4) the Scheme Consideration in accordance with this clause 6.

6.2	Scheme Consideration

(a)	In consideration of the Bionomics Shareholders transferring their Bionomics Shares to Neuphoria at Completion, Neuphoria will, on the Implementation Date and immediately upon transfer of the Bionomics Shares to Neuphoria, issue to each Bionomics Shareholder (other than the Australian custodian for the ADS Depositary and each Ineligible Overseas Shareholder and each Electing Small Parcel Holder) one Neuphoria Share for every 2,160 Bionomics Shares held by the Bionomics Shareholder on the Scheme Record Date.

(b)	In the case of the Bionomics Shareholder who holds Bionomics Shares on behalf of the ADS Depositary, being the Australian custodian for the ADS Depositary, Neuphoria will, on the Implementation Date and immediately prior to the transfer of the Bionomics Shares to Neuphoria:

(i)	issue one Neuphoria Share to the ADS Depositary for every 2,160 Scheme Shares held by the Australian custodian for the ADS Depositary; and

(ii)	procure the ADS Depositary to then, subject to compliance by the ADS Holder within the terms of the arrangements pursuant to which the ADS Depositary acts as depositary for ADS Holders, deliver (by way of exchange) such Neuphoria Shares to the ADS Holders on the basis of one Neuphoria Share for every 12 Bionomics ADSs held by the ADS Holder on the Record Date.

(c)	Where a Bionomics Shareholder would otherwise be entitled to a fraction of a Neuphoria Share as part of its Scheme Consideration, the Neuphoria Share entitlement will be rounded up or down to the nearest whole number (and if a fractional entitlement would include one-half of a Neuphoria Share, then the entitlement will be rounded up). If rounding would result in a Bionomics Shareholder receiving zero Neuphoria Shares, their entitlement will be rounded up to one Neuphoria Share.

6.3	Scheme Participants’ agreements

Under this Scheme, each Scheme Participant (and the nominee on behalf of the Ineligible Overseas Shareholders and Electing Small Parcel Holders) irrevocably:

(a)	agrees to become a shareholder of Neuphoria, to have their name entered in the Neuphoria register, accepts the Neuphoria Shares issued to them and agrees to be bound by the Neuphoria’s charter documents;

(b)	agrees and acknowledges that the issue of Neuphoria Shares in accordance with clause 6.2 or the payment under clause 6.4 (as applicable) constitutes satisfaction of all that person’s entitlements under this Scheme;

(c)	acknowledges that the Scheme binds Bionomics and all of the Scheme Participants from time to time (including those who do not attend the Scheme Meeting and those who do not vote, or vote against this Scheme, at the Scheme Meeting); and

(d)	consents to Bionomics and Neuphoria doing all things and executing all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to this Scheme and the transactions contemplated by it.

6.4	Sale Facility

Where a Scheme Participant is an Ineligible Overseas Shareholder or an Electing Small Parcel Holder, such Scheme Participant authorises Neuphoria to:

(a)	issue to a nominee appointed by Neuphoria any New Neuphoria Shares to which an Ineligible Overseas Shareholder or an Electing Small Parcel Holder would otherwise be entitled to (Relevant Neuphoria Shares);

(b)	procure, as soon as reasonably practicable after the Implementation Date, and in no event no more than 30 days after the Implementation Date, that the nominee:

(i)	sells or procures the sale of all of the Relevant Neuphoria Shares issued to the nominee pursuant to clause 6.4(a), in the ordinary course of trading on Nasdaq at such price as the nominee determines in good faith; and

(ii)	remits to Neuphoria the proceeds of sale (Bionomics will pay all brokerage and related costs, levies or fees associated with the sale of Neuphoria Shares through the Sale Facility); and

(c)	promptly after the last sale of the Relevant Neuphoria Shares in accordance with clause 6.4(b)(i), pay to each Ineligible Overseas Shareholder and Electing Small Parcel Holder an amount equal to the proportion of the proceeds of sale received by Neuphoria under clause 6.4(b)(ii) to which that Ineligible Overseas Shareholder and Electing Small Parcel Holder is entitled, in full satisfaction of their entitlement to the Relevant Neuphoria Shares.

Neither Bionomics nor Neuphoria make any assurance or representation as to the amount of proceeds of sale to be received by Ineligible Overseas Shareholders and Electing Small Parcel Holders under the Sale Facility. Both Bionomics and Neuphoria expressly disclaim any fiduciary duty to the Ineligible Overseas Shareholders and Electing Small Parcel Holders which may arise in connection with the Sale Facility.

6.5	Shares to rank equally

Neuphoria covenants in favour of Bionomics (in its own right and on behalf of the Scheme Participants) that:

(a)	the New Neuphoria Shares will rank equally in all respects with all existing Neuphoria Shares;

(b)	it will do everything reasonably necessary to ensure that trading in the New Neuphoria Shares commences by the first Business Day after the Implementation Date; and

(c)	on issue, each New Neuphoria Share will be fully paid and free from any Encumbrance.

6.6	Joint holders

In the case of Bionomics Shares held in joint names:

(a)	any Neuphoria Shares to be issued under this Scheme must be issued and registered in the names of the joint holders and entry in the Neuphoria register of members must take place in the same order as the holders’ names appear in the Register; and

(b)	any document required to be sent under this Scheme, will be forwarded to either, at the sole discretion of Bionomics, the holder whose name appears first in the Register as at the Record Date or to the joint holders.

7.	Dealings in Scheme Shares

7.1	Determination of Scheme Participants

To establish the identity of the Scheme Participants, dealings in Scheme Shares will only be recognised by Bionomics if registrable transmission applications or transfers in registrable form in respect of those dealings are received on or before the Record Date at the place where the Register is kept.

7.2	Register

Bionomics must register any registrable transmission applications or transfers of the Scheme Shares received in accordance with clause 7.1 of this Scheme on or before the Record Date.

7.3	No disposals after Effective Date

(a)	If this Scheme becomes Effective, a holder of Scheme Shares (and any person claiming through that holder) must not dispose of or purport or agree to dispose of any Scheme Shares or any interest in them after the Effective Date in any way except as set out in this Scheme and any such disposal will be void and of no legal effect whatsoever.

(b)	Bionomics will not accept for registration or recognise for any purpose any transmission, application or transfer in respect of Scheme Shares received after the Record Date (except a transfer to Neuphoria pursuant to this Scheme and any subsequent transfer by Neuphoria or its successors in title).

7.4	Maintenance of Bionomics Register

For the purpose of determining entitlements to the Scheme Consideration, Bionomics will maintain the Register in accordance with the provisions of this clause 7.4 until the Scheme Consideration has been issued to the Scheme Participants and Neuphoria has been entered in the Register as the holder of all the Scheme Shares. The Register in this form will solely determine entitlements to the Scheme Consideration.

7.5	Effect of certificates and holding statements

Subject to provision of the Scheme Consideration and registration of the transfer to Neuphoria contemplated in clauses 5.2 and 7.4 of this Scheme, any statements of holding in respect of Scheme Shares will cease to have effect after the Record Date as documents of title in respect of those shares (other than statements of holding in favour of Neuphoria and its successors in title). After the Record Date, each entry current on the Register as at the Record Date (other than entries in respect of Neuphoria or its successors in title) will cease to have effect except as evidence of entitlement to the Scheme Consideration.

7.6	Details of Scheme Participants

Within three Business Days after the Record Date, Bionomics will ensure that details of the names, Registered Addresses and holdings of Scheme Shares for each Scheme Participant, as shown in the Register at the Record Date are available to Neuphoria in such form as Neuphoria reasonably requires.

8.	Power of attorney

Each Scheme Participant, without the need for any further act by any Scheme Participant, irrevocably appoints Bionomics and each of its directors and secretaries (jointly and each of them individually) as its attorney and agent for the purpose of:

(a)	executing any document necessary or expedient to give effect to this Scheme including the Share Scheme Transfer; and

(b)	enforcing the Deed Poll against Neuphoria,

and Bionomics accepts such appointment.

9.	Notices

9.1	No deemed receipt

If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Bionomics, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Bionomics’ registered office or at the office of the registrar of Bionomics Shares.

9.2	Accidental omission

The accidental omission to give notice of the Scheme Meeting or the non-receipt of such a notice by any Bionomics Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

10.	General

10.1	Variations, alterations and conditions

Bionomics may, with the consent of Neuphoria (which cannot be unreasonably withheld), by its counsel or solicitor consent on behalf of all persons concerned to any variations, alterations or conditions to this Scheme which the Court thinks fit to impose.

10.2	Further action by Bionomics

Bionomics will execute all documents and do all things (on its own behalf and on behalf of each Scheme Participant) necessary or expedient to implement, and perform its obligations under, this Scheme.

10.3	Authority and acknowledgement

Each of the Scheme Participants:

(a)	irrevocably consents to Bionomics and Neuphoria doing all things necessary or expedient for or incidental to the implementation of this Scheme; and

(b)	acknowledges that this Scheme binds Bionomics and all Scheme Participants (including those who do not attend the Scheme Meeting or do not vote at that meeting or vote against the Scheme at that meeting) and, to the extent of any inconsistency and to the extent permitted by law, overrides the constitution of Bionomics.

10.4	No liability when acting in good faith

Without prejudice to the parties’ rights under the Scheme Implementation Agreement, neither Bionomics nor Neuphoria, nor any of their respective officers, will be liable for anything done or omitted to be done in the performance of this Scheme in good faith.

10.5	Stamp duty

Neuphoria will pay all stamp duty (including any fines, penalties and interest) payable in connection with this Scheme.

11.	Governing law

11.1	Governing law and jurisdiction

(a)	This document and any dispute arising out of or in connection with the subject matter of this document is governed by the laws of South Australia, Australia.

(b)	Each party submits to the non-exclusive jurisdiction of the courts of that state, and courts of appeal from them, in respect of any proceedings arising out of or in connection with the subject matter of this document.

11.2	Serving documents

Without preventing any other method of service, any document in an action in connection with this document may be served on a party by being delivered or left at that party’s address set out below:

Bionomics

Address:	200 Greenhill Road, Eastwood SA 5063
Email:	spyros@bionomics.com.au
Attention:	Spyridon “Spyros” Papapetropoulos, M.D - CEO
Copy to:	Guy Sanderson, Hamilton Locke
Address:	Level 42, Australia Square, 264 George Street, Sydney NSW 2000
Email:	guy.sanderson@hamiltonlocke.com.au

Neuphoria

Address:	100 Summit Dr, Burlington, MA 01803 USA
Email:	spyros@bionomics.com.au
Attention:	Spyridon “Spyros” Papapetropoulos, M.D - CEO
Copy to:	Andrew Reilly, Rimon
Address:	Level 2, 50 Bridge Street, Sydney NSW 2000
Email:	andrew.reilly@rimonlaw.com

Annexure C – Deed Poll

Deed Poll

Neuphoria Therapeutics Inc.

a Delaware corporation

in favour of

Scheme Participants

THIS DEED POLL is made on 23 October 2024

BY:

(1)	Neuphoria Therapeutics Inc., a Delaware corporation whose registered office is at 100 Summit Dr, Burlington, MA 01803 USA (Neuphoria);

in favour of

(2)	Each person registered as a holder of fully paid ordinary shares in Bionomics Limited (ACN 075 582 740) (Bionomics) as at the Record Date, other than Excluded Shareholders (the Scheme Participants).

RECITALS:

(A)	The directors of Bionomics have resolved that Bionomics should propose the Scheme.

(B)	The effect of the Scheme will be that all Scheme Shares will be transferred to Neuphoria.

(C)	Bionomics and Neuphoria have entered into the Scheme Implementation Agreement.

(D)	In the Scheme Implementation Agreement, Neuphoria agreed (amongst other things) to provide the Scheme Consideration to the Scheme Participants, subject to the satisfaction of certain conditions.

(E)	Neuphoria is entering into this deed poll for the purpose of covenanting in favour of Scheme Participants to perform its obligations in relation to the Scheme.

THE PARTIES AGREE AS FOLLOWS:

1.	Definitions and interpretation

1.1	Definitions

Unless the contrary intention appears, these meanings apply:

ADS Depositary means Citibank, N.A.

Authorised Officer means a director or secretary of a party or any other person nominated by a party to act as an Authorised Officer for the purposes of this document.

Bionomics Share means an issued fully paid ordinary share in Bionomics.

Bionomics Shareholder means each person who is registered in the register of shareholders of Bionomics as a holder of Bionomics Shares.

Scheme Implementation Agreement means the scheme implementation agreement dated 1 October 2024 between Bionomics and Neuphoria under which, amongst other things, Bionomics has agreed to propose the Scheme to Bionomics Shareholders, and each of Neuphoria and Bionomics has agreed to take certain steps to give effect to the Scheme.

Scheme means the proposed scheme of arrangement between Bionomics and Scheme Participants under which all the Scheme Shares will be transferred to Neuphoria under Part 5.1 of the Corporations Act, substantially in the form of Annexure A to this deed poll, or as otherwise agreed by Neuphoria and Bionomics, subject to any amendments or conditions made or required by the Court pursuant to section 411(6) of the Corporations Act, to the extent they are approved in writing by Bionomics and Neuphoria in accordance with clause 10 of the Scheme.

All other words and phrases used in this document have the same meaning as given to them in the Scheme or the Scheme Implementation Agreement, as applicable.

1.2	General interpretation

Clause 1.2 of the Scheme applies to this document.

1.3	Nature of deed poll

Neuphoria acknowledges that this document may be relied on and enforced by any Scheme Participant in accordance with its terms even though the Scheme Participants are not a party to it.

2.	Conditions precedent and termination

2.1	Conditions precedent

Neuphoria’s obligations under clause 4 are subject to the Scheme becoming Effective.

2.2	Termination

Neuphoria’s obligations under this document will automatically terminate and the terms of this document will be of no further force or effect if:

(a)	the Scheme has not become Effective on or before the End Date; or

(b)	the Scheme Implementation Agreement is terminated in accordance with its terms.

2.3	Consequences of termination

If this document is terminated under clause 2.2, then, in addition and without prejudice to any other rights, powers or remedies available to Scheme Participants:

(a)	Neuphoria is released from its obligations to further perform this document except those obligations contained in clause 7.2 and any other obligations which by their nature survive termination; and

(b)	each Scheme Participant retains the rights, powers or remedies they have against Neuphoria in respect of any breach of this document which occurs before it is terminated.

3.	Performance of obligations generally

Neuphoria will comply with its obligations under the Scheme Implementation Agreement and do all acts and things necessary or desirable on its part to give full effect to the Scheme.

4.	Scheme Consideration

4.1	Compliance with Scheme obligations generally

Subject to clause 2, Neuphoria covenants in favour of Scheme Participants to observe and perform the steps attributed to it under, and otherwise to comply with, the Scheme as if it were named as a party to the Scheme and do all acts and things necessary to give effect to the Scheme.

4.2	Provision of Scheme Consideration

(a)	Subject to clause 2, Neuphoria undertakes that it will on the Implementation Date, issue to each Scheme Participant (or to a nominee appointed by Neuphoria in respect of Ineligible Overseas Shareholders, Electing Small Parcel Holders or to the ADS Depositary in the case of a Bionomics Shareholder who holds Bionomics Shares on behalf of the ADS Depositary) the Scheme Consideration in accordance with clause 6 of the Scheme.

(b)	The Neuphoria Shares to be issued under the Scheme will be validly issued and fully paid up and will rank equally in all respect with all other Neuphoria Shares on issue as at the Implementation Date.

5.	Representations and warranties

Neuphoria represents and warrants that:

(a)	(status) it has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted;

(b)	(power) it has power to enter into this document, to comply with its obligations under it and exercise its rights under it;

(c)	(no contravention) the entry by it into, its compliance with its obligations and the exercise of its rights under, this document do not and will not conflict with:

(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded;

(ii)	any law binding on or applicable to it or its assets; or

(iii)	any Encumbrance or document binding on or applicable to it;

(d)	(authorisations) it has in full force and effect each authorisation necessary for it to enter into this document, to comply with its obligations and exercise its rights under it, and to allow them to be enforced;

(e)	(validity of obligations) its obligations under this document are valid and binding and are enforceable against it in accordance with its terms; and

(f)	(solvency) is not insolvent (within the meaning given in section 95A(2) of the Corporations Act).

6.	Continuing obligations

This document is irrevocable and, subject to clause 2, remains in full force and effect until:

(a)	Neuphoria has fully performed its obligations under this document; or

(b)	the earlier termination of this document under clause 2.2.

7.	Costs

7.1	Costs

If the Scheme becomes Effective, Neuphoria agrees to pay all costs in respect of the Scheme (including, in connection with the transfer of Bionomics Shares to Neuphoria in accordance with the terms of the Scheme) except for amounts covered by clause 7.2.

7.2	Stamp duty and registration fees

Neuphoria:

(a)	agrees to pay or reimburse all stamp duty, registration fees and similar taxes payable or assessed as being payable in connection with this document or any other transaction contemplated by this document (including any fees, fines, penalties and interest in connection with any of these amounts); and

(b)	indemnifies each Scheme Participant against, and agrees to reimburse and compensate it, for any liability in respect of stamp duty under clause 7.2(a).

8.	Notices

Notices and other communications in connection with this document must be in writing. They must be sent to the address or email address and marked for the attention of the person to whom the notice is given. If the intended recipient has notified changed contact details, then communications must be sent to the changed contact details.

9.	General

9.1	Variation

A provision of this document or any right created under it may not be varied, altered or otherwise amended unless:

(a)	the variation is agreed to by Bionomics and Neuphoria in writing; and

(b)	the Court indicates that the variation, alteration or amendment would not itself preclude approval of the Scheme,

in which event Neuphoria must enter into a further deed poll in favour of the Scheme Participants giving effect to the variation, alteration or amendment.

9.2	Partial exercising of rights

Unless this document expressly states otherwise, if Neuphoria does not exercise a right, power or remedy in connection with this document fully or at a given time, it may still exercise it later.

9.3	Remedies cumulative

The rights, powers and remedies in connection with this document are in addition to other rights, powers and remedies given by law independently of this document.

9.4	Assignment or other dealings

Neuphoria and each Scheme Participant may not assign or otherwise deal with its rights under this document or allow any interest in them to arise or be varied without the consent of Neuphoria and Bionomics.

9.5	Further steps

Neuphoria agrees to do anything including executing all documents and do all things (on its own behalf or on behalf of each Scheme Participant) necessary or expedient to give full effect to this document and the transactions contemplated by it.

10.	Governing law and jurisdiction

10.1	Governing law and jurisdiction

This document and any dispute arising out of or in connection with the subject matter of this document is governed by the laws of South Australia, Australia. Neuphoria submits to the non-exclusive jurisdiction of the courts of that State, and courts of appeal from them, in respect of any proceedings arising out of or in connection with the subject matter of this document.

10.2	Serving documents

Without preventing any other method of service, any document in an action in connection with this document may be served on Neuphoria by being delivered or left at Neuphoria’s address set out in below:

Bionomics

Address:	200 Greenhill Road, Eastwood SA 5063
Email:	spyros@bionomics.com.au
Attention:	Spyridon “Spyros” Papapetropoulos, M.D - CEO
Copy to:	Guy Sanderson, Hamilton Locke
Address:	Level 42, Australia Square
Email:	guy.sanderson@hamiltonlocke.com.au

Neuphoria

Address:	100 Summit Dr, Burlington, MA 01803 USA
Email:	spyros@bionomics.com.au
Attention:	Spyridon “Spyros” Papapetropoulos, M.D - CEO
Copy to:	Andrew Reilly, Rimon
Address:	Level 2, 50 Bridge Street, Sydney NSW 2000
Email:	andrew.reilly@rimonlaw.com

EXECUTED as a deed poll.

EXECUTED by Neuphoria Therapeutics Inc. pursuant to its constituent documents and laws of its place of incorporation:

/s/ Spyridon Papapetropoulos
Spyridon Papapetropoulos, M.D Chief Executive Officer

Annexure D – Notice of Scheme Meeting

Bionomics Limited

ACN 075 582 740

Notice is hereby given that by an order of the Supreme Court of New South Wales made on 28 October 2024 pursuant to section 411(1) of the Corporations Act 2001 (Cth) (Corporations Act) a meeting of the holders of ordinary shares in Bionomics Limited ACN 075 582 740 (Bionomics) will be held as a virtual only meeting on Thursday 12 December 2024 at 8.30am (Sydney time) at https://meetnow.global/MCKR7AV.

Purpose of meeting

The purpose of the meeting is to consider and, if thought fit, to agree to a scheme of arrangement (with or without any modifications, alterations or conditions agreed in writing between Bionomics and Neuphoria Therapeutics Inc., a company incorporated in the US state of Delaware (Neuphoria) and approved by the Court or any modifications, alterations or conditions as are thought just by the Court to which Bionomics and Neuphoria agree in writing) to be made between Bionomics and Bionomics’ ordinary shareholders (Scheme), to effect the acquisition of Bionomics by Neuphoria.

To enable you to make an informed voting decision, further information about the Scheme is set out in the accompanying explanatory statement (for the purposes of section 412(1) of the Corporations Act) which, together with this Notice of Meeting, forms part of this Scheme Booklet.

Business of the meeting

Resolution – Approval of the Scheme of Arrangement

To consider, and if thought fit, to pass the following resolution in accordance with section 411(4)(a)(ii) of the Corporations Act:

“That, pursuant to and in accordance with section 411 of the Corporations Act 2001 (Cth):

(a)	the scheme of arrangement proposed between Bionomics Limited and the holders of its fully paid ordinary shares (Scheme), the terms of which are contained in and more particularly described in the Scheme Booklet (of which this Notice of Meeting forms part) is approved (with or without any modifications, alterations or conditions agreed in writing between Bionomics and Neuphoria and approved by the Court or any modifications, alterations or conditions as thought just by the Court to which Bionomics and Neuphoria agree in writing); and

(b)	the directors of Bionomics are authorised, subject to the terms of the Scheme Implementation Agreement:

(i)	to agree to any modifications, alterations or conditions with Neuphoria;

(ii)	to agree to any modifications, alterations or conditions as are thought just by the Court; and

(iii)	subject to approval of the Scheme by the Court, to implement the Scheme with any such modifications, alterations or conditions.”

By order of the Board

/s/ Rajeev Chandra
Rajeev Chandra
Company Secretary
Bionomics Limited

11 November 2024

Explanatory Notes

The following notes describe the ways in which a Shareholder may vote at the Scheme Meeting if they are not voting by attending the virtual meeting.

Voting by Proxy

(a)	Votes at the Scheme Meeting may be given by proxy, attorney or representative.

(b)	Each Shareholder has a right to appoint one or two proxies.

(c)	A proxy need not be a Shareholder of Bionomics.

(d)	Where a Shareholder is entitled to cast two or more votes, the Shareholder may appoint two proxies and may specify the proportion of number of votes each proxy is appointed to exercise.

(e)	If a Shareholder appoints two proxies, and the appointment does not specify the proportion or number of the Shareholder’s votes, each proxy may exercise half of the votes. If a Shareholder appoints two proxies, neither proxy may vote on a show of hands.

(f)	A proxy must be signed by the Shareholder or his or her attorney who has not received any notice of revocation of the authority. Proxies given by corporations must be signed in accordance with the corporation’s constitution and the Corporations Act.

(g)	To be effective, Proxy Forms must be received by the Company’s share registry (Computershare Investor Services Pty Ltd) no later than 48 hours before the commencement of the Scheme Meeting, being no later than 8.30am (Sydney time) on Tuesday 10 December 2024.

Australian principal share register - Completed proxy forms can be sent:

(a)	by mail to Computershare Investor Services Pty Limited, GPO Box 1282, Melbourne, VIC 3001, Australia

(b)	by facsimile to Computershare Investor Services Pty Limited from within Australia on 1800 783 447 and from outside Australia on +61 3 9473 2555;

(c)	online, by visiting www.investorvote.com.au and following the instructions on the website; or

(d)	for Intermediary Online subscribers only (custodians), please visit www.intermediaryonline.com to submit your voting intentions.

Online proxy voting

(a)	Shareholders can cast their vote online by visiting www.investorvote.com.au (and by following the instructions set out on the website).

Shareholders who elected to receive their Notice of Meeting and Proxy Form electronically and have provided Computershare with their email address will have received an e-mail with a link to the Computershare online voting site.

(b)	Shareholders will need a specific six-digit Control Number to vote online. This number is located on the front of the Proxy Form sent to Shareholders who were not included in the email broadcast.

If a proxy form is completed under power of attorney or other authority, the power of attorney or other authority, or a certified copy of the power of attorney or other authority, must accompany the completed proxy form unless the power of attorney or other authority has previously been noted by the Share Registry.

Any proxy received after 8.30am (Sydney time) on Tuesday 10 December 2024 will not be valid for the Scheme Meeting.

United States branch share register – Shareholders may submit their proxy by:

(a)	mail to PO Box 43101, Providence, RI 02940-5067, United States.

How to participate in the Meeting

You can participate in the Meeting online using your smartphone, tablet or computer.

To participate:

1) Go to the following website: https://meetnow.global/MCKR7AV.

2) Click on ‘Join Meeting Now’.

3) Enter your Securityholder Reference Number (SRN). Proxyholders will need to contact Computershare prior to the Meeting to obtain their login details.

4) Enter your postcode registered to your holding if you are an Australian Shareholder. If you are an overseas Shareholder, select the country of your registered holding from the drop-down list.

5) Accept the Terms and Conditions and ‘Click Continue’.

Online registration will open one hour before the Meeting. You can view the Meeting live and also ask questions and cast direct votes at the appropriate times while the meeting is in progress.

Follow the instructions on the screen to view the Meeting, ask a question and cast your vote. We have also prepared a detailed Computershare Meeting Online User Guide which is available at www.computershare.com.au/virtualmeetingguide.

You do not need to be a Shareholder or proxyholder to view the Meeting online. Access the Meeting using the above website address and select the option to register as a ‘Guest’.

Only Shareholders who validly login to the online Meeting can ask questions and vote. If you are a Shareholder and wish to lodge your vote in advance of the Meeting, you can do so online at www.investorvote.com.au.

Entitlement to vote

It has been determined that the time for determining eligibility to vote at the Scheme Meeting is 5.00pm (Sydney time) on Tuesday 10 December 2024. Only those Bionomics Shareholders entered on the Register at that time will be entitled to attend and vote at the Scheme Meeting, either in person, by proxy or attorney, or in the case of a corporate Bionomics Shareholder, by a body corporate representative.

Corporate Representative

Any corporate Shareholder who has appointed a person to act as its corporate representative at the Scheme Meeting should provide that person with a certificate or letter executed in accordance with the Corporations Act authorising him or her to act as that company’s representative. The authority may be sent to Computershare in advance of the Scheme Meeting.

How the Chair will vote Undirected Proxies

The Chair of the Scheme Meeting intends to vote undirected proxies in favour of the Scheme Resolution.